Exhibit 10.7

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDED AND RESTATED MASTER DEVELOPMENT AGREEMENT

THIS AGREEMENT dated June 11, 2018 (the “Original Commencement Date”) has been amended and restated on August 13, 2021 (the “A&R Effective Date”) by and among:

(1)	Tim Hortons Restaurants International GmbH, a private limited liability company (Gesellschaft mit beschränkter Haftung), organized and existing under the laws of Switzerland and having a principal place of business at Dammstrasse 23, 6300 Zug, Switzerland, registered with the Trade Register of the Canton of Zug under number CHE-140.381.602 (“THRI”);

(2)	TH Hong Kong International Limited, a company organized under the laws of Hong Kong and having a principal place of business at Laws Commercial Plaza, 788 Cheung Sha Wan Road, Kowloon, Suite 603, 6/F, Hong Kong (the “Master Franchisee”); and

(3)	TH International Limited, a limited company organized under the laws of Cayman Islands having a principal place of business at PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands (“Tims China”).

For the purposes of this Agreement, the above parties shall be individually referred to as a "Party" and collectively referred to as the "Parties".

INTRODUCTION

A.	THRI possesses the right to license and/or permit third parties to use the unique Tim Hortons System and the Tim Hortons Marks for the development and operation of Quick Service Restaurants known as Tim Hortons Restaurants throughout the Territory.

B.	THRI is engaged in the business of developing, operating and granting franchises to operate Tim Hortons Restaurants throughout the Territory using the Tim Hortons System and the Tim Hortons Marks and such other marks as THRI or its Affiliates may authorize from time to time for use in connection with Tim Hortons Restaurants.

C.	THRI and its Affiliates have established a reputation and image with the public as to the quality of products and services available at Tim Hortons Restaurants, which reputation and image have been, and continue to be, a unique benefit to THRI, its Affiliates and its franchisees.

D.	On the Original Commencement Date, THRI, the Investor and Cartesian agreed to develop Tim Hortons Restaurants in the Territory, and for this purpose established Tims China as a joint venture company (the “Transaction”). As a result of the Transaction, THRI initially owned a 10% interest in Tims China and the Investor owned a 90% interest in Tims China. Master Franchisee is a wholly-owned subsidiary of Tims China.

E.	On the Original Commencement Date, THRI and Master Franchisee entered into the Original Agreement, pursuant to which THRI granted to Master Franchisee and Master Franchisee obtained the exclusive right to develop, open and operate (through itself and the Approved Subsidiaries), and to license Franchisees to develop, open and operate, Tim Hortons Restaurants in the Territory.

F.	Master Franchisee recognizes, acknowledges, declares and confirms that (i) the benefits to be derived from being identified with and licensed by THRI and being able to utilize the Tim Hortons System including the Tim Hortons Marks which THRI makes available to its franchisees are substantial, and (ii) without such benefits being granted by THRI, Master Franchisee would not be in a position to establish and operate a food chain business in the Territory of the nature, reputation and quality of the Tim Hortons Restaurants and, as such, Master Franchisee has been provided a business opportunity that would not otherwise be available to Master Franchisee.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

G.	In connection with the granting of the Development Rights to Master Franchisee to ensure that the Standards shall be complied with and maintained, Master Franchisee has agreed to provide services and operational support to all Tim Hortons Restaurants operating within the Territory.

H.	Master Franchisee acknowledges that it entered into the Original Agreement and is entering into this Agreement after having made an independent investigation of THRI's operations, and not upon any representation as to the profits and/or sales volumes which it might be expected to realize, nor upon any representations or promises made by THRI or any Person on its behalf which are not contained in this Agreement, except for such representations, warranties, covenants and agreements contained in the Transaction Agreements.

I.	It is the intent of THRI and Master Franchisee to preserve continuing customer confidence in the reliability and quality of all products sold at Tim Hortons Restaurants.

J.	The Parties now desire to enter into this Agreement, which Agreement will amend, restate, supersede and replace the Original Agreement with effect from the A&R Effective Date.

NOW THEREFORE, in consideration of the mutual promises, agreements, obligations and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1       INTERPRETATION

1.1	Definitions

In this Agreement, the terms below have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the context.

“20% Tims Go Test” has the meaning set out in clause 6.4.

“A&R Effective Date” has the meaning set forth in the preamble.

“Accounting Principles” means the accounting principles of Tims China consistent with US GAAP.

“Acquired Restaurant” has the meaning set out in clause 6.2.

“Ad Fund Account” has the meaning set out in clause 11.1.

“Ad Fund Breach” has the meaning set out in clause 11.7.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Administrative Expenses” means all general and administrative expenses and overhead associated with managing, administering and maintaining the Advertising Fund, including, without limitation, salaries of relevant employees of Master Franchisee and/or its respective Affiliates, and the salaries of relevant employees of THRI and its Affiliates if THRI terminates Master Franchisee’s right to manage the Advertising Fund and provide the Marketing Services and Advertising Services pursuant to clause 11.7.

“Advertising Contributions” has the meaning set out in clause 11.1.

“Advertising Fund” means the advertising fund formed by Master Franchisee by combining the Advertising Contributions paid under the Company Franchise Agreement and the Franchise Agreements, as applicable, in respect of all Tim Hortons Restaurants in the Territory, which advertising fund shall be used for the purposes and in the manner stipulated in this Agreement, the Company Franchise Agreement and the Franchise Agreements.

“Advertising Fund Audit” has the meaning set out in clause 11.9.

“Advertising Services” has the meaning set out in clause 11.5.2.

“Affected Area” has the meaning set out in clause 10.2.1.

"Affiliate" means any Person that directly or indirectly Controls, is Controlled by, or is under common Control with another Person.

“Agreement” means this Amended and Restated Master Development Agreement.

“Applicable Royalty” has the meaning set out in clause 9.5.1.

“Approved Subsidiary” means TH Shanghai and any other entity (a) which is wholly-owned by Master Franchisee, (b) which is established in the Territory while the Development Rights are in effect, (c) the business of which is limited to the operation of Tim Hortons Restaurants in the Territory, (d) which THRI licenses the right to operate Direct-Owned Restaurants in the Territory pursuant to the Company Franchise Agreement, and (e) which delivers to THRI a Joinder Agreement. TH Shanghai executed the PRC Company Franchise Agreement on the Original Commencement Date. An Approved Subsidiary may operate Direct-Owned Restaurants pursuant to the Company Franchise Agreement, subject to compliance with this Agreement and the Company Franchise Agreement.

“Annual Cap” has the meaning set out in clause 10.2.4.

“Annual Opening Target” has the meaning set out in the Development Schedule.

“Anti-Corruption Laws” means the FCPA, the CFPOA, the Corruption and Disobedience sections of the Canadian Criminal Code, RSC 1985, c C-46, and all other anti-corruption, fraud, kickback, anti-money laundering, anti-boycott laws, regulations or orders, and all similar laws, or regulations or orders applicable to the Parties of this Agreement in the Territory and any other relevant jurisdictions.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States, the Terrorism Sanctions Regulations (Title 31, Part 595 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31, Part 597 of the U.S. Code of Federal Regulations), the Cuban Assets Control Regulations (Title 31, Part 515 of the U.S. Code of Federal Regulations), the USA PATRIOT Act, and all other present and future federal, state, provincial and local laws, ordinances, regulations, policies, lists and any other requirements of any governmental authority (including, without limitation, the United States Department of Treasury Office of Foreign Assets Control and any government agency outside the U.S.) addressing or in any way relating to terrorist acts and/or acts of war, including without limitation any applicable Canadian and UK anti-terrorism legislation.

“Approvals” has the meaning set out in clause 35.1.1.

“Approved Facility” means the specific facility of an Approved Supplier that is approved by THRI in writing to manufacture and/or distribute the Approved Products in the Territory.

“Approved Plans and Specifications” means the general plans and specifications for the construction and fit-out of a new or remodelled Restaurant in the Territory (including requirements as to signage and equipment) which may be approved from time to time by THRI in its sole discretion, which, for the avoidance of doubt are not specific to an individual site or Restaurant location.

“Approved Platforms” has the meaning set out in Schedule 1A.

“Approved Products” has the meaning set out in the Company Franchise Agreement.

“Approved Suppliers” has the meaning set out in the Company Franchise Agreement.

“Audit Report” has the meaning set out in clause 10.3.1.

“Authority” means any federal, state, municipal, local or other governmental department, regulatory body, commission, board, bureau, agency or instrumentality, or any administrative, judicial or arbitral court or panel, with jurisdiction over the applicable matter.

“Background Check Provider” means Navigant Consulting, Inc. or any similar service provider with reputable standing and relevant experience acceptable to THRI.

“Baked Goods” means donuts, muffins, bagels, cookies, danishes, croissants, rolls, pastries, biscuits, scones, brownies and similar baked goods and snacks offered for sale at Tim Hortons Restaurants from time to time.

“Basic Training Program” has the meaning set out in clause 15.1.1.

“Business Day” means a day, other than a Saturday, Sunday or public holiday in Hong Kong and Switzerland on which banks are open in Hong Kong and Switzerland for general commercial business.

“Cash and Cash Equivalents” means, as of any date of determination, the aggregate amount of cash, cash equivalents and marketable securities (including deposits) of the Tims China Group as of such date, determined on a consolidated basis in accordance with the Accounting Principles.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Cartesian” means, collectively, Pangaea Two, LP, a limited partnership, organized and existing under the laws of the State of Delaware, and Pangaea Two Parallel, LP, an exempted limited partnership, organized and existing under the laws of the Cayman Islands, each having a principal place of business at 505 Fifth Avenue, 15th Floor, New York, NY 10017.

“CFPOA” means the Canadian Corruption of Foreign Public Officials Act, S.C. 1998, c. 34, as amended or superseded.

“Claim” means any lawsuit, litigation, dispute, claim, arbitration, mediation, action, hearing, proceeding, investigation, charge, complaint, demand, injunction, judgment, order, decree, ruling or any other proceeding before a judicial, administrative or arbitral court or panel, whether known or unknown, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal or equitable.

“Co-Branded Location” means a location where a Tim Hortons Restaurant and another restaurant business under another brand (the “Other Restaurant Business”) co-exist and any one of the following characteristics is present: (a) the Tim Hortons Restaurant and the Other Restaurant Business are staffed with the same employees, or (b) the Tim Hortons Restaurant and the Other Restaurant Business share any one of the following: (i) the POS Systems, (ii) kitchen or kitchen equipment, (iii) seating areas (except that if the Tim Hortons Restaurant and the Other Restaurant Business are located in a food court, both businesses may share a common seating area), or (iv) décor packages.

“Coffee/Bakeshop Competitive Business” means any Quick Service Restaurant business where (a) the combined sales of Coffee Products constitute fifteen percent (15%) or more of its overall food and beverage sales; or (b) the combined sales of Baked Goods constitute twenty-five percent (25%) or more of its overall food and beverage sales; or (c) the combined sales of Coffee Products and Baked Goods constitute thirty-five percent (35%) or more of its overall food and beverage sales. A Coffee/Bakeshop Competitive Business includes businesses that grant franchises or licenses to others to operate any of the types of businesses described in the preceding sentence.

“Coffee Non-Supply Event” has the meaning set out in clause 10.1.4.

“Coffee Products” means hot or cold brewed coffee, including decaffeinated coffee, coffee concentrate that is intended to be reconstituted to make a brewed cup of coffee, hot or cold espresso-based speciality drinks, including cappuccino and latte, and hot or cold coffee flavoured beverages made with coffee flavouring that uses coffee beans, in whole or in part, to get its coffee flavour (and, for greater certainty, excluding any components of such offerings that are not derived in some manner from coffee beans, such as milk, cream or sugar).

“Company Franchise Agreement” means, individually or collectively, as the context may require, the PRC Company Franchise Agreement and/or the HK Company Franchise Agreement.

“Competitor” means any Person who (or which), whether directly or indirectly, owns or operates, or licenses to any other Person the right to own and/or operate, any Coffee/Bakeshop Competitive Business and/or any Affiliate of such Person. For purposes of this definition, the term “Competitor” shall also include (a) any director or officer of such Person or Affiliate, (b) any entity Controlled by such Person or Affiliate, either through the direct or indirect ownership of Equity Securities, a contractual arrangement with one or more holders of Equity Securities or otherwise, and (c) any immediate family member of such Person (or any Affiliate of any of the foregoing). Notwithstanding the foregoing, the Existing Businesses are excluded from the definition of “Competitor” for the purposes of this Agreement and the other Transaction Agreements.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Compliance Plan” is the compliance program and code of business ethics maintained by Tims China (with such modifications and updates as may be agreed to with THRI from time to time) to establish internal controls and reporting mechanisms to prevent, detect, identify, investigate and correct unethical, illegal or improper business practices, including violations of applicable Anti-Corruption Laws.

“Concept Approval” has the meaning described in clause 10.2.1.

“Concept Approval Notice” has the meaning described in clause 10.2.1.

“Confidential Information” has the meaning set out in clause 19.1.

“Confidential Operating Manual” means such sets of manuals, guides and video training materials, memoranda, bulletins, directives, computer programs, and other materials whether stored in a retrieval system or in paper format and whether documented or communicated in writing or electronically, as may exist or be changed by THRI and/or its Affiliates from time to time, in their sole discretion, which together create and maintain uniform standards and specifications of use of the Tim Hortons Marks and the operation of Restaurants and the Tim Hortons System.

“Control” or “Controlled” means the direct or indirect ownership, whether by ownership of Equity Securities, contract, proxy or otherwise, of shareholding or contractual rights of a Person that assures (a) the majority of the votes in the resolutions of such Person, or (b) the power to appoint the majority of the managers or directors of such Person, or (c) the power to direct or cause the direction of the management or policies of such Person, and the related terms “Controlled by” “Controlling” or “under common Control with” shall be read accordingly.

“Conversion Rate” means the official exchange rate published by Bloomberg L.P. (or if this rate is unavailable or is no longer published, the rate published by The Wall Street Journal or such other internationally recognized third party financial information publisher designated by FRANCHISOR from time to time) for the exchange of the currency in question on the date applicable to any currency conversion.

“Core Coffee Products” has the meaning set out in clause 10.1.4.

“Core Menu Items” means the items set out in Schedule 5; and such other essential menu items as may be determined by THRI and/or its Affiliates acting in good faith, in their sole discretion, for the Tim Hortons System globally and not solely with respect to the Territory, from time to time and communicated in writing to Master Franchisee. The publication of any changes to the Core Menu Items in the Confidential Operating Manual shall be considered a “writing” for purposes hereof. THRI shall provide Master Franchisee with reasonable time to implement any new Core Menu Item.

“Core Menu Item Removal Notice” has the meaning set out in clause 10.4.1.

“Cumulative Opening Targets” has the meaning set forth in the Development Schedule.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Current Image” means the internal and external physical appearance of new or remodeled Tim Hortons Restaurants including, without limitation, as it relates to signage, fascia, color schemes, menu boards, lighting, furniture, finishes, décor, materials, equipment and other matters generally applicable to THRI’s operations in the Territory as may be changed from time to time by THRI in its sole discretion.

“Days” or “Day” means calendar day or days, unless otherwise expressly provided.

“Delivery Program” means a delivery and catering program relating to Tim Hortons Restaurants in the Territory.

“Delivery Requirements” means the rules, policies, guidelines and Standards established by THRI, in its sole discretion, from time to time in connection with a Delivery Program, taking into consideration local norms, customs and practices, and recommendations from Master Franchisee.

“Development Cure Period” means, for any Shortfall Year, a six (6) month period commencing on September 1st of the Development Year immediately following such Shortfall Year.

“Development Default” has the meaning set out in clause 6.8.

“Development Rights” has the meaning set out in clause 4.1.

“Development Schedule” means the schedule attached to this Agreement as Schedule 1.

“Development Services” has the meaning set out in clause 9.13.

"Development Year" or “Year” means, with respect to the first Development Year, the period beginning on the Original Commencement Date and ending on August 31, 2019, and with respect to each subsequent Development Year, the period beginning on September 1st and ending on August 31st of the following year.

“Direct-Owned Restaurants” means the Tim Hortons Restaurants owned, established and operated by Master Franchisee in the Territory pursuant to this Agreement and the Company Franchise Agreement. Direct-Owned Restaurants include any Franchised Restaurants acquired by Master Franchisee during the Term.

“Direct-Owned Restaurant Fee Credit” has the meaning set out in clause 8.6.

“Direct-Owned Restaurant Unit Fee” has the meaning set out in clause 8.5.

“Dispute” has the meaning set out in clause 29.2.

“Early Closure Request” has the meaning set out in clause 6.6.

“Equity Securities” means, with respect to a Person that is a legal entity, any and all shares of the capital stock or other equity interests of such Person, securities of such Person convertible into, or exchangeable or exercisable for, such shares or other equity interests, and options, warrants or other rights, including, but not limited to, subscription rights, to acquire such shares or other equity interests.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Events of Default” means those events set out in clause 18.1.

“Excess Inventory” has the meaning set out in Schedule 1A.

“Excess Tims Go Restaurants” has the meaning set out in clause 6.4.

“Exclusivity Exclusions” has the meaning set out in clause 4.5.

“Existing Businesses” has the meaning set out in clause 14.3.

“Export Control Laws” means the various export control statutes, regulations, decrees, orders, guidelines and policies of the United States Government and the Government of Canada, collectively referred to as “Export Control Laws,” including, but not limited, to the International Traffic in Arms Regulations (22 C.F.R. Parts 120-130 (2016)) of the U.S. Department of State, the Export Administration Regulations ("EAR") (15 C.F.R. Parts 730-774 (2016)) of the U.S. Department of Commerce; the U.S. anti-boycott regulations and guidelines, including those under the EAR and U.S. Department of the Treasury regulations; the various economic sanctions regulations and guidelines of the U.S. Department of the Treasury, Office of Foreign Assets Control, as amended, the equivalent laws and regulations of Canada; and restrictions against dealings with certain prohibited, debarred, denied or specially designated entities or individuals under statutes, regulations, orders, and decrees of various agencies of the United States Government or Government of Canada.

“Extension Notice” has the meaning set forth in clause 5.1.1.

“Extension Period” has the meaning set forth in clause 5.1.

“Extension Period Targets” has the meaning set out in the Development Schedule.

“Extension Retail Right Notice” has the meaning set out in Schedule 1A.

“Extension Retail Right Option” has the meaning set out in Schedule 1A.

“Extension Retail Right Period” has the meaning set out in Schedule 1A.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended or superseded.

“Final Judgment” has the meaning set out in clause 20.5.

“Force Majeure Event” has the meaning set out in clause 6.9.

“Franchise Agreement” means a franchise agreement authorized by THRI to be used in the Territory and entered into between Master Franchisee, as franchisor, and a Franchisee, as franchisee, during the Term which grants Franchisee the right to operate a Franchised Restaurant at a specific location in the Territory. Prior to entering into the Franchise Agreement with respect to the first Franchised Restaurant in the Territory, the final form of Franchise Agreement shall be approved in writing by THRI. In addition, THRI shall approve any changes to the form of Franchise Agreement from time to time and may require Master Franchisee to implement changes to the form in the event that THRI’s requirements change from time to time.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Franchised Restaurants” means, collectively, the Tim Hortons Restaurants operated by Franchisees pursuant to Franchise Agreements.

“Franchisee” means a Person that is not an Affiliate of Master Franchisee who is licensed by Master Franchisee to open and operate a Tim Hortons Restaurant under a Franchise Agreement.

“Franchised Restaurant Unit Fee” has the meaning set out in clause 9.4.1.

“FSC” has the meaning set out in clause 20.9.6.

“FSR” has the meaning set out in clause 20.9.6.

“Global Marketing Policy” means the Global Marketing Policy, as such policy may be developed, adopted, amended or supplemented by THRI and/or its Affiliates from time to time in their sole discretion.

“Goods and Services” means the goods and services in respect of which the Tim Hortons Marks are registered.

“Gross Sales” includes all sums charged or received in cash or by credit (and regardless of collection in the case of credit) for all goods and merchandise sold or otherwise disposed of, or services provided or performed at or from a Restaurant, and all other revenue and income of every kind and nature related to the Restaurant. The sale of Tim Hortons products away from a Restaurant is not authorized; however, should any such sales occur or be approved in the future, they will be included within the definition of Gross Sales. Gross Sales excludes taxes that are required by applicable Law: (a) to be levied on the customer at the time of each sales transaction; (b) to be collected by Master Franchisee or a Franchisee and remitted to the taxing authority by such Persons; and (c) to be based upon the amount of the sale. Gross Sales also excludes cash received as payment in credit transactions where the extension of credit itself has already been included in the figure upon which the Royalty and Advertising Contribution is calculated. In addition, and for certainty only, taxes based on gross income or gross revenue of Master Franchisee or a Franchisee shall not be deducted from the calculation of Gross Sales.

“HK$” means Hong Kong Dollars.

“HK Company Franchise Agreement” means the Company Franchise Agreement, dated as of the Original Commencement Date and amended and restated as of the A&R Effective Date, by and between THRI, as franchisor, and Master Franchisee, as franchisee, pursuant to which, among other things, THRI has granted Master Franchisee a license to use the Tim Hortons Marks in connection with the operation of Direct-Owned Restaurants in the Special Administrative Regions of Hong Kong and Macau.

“ICC Rules” has the meaning set out in clause 29.4.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Indebtedness” means, with regard to any Person and without duplication, the outstanding principal amount of, and accrued and unpaid interest on, any (a) indebtedness for borrowed money, (b) other obligations evidenced by any note, bond, debenture or other debt security, and (c) guarantees of any indebtedness of a third party of the type described in the foregoing clauses (a) and (b). “Indebtedness” shall not include (i) any obligations under operating leases or real property leases, (ii) any obligations with respect to surety bonds or undrawn letters of credit, or (iii) any intercompany obligations.

“Indirect Tax” has the meaning set out in clause 22.6.

“Initial Retail Right Term” has the meaning set out in Schedule 1A.

“Initial Term” has the meaning set out in clause 5.1.

“Intellectual Property Claims” has the meaning set out in clause 20.2.4.

“Interested Party” has the meaning set out in clause 4.6.

“IP Transferee” has the meaning set out in clause 21.2.

“Investment Agreement” means the Joint Venture and Investment Agreement dated April 27, 2018 by and among THRI, the Investor and Cartesian.

“Investor” means Pangaea Two Acquisition Holdings XXIIB, Ltd., a private company limited by shares, organized and existing under the laws of England and Wales and having a principal place of business at 11-12 St. James’s Square, London SW1Y 4LB.

“Joinder Agreement” means the Joinder Agreement executed by Master Franchisee and an Approved Subsidiary and delivered to THRI, pursuant to which the Approved Subsidiary agrees to be bound by the Company Franchise Agreement and jointly and severally liable with Master Franchisee and all other Approved Subsidiaries for all of the liabilities and obligations of Franchisee (as defined in the Company Franchise Agreement) pursuant to the Company Franchise Agreement and each Unit Addendum issued thereunder. The form of Joinder Agreement is attached as Schedule E to the Company Franchise Agreement.

“Law” or “law” means, collectively, any laws, rules, statutes, decrees, regulations, circulars, writs, injunctions, ordinances or orders, including all applicable public, environmental, and competition laws, and regulations; and any administrative decisions, judgments and other pronouncements enacted, issued, promulgated, enforced or entered by any Authority.

“Level 2 Background Check” means the final report issued by the Background Check Provider based on the level 2 background check to be conducted by the Background Check Provider, which will be limited to:

(a)	the standard scope of work of Navigant Consulting, Inc. for a Level 2 Background Check, a copy of which is in the agreed form attached as Exhibit B hereto, as such scope may be modified by applicable Law (the “Level 2 Agreed Scope”); or

(b)	to the extent that Navigant Consulting, Inc. from time to time amends its standard scope for work for completing a background check of an equivalent level to that contemplated by the Level 2 Agreed Scope, such amended scope; or

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(c)	to the extent that a provider other than Navigant Consulting, Inc. is used, its standard scope of work at the relevant time for completing a background check of an equivalent level to that contemplated by the Level 2 Agreed Scope.

“Local Currency” has the meaning set out in clause 22.1.

“Losses” means any losses, amounts paid in settlement, penalties, fines, damages (including special, indirect and consequential damages), lost profits, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses incurred in investigating, preparing or defending any Claims covered hereby).

“LTM EBITDA” means, as of any date of determination, the consolidated earnings before interest, taxes, depreciation and amortization of the Tims China Group for the 12-month period ending as of the last day of the month immediately prior to such date, determined in accordance with the Accounting Principles.

“Mainland China” means the PRC, excluding Taiwan and the Special Administrative Regions of Hong Kong and Macau.

“Marketing Agencies” means all service providers or agencies retained directly or indirectly by Master Franchisee to provide Marketing Services during the Term.

“Marketing Calendar” means the annual marketing calendar for the Territory, to be delivered to THRI and/or its Affiliates under clause 11.4.

“Marketing Services” has the meaning set out in clause 11.5.1.

“Master Franchisee” means the Party designated in the preamble above as Master Franchisee, its successors and permitted assigns.

“MDA Termination Event” means the (a) expiration of this Agreement, or (b) termination of this Agreement or the termination of the Development Rights, whichever occurs first.

“MF Parties” has the meaning set out in clause 1A.

“Mobile Application” means any application software, platform, application or functionality embedded within social media applications or platforms or any other software configurations or systems designed to run on smartphones, tablets, computers and other mobile devices.

“MOFCOM” means the Ministry of Commerce of the PRC.

“Monitoring Services” has the meaning set out in clause 16.1.

“MOP” means Macanese pataca, the currency of the Macau Special Administrative Region of the PRC.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Net Debt” means, as of any date of determination, the aggregate amount of Indebtedness of the Tims China Group as of such date minus the aggregate amount of Cash and Cash Equivalents of the Tims China Group as of such date, in each case, determined on a consolidated basis in accordance with the Accounting Principles.

“Notice of Completion” means a written notice from Master Franchisee to THRI, advising THRI that Master Franchisee or an Approved Subsidiary will open a Direct-Owned Restaurant and providing the scheduled opening date of the Direct-Owned Restaurant.

“Notice of Dispute” has the meaning set out in clause 29.2.

“Opening Supervision Services” has the meaning set out in clause 15.4.

“Optional Training Programs” has the meaning set out in clause 15.1.3.

“Original Agreement” means the Master Development Agreement dated July 11, 2018, as amended by the First Amendment to the Master Development Agreement and Company Franchise Agreement dated November 4, 2020 and the Second Amendment to the Master Development Agreement dated March 5, 2021.

“Original Commencement Date” has the meaning set out in the preamble.

“Other Brands” has the meaning set out in clause 4.4.

“Other Distribution Channel Opportunity” has the meaning set out in clause 4.6.

“Other Distribution Channel Opportunity Notice” has the meaning set out in clause 4.6.

“Other Distribution Channels” means distribution channels other than Tim Hortons Restaurants, such as retail channels, including supermarkets, grocery and convenience stores, catering and unmanned machines and petrol filling stations.

“Other Marks” means worldwide trademarks, service marks, trade names, trade dress, logos, slogans, designs, copyrights, other intellectual property and other commercial symbols and source-identifying indicia (and the goodwill associated therewith) that are similar, either in whole or in part, to those of any THRI Affiliate.

“P&L Information” means the following information, by hard copy or electronic format prescribed by or otherwise acceptable to THRI: (a) monthly, quarterly and fiscal year-to-date profit and loss statements prepared as management accounts in accordance with generally accepted accounting principles in the Territory for each Franchised Restaurant and the total operations of the applicable Franchisee, as the case may be, including, without limitation, all Tim Hortons Restaurants operated by Franchisee which for the avoidance of doubt includes the main office function and any distribution function and (b) such other information and records of any kind as THRI may reasonably require from time to time, including, without limitation, quarterly balance sheets and income statements and copies of any other documentation provided to the taxing authorities relating to the Franchised Restaurants, as the case may be.

“Parent” has the meaning set out in clause 18.2(d).

“Party” and “Parties” has the meaning set out in the preamble above.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Payment Restriction” has the meaning set out in clause 22.4.

“Permitted Closure Restaurant” has the meaning set out in clause 6.7.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Authority, statutory organization or other entity.

“Polling Information” means information or data about Franchised Restaurants that is transmitted to or from a POS System or other system operated by Master Franchisee, a Franchisee or their respective agents into a computer or system operated by THRI or its agents in the manner and format prescribed by THRI from time to time. For the avoidance of doubt, Polling Information includes, without limitation, daily sales, daily transaction level data, sales per visit and products and combinations of products sold, otherwise known as product mix data or “PMIX” and inventory data.

“POS System” means a point of sale computerized system approved by THRI and/or an Affiliate of THRI in its sole discretion, after consultation with Master Franchisee, for use in the Territory consisting of electronic hardware and software technology (including hardware and software updates approved and prescribed by THRI and/or its Affiliates after consultation with Master Franchisee), which captures, records and transmits sales, taxes on sales, number, date and time of transactions, products and combinations of products sold and employees using the system and such other related information as may be required by THRI from time to time, in its sole discretion.

“PRC” means the People’s Republic of China.

“PRC Company Franchise Agreement” means the Company Franchise Agreement, dated as of the Original Commencement Date and amended and restated on the A&R Effective Date, by and among THRI, as franchisor, Master Franchisee, as parent, and TH Shanghai, as franchisee, pursuant to which, among other things, THRI has granted TH Shanghai a license to use the Tim Hortons Marks in connection with the operation of Direct-Owned Restaurants in Mainland China.

“Pre-Opening Services” has the meaning set out in clause 15.4.

“Prior Agreements” has the meaning set out in clause 18.6.

“Product Approval Notice” has the meaning set out in clause 10.3.1.

“Product Specifications” means (a) all written processes, procedures and requirements of THRI and/or its Affiliates as they relate to the design, development and manufacture of Approved Products, as they may be amended by THRI and/or its Affiliates from time to time in their sole discretion; and (b) all product descriptions, as may be amended by THRI and/or its Affiliates from time to time in their sole discretion (e.g., commodity type, raw materials and ingredient listing, finished product standards, product formulation, processing control points, packaging, labelling and nutritional information, if applicable).

“Product Supplier Documents” has the meaning set out in clause 10.3.1.

“Prohibited Person” means a Person (a) for whom evidence exists that such Person has been blacklisted or identified as a defaulting entity or its equivalent by any Authority, (b) that has engaged in prior or current criminal activity which would (or would reasonably be expected to) rise to the level of an offense punishable by imprisonment, (c) for whom evidence exists of moral turpitude or reputational issues, or (d) that has been accused by a competent regulator, voluntarily disclosed or admitted to, or has otherwise been found by a court of competent jurisdiction to have violated, attempted to violate, aided or abetted another party to violate, or conspired to violate, any of the Anti-Corruption Laws.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Proprietary Product Non-Supply Event” has the meaning set out in clause 10.1.4.

“Proprietary Products” means those products identified in writing as proprietary from time to time by THRI and/or its Affiliates to Master Franchisee.

“Qualified Expenditures” means those expenditures that may be paid out of the Advertising Fund, as more particularly described in the Global Marketing Policy.

“Quick Service Restaurant” means any restaurant that does not offer table service as its principal method of ordering or food delivery.

“RBI” means Restaurant Brands International Inc., a public company incorporated under the laws of Canada, and the indirect parent company of THRI.

“Renewal Fee” means the sum of [****] to be paid by Master Franchisee to THRI upon renewal of a Unit Addendum or a Franchise Agreement for a twenty (20) year term (which amount will be prorated if the term of the applicable Renewal Unit Addendum or Franchise Agreement renewal is less than twenty (20) years).

“Replacement Restaurant” has the meaning set out in clause 8.6.

“Required Currency” has the meaning set out in clause 22.1.

“Required Country” has the meaning set out in clause 22.1.

“Reserve Account” has the meaning set out in clause 22.4.

“Restaurant Management” means restaurant managers, assistant managers and shift supervisors in respect of a Tim Hortons Restaurant.

“Retail Products” has the meaning set out in Schedule 1A.

“Retail Right” has the meaning set out in Schedule 1A.

“Retail Right Term” has the meaning set out in Schedule 1A.

“RMB” means the lawful currency of the PRC.

“Royalty” or “Royalty Fee” means the non-refundable amounts payable by Master Franchisee to THRI or its designee pursuant to clauses 8.7 and 9.5.

“Sales Report” means the monthly overview of sales provided by Franchisees with respect to each of their Franchised Restaurants pursuant to their respective Franchise Agreements.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Sell-Off Period” has the meaning set out in Schedule 1A.

“Services” means the services to be provided by Master Franchisee to Direct-Owned Restaurants and Franchised Restaurants in accordance with this Agreement, in each case including Advertising Services, Marketing Services, Training Services, Monitoring Services, Development Services, Opening Supervision Services and Pre-Opening Services.

“Shortfall Year” has the meaning set out in clause 6.8.

“Site Approval” has the meaning set out in clause 7.2.

“Site Information” has the meaning set out in clause 7.3.1.

“SPAC Transaction” means (a) the merger of Miami Swan Ltd. into Silver Crest Acquisition Corp. with Silver Crest Acquisition Corp. continuing as the surviving company (the “First Merger”), (b) following the First Merger, the merger of Silver Crest Acquisition Corp. into Tims China with Tims China continuing as the surviving company, (the “Second Merger”), and (c) following the Second Merger, the listing of the ordinary shares of Tims China on Nasdaq.

“Standards” means the standards, including the operating standards established from time to time by THRI and/or its Affiliates as to quality of service, cleanliness, health and sanitation, requirements, specifications and procedures for Tim Hortons Restaurants issued, directed and amended by THRI and/or its Affiliates from time to time, in their sole discretion, including those contained from time to time in the Confidential Operating Manual (and such superseding or additional documents as may be issued by THRI and/or its Affiliates from time to time).

“Substitute Master Franchisee” has the meaning set out in clause 22.4.

“Survey Program” has the meaning set out in clause 11.2.4.

“Surviving Provisions” means the provisions of this Agreement that shall survive an MDA Termination Event. The Surviving Provisions are the following: clause 1.1 (Definitions); clause 1.2 (Construction); clause 2 (Master Franchisee), except for clause 2.2; clause 4.1.2, but only with respect to the Prior Agreements, it being understood that the reference to “Franchise Agreements” in such clause shall refer to “Prior Agreements" and that no right to license Franchisees to develop, establish, own and operate any Franchised Restaurants after the Termination Date shall be conferred on Master Franchisee pursuant hereto; clause 9.2.5 through clause 9.3.3 (inclusive), clause 9.5 through clause 9.10 (inclusive) and clause 9.12, it being understood that all references in such clauses to “Franchise Agreements” shall refer to “Prior Agreements”; clause 12 (Tim Hortons Marks and Tim Hortons Domain Names); clause 13 (Tim Hortons Intellectual Property Rights); clause 14 (Competition); clause 18.4, 18.6, 18.7 and 18.8; clause 19 (Confidentiality); clause 20 (Indemnification and Insurance); clause 22 (Currency, Exchange Control and Taxation); clause 23 (Audit Rights); clause 24 (Severability); clause 26 (Notices); clause 27 (Non-Waiver); clause 28 (Relationship of Parties); clause 29 (Governing Law & Jurisdiction; Language); clause 30 (No Third Party Enforcement Rights); clause 31 (Survival); clause 32 (Parties to This Agreement All Legally Advised); and clause 33 (Interest).

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Targets” means, collectively, the Cumulative Opening Targets, Annual Opening Targets and Extension Period Targets (if applicable).

“Tax Authority” means any Authority having or purporting to have power to impose, administer or collect any tax.

“Tax Credit” has the meaning set out in clause 22.8.

“Temporary Supplier” has the meaning set out in clause 10.1.4.

“Term” has the meaning set out in clause 5.1.

“Termination Date” has the meaning set out in clause 18.4.

“Termination Notice” has the meaning set out in clause 18.3.1.

“Termination Period” has the meaning set out in clause 18.3.

“Territory” means the de jure boundaries of the PRC (as depicted in the map attached as Schedule 2), which for the purposes of this Agreement excludes Taiwan, but includes the Special Administrative Regions of Hong Kong and Macau.

“Territory Development Agreements” has the meaning set out in clause 4.1.4.

“TH APAC” means Tim Hortons Asia Pacific Pte. Ltd., a company organized under the laws of Singapore and an Affiliate of THRI.

“THRI” means the Party designated in the preamble above as THRI, its successors and assigns.

“THRI Designee” has the meaning set out in clause 4B.

“THRI Indemnified Parties” means THRI, its Affiliates and their respective directors, officers, employees, shareholders, advisors and agents.

“TH Shanghai” means Tim Hortons (Shanghai) Food and Beverage Management Co., Ltd., a company organized under the laws of the People’s Republic of China and having a principal place of business at Shui On Plaza, No 333 Central Huai Hai Road, Room A23, 12/F, Shanghai, China, 200021.

“Tim Hortons Advertising Materials” means all advertising, marketing, promotional, and public relations materials used to advertise or promote Tim Hortons Restaurants, including video, audio, print, mobile, digital, and electronic advertisements, pamphlets, brochures, collateral materials, merchandising and in-restaurant point of purchase materials, and internet materials (including websites), created, developed or obtained by Master Franchisee in connection with the provision of the Services during the Term.

“Tim Hortons Core Marks” means TIM HORTONS and TIM HORTONS Script Design (B&W).

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Tim Hortons Curriculum” means those training manuals, lesson plans and other guidelines, in hard copy or electronic format, including online training materials, in relation to the provision of Training Services which have been developed or approved by THRI and/or its Affiliates and made available in writing to Master Franchisee from time to time.

“Tim Hortons Domain Names” means all internet or global computing network addresses or locations, including all top-level domains (and the goodwill associated therewith) used to advertise or promote Tim Hortons Restaurants, including domain names developed, acquired or used by Master Franchisee in connection with the operation of the Restaurants and the provision of the Services during the Term.

“Tim Hortons Global Initiatives” means global, regional and other advertising, promotional, marketing and research initiatives intended for the benefit of the Tim Hortons System, as determined by THRI and its Affiliates, from time to time in their sole discretion.

“Tim Hortons Master GTCs” means the Master General Terms and Conditions of Supply for THRI governing the supply of Approved Products to the Tim Hortons System in the Territory as determined by THRI and/or its Affiliates from time to time in their sole discretion. All Approved Suppliers shall accept the Tim Hortons Master GTCs.

“Tim Hortons Intellectual Property Rights” means all industrial and intellectual property rights subsisting (but excluding any industrial and intellectual property rights that may be owned by third parties) in the Tim Hortons System, Tim Hortons Curriculum, Tim Hortons Advertising Materials, Tim Hortons Packaging Materials, and any other material or information provided to Master Franchisee or any Franchisee under this Agreement, the Company Franchise Agreement, any Franchise Agreement or any other agreement (excluding the Tim Hortons Marks and Tim Hortons Domain Names). For purposes of this Agreement, the Tim Hortons Intellectual Property Rights shall also include social media accounts (including Facebook, Twitter, Google, Pinterest, Instagram and YouTube) and other digital assets currently administered by Master Franchisee as of the Original Commencement Date and those which may be administered by Master Franchisee on and after the Original Commencement Date and (to the extent permitted by applicable Law), all User Data.

“Tim Hortons Logo” means the principal logo used by THRI and/or its Affiliates from time to time in respect of the Tim Hortons System.

"Tim Hortons Marks" means the worldwide trademarks, service marks, trade names, trade dress, logos (including, but not limited to, the Tim Hortons Logo), slogans, designs and other commercial symbols and source-identifying indicia (and the goodwill associated therewith) used in the operation of the Restaurants and the Tim Hortons System, whether registered, applied for or unregistered.

“Tim Hortons QA Program” means all written quality assurance processes, testing procedures and other requirements of THRI and/or its Affiliates relating to the design, manufacture and/or distribution of Approved Products in the Tim Hortons System, including, but not limited to, the Product Specifications and all documents and procedures referenced or incorporated therein, as any and/all of the same shall be amended from time to time by THRI and/or its Affiliates in its and/or their sole discretion.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Tim Hortons Packaging Materials” means and includes all tags, labels, cartons, bags, containers, wrapping, and other materials used in the Restaurants, including, but not limited to packaging materials developed, acquired or used by Master Franchisee in connection with the operation of the Restaurants and the provision of the Services during the Term.

“Tim Hortons Restaurants” and “Restaurants” means restaurants operating under the Tim Hortons System and utilizing the Tim Hortons Marks in a format approved by THRI and/or its Affiliates, in their sole discretion. A Tims Go will constitute a Tim Hortons Restaurant or Restaurant for all purposes hereunder. A “Tim Hortons Restaurant” or “Restaurant” means any of them. Tim Hortons Restaurants include Direct-Owned Restaurants and Franchised Restaurants.

“Tim Hortons System” means the unique restaurant format and operating system developed or owned by THRI and/or its Affiliates for the development and operation of Quick Service Restaurants, and to which THRI has the right to license in the Territory, including proprietary designs and colour schemes for restaurant buildings, equipment, layout and décor, proprietary menu and food preparation and service formats, uniform product and quality specifications, training programs, restaurant operations manuals, bookkeeping and report formats, marketing and advertising formats, promotional marketing items and procedures for inventory and management control, and also includes the Current Image and Tim Hortons Marks, Tim Hortons Domain Names, Tim Hortons Intellectual Property Rights, Tim Hortons Logo and all Confidential Information, other proprietary information, copyrights and other intellectual property rights relating to the system, and any modifications, amendments, improvements and/or other changes THRI and/or any of its Affiliates may make to the system from time to time, in their sole discretion.

“Tims China” has the meaning set forth in the preamble to this Agreement.

“Tims China Board” has the meaning set out in clause 4B.

“Tims China Debt” has the meaning set out in clause 4A.

“Tims China Group” means Tims China, together with all subsidiaries of Tims China and all entities Controlled by Tims China. A “Tims China Group Company” shall mean any of them.

“Tims Go” means a Restaurant format situated in a unit which is either (a) a small (less than 80 sqm), open-fronted hut or cubicle or (b) an open-fronted hut or cubicle situated in a location with restrictions on building a full kitchen, in each case, from which beverage-focused Approved Products are sold and meeting such minimum criteria as determined by THRI and/or its Affiliates, in its sole discretion, for the Territory from time to time.

“Training Services” has the meaning set out in clause 15.1.

“Transaction” has the meaning set out in the Recitals.

“Transaction Agreements” means this Agreement, the HK Company Franchise Agreement, the PRC Company Franchise Agreement, each Unit Addendum and any other written agreement between the Parties entered into in connection with the Transaction.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

“Transfer” and “Transferred” have the meaning set out in clause 21.1.

“Transition Period” has the meaning set out in clause 18.7.

“Unit Addendum” means Schedule B to the Company Franchise Agreement, which will identify the location of a Direct-Owned Restaurant, and any Renewal Unit Addendum (as defined in the Company Franchise Agreement) with respect thereto.

“Unit Addendum Term” has the meaning set out in clause 8.4.

[****]

“Unregistered Marks” has the meaning set out in clause 12.1.4.

“US$” means United States Dollars.

“User Data” means all log-in information and personal data of all users/fans/followers of the Tim Hortons Intellectual Property Rights.

“VAT” means the value added tax payable under applicable Law of the Territory.

1.2	Construction

(a)	Capitalized terms used herein, which are not defined in this Agreement but are defined in the Company Franchise Agreement shall have the same meaning as in the Company Franchise Agreement unless the context otherwise requires.

(b)	In this Agreement, unless otherwise specified (i) singular words include the plural and plural words include the singular; (ii) words importing any gender include the other gender; (iii) references to any Law include all applicable rules, regulations and orders adopted or made thereunder and all statutes or other laws amending, consolidating or replacing the statute or law referred to; (iv) references to any agreement or other document, including this Agreement, include all subsequent amendments, modifications or supplements to such agreement or document made in accordance with the terms hereof and thereof; (v) references to clauses, Exhibits and Schedules are to the clauses, Exhibits and Schedules of this Agreement, unless the context otherwise requires; (vi) numberings and headings of clauses, Exhibits and Schedules are inserted as a matter of convenience and shall not affect the construction of this Agreement; (vii) the term “including” as used herein means “including but not limited to”; and (viii) all Exhibits and Schedules to this Agreement are incorporated herein by this reference thereto as if fully set forth herein, and all references herein to this Agreement shall be deemed to include all such incorporated Exhibits and Schedules.

(c)	In all cases where Master Franchisee is required to obtain THRI’s prior consent, authorization or approval, such consent, authorization or approval shall be granted or withheld in the sole and absolute discretion of THRI, unless otherwise indicated, and any such consent, authorization or approval must be in a writing signed by a duly authorized officer of THRI.

(d)	References to a Party shall include such Party’s permitted successors and assigns.

(e)	Reference to any specific standard, policy, procedure, form, agreement or process of THRI and/or any of its Affiliates includes a reference to any policy, procedure, form, agreement or process described by any other name which has been issued by THRI and/or any of its Affiliates in substitution thereof or with substantially similar effect.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(f)	The headings as to contents of particular clauses are inserted only for convenience and reference and are in no way to be construed as part of this Agreement or as a limitation on the scope of any of the terms or provisions of this Agreement.

(g)	A writing includes any mode of representing or reproducing words in tangible and permanently visible forms, and includes electronic mail.

(h)	In the event that any Day on which a payment is due from Master Franchisee under this Agreement falls on a day other than a Business Day, then Master Franchisee shall make such payment on the prior Business Day.

(i)	References to Master Franchisee, including the references in clause 8 and clause 22, shall be deemed, where appropriate, to include the Approved Subsidiaries, and references to the development, establishment, ownership, operation and/or closure of Direct-Owned Restaurants by Master Franchisee shall be deemed, where appropriate, to include the development, establishment, ownership, operation and/or closure of such Restaurants by Approved Subsidiaries; provided, however, that Master Franchisee and any such Approved Subsidiary shall have executed a Joinder Agreement and delivered such executed Joinder Agreement to THRI in accordance with the terms of this Agreement and the Company Franchise Agreement.

1A ACKNOWLEDGEMENT AND RELEASE

All claims of the Master Franchisee that may arise out of, in connection with or resulting from the COVID-19 / Coronavirus pandemic shall be deemed fully and finally resolved as of the A&R Effective Date. Tims China and Master Franchisee, together with their respective successors, predecessors, assigns, officers, directors, employees, parent company, affiliates, subsidiaries and agents, past and present (collectively, the “MF Parties”), hereby release, acquit and discharge each of the THRI Indemnified Parties from and against all claims, actions, causes of action, demands, damages, costs, suits, debts, covenants, controversies, and any other liabilities whatsoever, whether known or unknown, liquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal or equitable, which the MF Parties have ever had, now have, can, shall or may have, against any or all of the THRI Indemnified Parties arising out of, pertaining to or in connection with any matter whatsoever (whether arising by law, contract, in equity or otherwise) prior to the A&R Effective Date, including, without limitation, the Original Agreement, the HK Company Franchise Agreement, the PRC Company Franchise Agreement and/or the operation of the Restaurants.

1B EFFECTIVENESS OF CERTAIN PROVISIONS

Clauses 4A, 4B, 23.3, 23.4, 23.5 and 23A shall come into effect concurrently with consummation of the SPAC Transaction.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

2            MASTER FRANCHISEE

2.1	Upon THRI’s request, Master Franchisee shall, at Master Franchisee’s expense, within ten (10) Business Days following receipt of the request, furnish THRI with certified copies of any amendments to, or restatements of, articles of incorporation, bylaws and other governing documents of Master Franchisee.

2.2	Master Franchisee shall at all times during the Term, at its sole cost and expense, maintain a business office and premises within the Territory. The business office and premises will be located so as to permit Master Franchisee to adequately (i) sell franchises for Tim Hortons Restaurants within the Territory, (ii) supervise and promote Tim Hortons Restaurants within the Territory, and (iii) provide the Services to Direct-Owned Restaurants and Franchised Restaurants in accordance with this Agreement. For the avoidance of doubt, Master Franchisee may not solicit Franchisees for business of any kind except as approved by THRI in writing in its sole discretion.

2.3	THRI hereby engages Master Franchisee to provide the Services in the Territory in accordance with this Agreement, and Master Franchisee hereby accepts such engagement. Master Franchisee will at all times provide the Services in compliance with this Agreement and the Franchise Agreements to ensure that the Standards shall be complied with and maintained, and Master Franchisee understands and acknowledges that the foundation of the Tim Hortons System is the adherence to the Standards by Franchisees, including Master Franchisee, and provides the basis for the valuable good will and wide acceptance of the Tim Hortons System.

2.4	Master Franchisee shall secure and maintain in force in all material respects all licenses, permits and certificates relating to the operation of the Direct-Owned Restaurants, pay promptly or ensure payment of all material taxes and assessments when due and operate or ensure operation of the Direct-Owned Restaurants in compliance with all applicable Laws in all material respects, including those relating to occupational hazards, health, workers’ compensation insurance, unemployment insurance, payment of taxes owed to any Authority, and the Anti-Corruption Laws. If applicable, Master Franchisee agrees that it shall register for VAT with the applicable Authority and stay registered for VAT and require that Franchisees register for VAT with the applicable Authority and stay registered for VAT.

2.5	Master Franchisee shall use commercially reasonable efforts to procure that all Franchisees shall secure and maintain in force all required licenses, registrations, approvals, permits and certificates relating to the operation of the Franchised Restaurants. Further, Master Franchisee shall use commercially reasonable efforts to procure that all Franchisees, (a) pay promptly or ensure payment of all taxes and assessments when due, retain proof of such payment for review by THRI, and (b) ensure operation of the Franchised Restaurants in full compliance with all applicable Law, including those relating to occupational hazards, health, workers’ compensation insurance, payment of taxes owed to any Authority, and/or Anti-Corruption Laws. Master Franchisee shall require Franchisees to register for all applicable taxes with the applicable Authority and stay registered for such taxes. Master Franchisee shall provide THRI with evidence of such tax registrations upon THRI’s request.

2.6	Master Franchisee shall notify THRI in writing as soon as Master Franchisee learns of the commencement of any action, proceeding or suit, or the issuance of any order, writ, injunction, award or decree of any court, agency or other Authority, that might have a material adverse effect on the operation or financial condition of the Tim Hortons System in the Territory.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

2.7	Prior to entering into the first Franchise Agreement with a Franchisee in the Territory, Master Franchisee shall complete the commercial franchise filing with MOFCOM required for Master Franchisee to be a duly qualified and filed franchisor in the PRC and shall submit such first Franchise Agreement to MOFCOM within the time period specified by applicable Law. Thereafter, Master Franchisee shall comply with all applicable Laws necessary for the maintenance of its status as a duly qualified and filed franchisor in the PRC, including the timely submission of the annual reporting form through the Filing System of Commercial Franchises of MOFCOM. In addition, Master Franchisee shall comply with all franchising codes and any other Law applicable to the offering and sale of franchises in effect in the Territory as well as any and all other applicable Law (including personal data legislation). Master Franchisee shall ensure that all necessary consents are obtained to process personal data as contemplated under this Agreement in connection with the operations of Master Franchisee and its Affiliates. Under no circumstances will THRI or any of its Affiliates be liable for any act, omission, debt or other obligation of Master Franchisee or Affiliates thereof or any Franchisee or any Affiliates thereof.

2.8	Master Franchisee (a) has conducted such due diligence and investigation as it desires; (b) recognizes that the business venture described in this Agreement involves business and commercial risks; and (c) acknowledges that the success of such business venture is dependent upon Master Franchisee’s performance of its obligations hereunder. THRI EXPRESSLY DISCLAIMS THE MAKING OF, AND MASTER FRANCHISEE ACKNOWLEDGES THAT IT HAS NOT RECEIVED OR RELIED UPON, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE POTENTIAL PERFORMANCE OR VIABILITY OF THE BUSINESS VENTURE CONTEMPLATED BY THIS AGREEMENT.

2.9	Master Franchisee acknowledges that it has received, read and understands this Agreement and the documents referred to herein and the Schedules and Exhibits to this Agreement. All such Schedules and Exhibits are deemed part of this Agreement. Master Franchisee also acknowledges that it has had ample time and opportunity to consult with its advisors concerning the potential benefits and risks of entering into this Agreement.

2.10	Master Franchisee may not, and will procure that its Affiliates will not, include any of the following words/expressions in its name without the prior written consent of THRI or its Affiliates: the initials “RBI”, the words “Restaurant Brands”, “Restaurant Brands International”, “Tim Hortons”, “Tims”, “Timmies” or anything similar to or resembling the same in appearance, sound, or in any other way. Notwithstanding the foregoing, THRI hereby consents to the use of the letters “TH” in the name of Master Franchisee.

2.11	Master Franchisee hereby represents and warrants to THRI that this Agreement constitutes a valid and binding obligation of Master Franchisee, enforceable against it in accordance with the terms hereof. Master Franchisee further represents and warrants that neither the execution of this Agreement nor the performance by it of its obligations hereunder violate any provision of any applicable Law or results in a material breach or material default under any indenture, contract, commitment or restriction to which Master Franchisee or any of its Affiliates is a party or by which Master Franchisee or any of its Affiliates is bound. Master Franchisee further represents and warrants that no consent, approval, filing or authorization from any Authority is necessary or shall be obtained for the signature and performance by Master Franchisee of this Agreement, except as would not, or would not reasonably be expected to, individually or in the aggregate, materially impair or delay Master Franchisee’s ability to perform its obligations hereunder.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

3            THRI

3.1	THRI hereby represents and warrants that:

(a)	it has the exclusive right to use the Tim Hortons System and the Tim Hortons Marks for the development and operation of quick service restaurants known as Tim Hortons Restaurants and to franchise such rights to Master Franchisee in the Territory;

(b)	this Agreement constitutes a valid and binding obligation of THRI, enforceable against it in accordance with the terms hereof. No consent, approval, filing or authorization from any Authority is necessary or shall be obtained for the signature and performance by THRI of this Agreement, except as would not, or would not reasonably be expected to, individually or in the aggregate, materially impair or delay the ability of it to perform its obligations hereunder; and

(c)	other than entering into this Agreement and registering the Tim Hortons Marks and prosecuting oppositions to the Tim Hortons Marks in the Territory, it has not conducted any business in the Territory.

3.2	THRI will comply with all applicable Laws necessary for the maintenance of its status as a duly qualified and filed franchisor in the PRC, including the timely submission of the annual reporting form through the Filing System of Commercial Franchises of MOFCOM.

4            GRANT

4.1	THRI hereby grants to Master Franchisee the exclusive right, subject to the limitations set out in this Agreement, and Master Franchisee hereby accepts the obligation, pursuant to the terms and conditions of this Agreement to (together, the “Development Rights”):

4.1.1	Develop, establish, own and operate Direct-Owned Restaurants in the Territory, subject to the terms of this Agreement and the Company Franchise Agreement;

4.1.2	License to Franchisees the right to develop, establish, own and operate Franchised Restaurants in the Territory (which license does not include the right to license Franchisees to grant sublicenses for Restaurants in the Territory), subject to the terms of this Agreement and the Franchise Agreements;

4.1.3	Use and permit Franchisees to use (subject to the terms of this Agreement, the Company Franchise Agreement and the Franchise Agreements) the Tim Hortons Marks and the Tim Hortons System in its capacity as Master Franchisee or Franchisee in the Territory, as the case may be, in order to engage in the activities described above; and

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

4.1.4	Enter into exclusive or non-exclusive development agreements with Franchisees in the Territory (the “Territory Development Agreements”), provided that such Territory Development Agreements provide for their termination in accordance with clause 18.4.4 upon the occurrence of an MDA Termination Event and provided further that no Territory Development Agreement shall provide for the grant of any rights that are inconsistent with the terms and conditions of this Agreement.

4.2	For purposes of this Agreement and the grant of the Development Rights, operations at a Tim Hortons Restaurant include dine-in, take-out, delivery and catering from a Tim Hortons Restaurant, provided that, in the case of delivery and catering, THRI has approved the Delivery Requirements in its sole discretion. Accordingly, subject to the provisions of clause 4.7, Master Franchisee and its Franchisees will have the right to conduct delivery and catering operations and services at or from each Tim Hortons Restaurants during the Term of this Agreement, the Company Franchise Agreement, or any Franchise Agreement, as applicable.

4.3	Upon formation of a new Approved Subsidiary, Master Franchisee and the Approved Subsidiary will execute the Joinder Agreement and deliver a copy of such agreement to THRI. Prior to the opening of each Direct-Owned Restaurant, Master Franchisee or the applicable Approved Subsidiary will execute and deliver to THRI a Unit Addendum for such Direct-Owned Restaurant.

4.4	THRI, on behalf of itself, its Affiliates and its designees, reserves all rights not expressly granted to Master Franchisee under this Agreement, and Master Franchisee hereby accepts and acknowledges such reserved rights of THRI, its Affiliates and designees. Accordingly, except as described below, nothing in this Agreement or at Law shall prevent THRI, its Affiliates, designees and licensees or any other Person from one or all of the following: (a) operating or granting to any Person a franchise or license to operate Tim Hortons Restaurants outside the Territory, (b) operating or granting to any Person a franchise or license to operate, in or outside the Territory, a restaurant business using one or more of the other brands and franchise systems or trademarks now or hereafter owned or licensed by THRI or any Affiliate of THRI (the “Other Brands”), regardless of whether such business is in competition with the Tim Hortons System or its menu items or located in close proximity to any Restaurant; or (c) subject to clause 4.6, distributing, selling or offering or granting to any Person the right to distribute, sell or offer, in the Territory, menu or other items or services which are the same as or similar to Tim Hortons menu items, using the Tim Hortons System and the Tim Hortons Marks through Other Distribution Channels, whether located in close proximity to any Restaurant or otherwise, of a temporary or permanent nature; provided, however, that such distribution, sale or offering through Other Distribution Channels shall not include the distribution, sale or offering of such item by means of sales or distribution at a Tim Hortons Restaurant or by catering or delivery from a Tim Hortons Restaurant anywhere in the Territory, which the Parties acknowledge and agree are reserved to Master Franchisee and its Franchisees, subject to clause 4.7.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

4.5	The Development Rights will not apply with respect to THRI’s global and regional operation and promotion of the Tim Hortons System, including (a) any global and/or regional activities of THRI and/or its Affiliates such as global and/or regional marketing and promotional campaigns, public relations or other activities of THRI and/or its Affiliates relating to the Tim Hortons System globally and/or regionally; or (b) any global and/or regional Internet-related activity of THRI and/or its Affiliates or global and/or regional internet activities of a third party authorized by THRI (collectively, the “Exclusivity Exclusions”). Master Franchisee acknowledges and agrees that in connection with the Exclusivity Exclusions set forth above, THRI may authorize third party vendors, contractors, suppliers and promotional parties to use elements of the Tim Hortons System, including the Tim Hortons Marks, Tim Hortons Domain Names and Tim Hortons Intellectual Property Rights, in connection with the global and/or regional activities of THRI and/or its Affiliates and that such use may include the Territory. Nothing herein shall prevent THRI from appropriately responding to any consumer, governmental body, regulatory body and/or other matters relating to the Tim Hortons System in the Territory where THRI is required to do so by Law and/or to otherwise appropriately manage THRI’s brand reputation. For the avoidance of doubt, use of the term regional or regionally in this clause 4.4 shall refer to the Asia Pacific region (as defined by THRI from time to time) of which the Territory is a part but shall not refer exclusively to the Territory.

4.6	While the Development Rights are in effect, either Party may wish to distribute, sell or offer Approved Products in the Territory using the Tim Hortons System and the Tim Hortons Marks through Other Distribution Channels (each, an “Other Distribution Channel Opportunity”). If either Party wishes to consider an Other Distribution Channel Opportunity, that Party will first approach the other Party to discuss the Other Distribution Channel Opportunity by providing the other Party with a notice in writing (the “Other Distribution Channel Opportunity Notice”). The other Party will have up to ninety (90) Days to review the Other Distribution Channel Opportunity Notice and then the Parties will enter into discussions for a period of up to ninety (90) Days. For the avoidance of doubt, THRI and/or its Affiliates may approve or disapprove any such request by Master Franchisee to explore an Other Distribution Channel Opportunity in their sole discretion, and if such request is disapproved, THRI and/or its Affiliates shall not be obligated to enter into such discussions; provided, however, that if THRI and/or its Affiliates disapprove such request, THRI will not offer such Other Distribution Channel Opportunity to any other party or parties (an “Interested Party”) without first offering it to Master Franchisee pursuant to the terms of this clause 4.6. If Master Franchisee declines THRI’s request to explore an Other Distribution Channel Opportunity or if the request is approved by THRI and/or its Affiliates and the Parties fail to reach an agreement within the ninety (90) Day period, THRI and/or its Affiliates may enter into the Other Distribution Channel Opportunity on its/their own or with any Interested Party, provided that (a) such Other Distribution Channel Opportunity is entered into within one hundred and eighty (180) Days of the date upon which Master Franchisee declined THRI’s request or the Parties failed to reach agreement, and (b) such Other Distribution Channel Opportunity entered into with an Interested Party is on terms no more favourable to such Interested Party than those offered to Master Franchisee.

Pursuant to the above, Master Franchisee requested that THRI approve the Other Distribution Channel Opportunity described in sub-clause (a) of Schedule 1A and, on March 5, 2021, THRI approved such Other Distribution Channel Opportunity on the terms and conditions set forth in Schedule 1A.

4.7	Master Franchisee may at any time request to exercise its right to distribute, sell or offer Approved Products in the Territory through a Delivery Program. THRI agrees to work with Master Franchisee to develop the Delivery Requirements for implementing a Delivery Program in the Territory and, once such Delivery Requirements are approved by THRI, in its sole discretion, Master Franchisee may sell Approved Products in the Territory through such Delivery Program in compliance with such Delivery Requirements. Master Franchisee agrees not to implement a Delivery Program until THRI has approved, in its sole discretion, the Delivery Requirements applicable to such Delivery Program.

4.8	While the Development Rights are in effect, THRI will not itself operate, or franchise, license or authorize any Person other than Master Franchisee to operate, Restaurants in the Territory.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

4.9	The Parties agree that in the event of conflict or confusion as to the exact boundaries of the Territory, the description of the boundaries in, and the map attached to, Schedule 2 will prevail.

4A           INDEBTEDNESS

4a.1	The members of the Tims China Group shall be entitled to incur Indebtedness (such borrowing, the “Tims China Debt” provided that (a) immediately after the incurrence of such Indebtedness, the ratio of Net Debt to LTM EBITDA does not exceed 3.0 to 1.0 except and solely to the extent approved in writing by THRI, (b) the terms of such Indebtedness are non-recourse to THRI and (c) such Indebtedness is not secured by a pledge, hypothecation, mortgage or other lien on the Equity Securities of any member of the Tims China Group.

4A.2	The Tims China Group shall use the proceeds of the Tims China Debt to expand the business of the Tims China Group through the development and operation of new Tim Hortons Restaurants, to finance the working capital needs of the Tims China Group and for other corporate purposes consistent with such activities.

4B          NOMINATION AND OBSERVER RIGHT

4B.1	For so long as THRI holds 3,495 ordinary shares (as adjusted, if necessary, to take into account any share splits, share dividends, share combinations and similar transactions occurring after consummation of the SPAC Transaction) of Tims China, THRI shall have the right (but not the obligation) to nominate one (1) individual of its choosing (such individual, the “THRI Designee”) for election to the board of directors of Tims China (the “Tims China Board”) at each meeting of the shareholders of Tims China at which directors are to be elected. The Tims China Board shall, subject to fiduciary duties under applicable law, cause such THRI Designee to be nominated and recommended for election to the Tims China Board. Tims China shall take such action as may be necessary or appropriate such that immediately following the closing of the SPAC Transaction, the Tims China Board includes a THRI Designee and such THRI Designee is included in the class of directors serving in the term expiring at the third annual meeting of shareholders of Tims China falling after the closing date of the SPAC Transaction.

4B.2	Without prejudice to THRI’s right in clause 4B.1, Tims China will permit a person designated by THRI to attend all meetings of the Tims China Board or any committee of the Tims China Board as an observer and the Tims China Board (or the applicable committee) shall furnish to such observer, at the same time and in the same manner as furnished to the directors of the Tims China Board or members of any applicable committee, notice of each such meeting, including such meeting’s time and place and any materials relevant to such meeting.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

5            DURATION

5.1	The initial term of this Agreement shall be for a period of twenty (20) years commencing on the Original Commencement Date, subject to earlier termination in accordance with the terms of this Agreement (the “Initial Term”). Master Franchisee shall have the option to extend the Initial Term for ten (10) years, subject to earlier termination in accordance with the terms of this Agreement (the “Extension Period”, together with the Initial Term, the “Term”), provided that:

5.1.1	Master Franchisee has given THRI and/or its Affiliates written notice of its intention to exercise its option to extend this Agreement no later than the first Day of Development Year 19 (the “Extension Notice”);

5.1.2	Master Franchisee has, as determined on the date of the Extension Notice and the last Day of the Initial Term, fully complied with the applicable Targets set forth in the Development Schedule;

5.1.3	there has been no uncured Event of Default during the one (1) year period prior to the date of the Extension Notice or during the period commencing on the date of the Extension Notice and ending on the last Day of the Initial Term; and

5.1.4	there has been no uncured default (for which Master Franchisee received a formal notice of default) under the Company Franchise Agreement or any Unit Addendum during the one (1) year period prior to the date of the Extension Notice and during the period commencing on the date of the Extension Notice and ending on the last Day of the Initial Term.

6            DEVELOPMENT OBLIGATIONS

6.1	Master Franchisee shall (a) develop and open for business (and keep open to the extent required hereby), and (b) license Franchisees to develop and open for business (and keep open to the extent required hereby) a minimum number of new Tim Hortons Restaurants within the Territory in strict compliance with the Development Schedule, and such new Restaurants may be either Direct-Owned Restaurants or Franchised Restaurants; provided, however, that for each Development Year, the aggregate number of Direct-Owned Restaurants shall be at least sixty percent (60%) of the total number of Tim Hortons Restaurants open and operating in the Territory on a cumulative basis (rounded up to the nearest whole number), as determined on the last Day of such Development Year.

6.2	For the avoidance of doubt, any Franchised Restaurants purchased or otherwise acquired by Master Franchisee or any of its Affiliates (the “Acquired Restaurants”) shall not be included for purposes of determining Master Franchisee’s compliance with the Targets set forth in the Development Schedule.

6.3	All of the Targets set forth in the Development Schedule are net of closures, without distinction as to the reason for such closure (expiration, early termination or otherwise), and without distinction between closures of Direct-Owned Restaurants or Franchised Restaurants.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

6.4	Master Franchisee may develop Restaurants at a faster rate than as set out in the Development Schedule. Subject to the paragraph below, any Restaurants developed faster than as provided for in the Development Schedule shall be included in determining Master Franchisee’s compliance with the Development Schedule and shall carry forward to be used in calculating the satisfaction of the next Development Year’s Target.

Any Tims Go opened in any Development Year shall be included for purposes of determining Master Franchisee’s compliance with the Targets set forth in the Development Schedule; provided that, if the aggregate number of Tims Go opened in a Development Year is more than twenty percent (20%) of the total number of Tim Hortons Restaurants opened in such Development Year (net of closures) (such test, the “20% Tims Go Test”), then any Tims Go developed in excess of the 20% Tims Go Test (such Restaurants, the “Excess Tims Go Restaurants”) shall not be included in determining Master Franchisee’s compliance with the relevant Target for that Development Year. For the avoidance of doubt, any Tim Hortons Restaurants opened during the Development Cure Period for purposes of achieving the Target for a Shortfall Year shall not be counted for purposes of the 20% Tim Go Test for the Development Year in which such Tim Hortons Restaurant actually opened.

6.5	Master Franchisee will not develop any Restaurant in a Co-Branded Location without the prior written consent of THRI.

6.6	Except as set forth in clause 6.7, if Master Franchisee desires to close a Direct-Owned Restaurant prior to the expiration of the term of the applicable Unit Addendum, Master Franchisee will provide written notice to THRI at least ninety (90) Days prior to the proposed closure date setting out the reasons for the closure of the Direct-Owned Restaurant and documentary evidence supporting any reasons cited in support of closure (the “Early Closure Request”). THRI may either approve or disapprove an Early Closure Request in its reasonable discretion. THRI will respond in writing within thirty (30) Days as to whether it approves or disapproves the Early Closure Request and, if THRI decides, in its reasonable discretion, to disapprove the Early Closure Request, THRI will specify a reason therefor. If THRI requests further information or documents in relation to the Early Closure Request, Master Franchisee will provide such further information or documents to THRI within a reasonable period, and THRI will render its decision within thirty (30) Days of receipt from Master Franchisee of such further information or documents. If THRI does not respond to an Early Closure Request within the thirty (30) Day period, the Early Closure Request shall be deemed to be denied.

6.7	Notwithstanding the foregoing (but subject to clause 6.3), Master Franchisee may close (a) up to ten (10) Direct-Owned Restaurants during each Development Year of the Term (each, a “Permitted Closure Restaurant”), and [****], without THRI’s consent and without penalty or other payment to THRI, except for amounts due and payable to THRI prior to the closing date of the Permitted Closure Restaurant [****]. Upon the occurrence of an MDA Termination Event, Master Franchisee’s right to close Direct-Owned Restaurants in the Territory pursuant to this clause 6.7 will automatically terminate. Master Franchisee has the sole discretion to determine which Direct-Owned Restaurants are designated as Permitted Closure Restaurants [****]. For the avoidance of doubt, if THRI approves the closure of a Direct-Owned Restaurant pursuant to clause 6.6, such Direct-Owned Restaurant shall not be counted as a Permitted Closure Restaurant for purposes of this clause 6.7.

6.8	If Master Franchisee fails to achieve the Target specified in the Development Schedule for any Development Year commencing with Development Year 3 (a “Development Default”) on or before the last Day of such Development Year (a “Shortfall Year”), Master Franchisee will have until the expiration of the Development Cure Period to achieve the Target for the Shortfall Year. If Master Franchisee fails to achieve the Target for the Shortfall Year by the expiration of the Development Cure Period, then, in addition to any other legal rights and remedies available to THRI set out in this Agreement or at Law, THRI may, in its sole discretion, terminate the Development Rights or terminate this Agreement in its entirety. THRI will not be required to provide any notice (whether oral or written) to Master Franchisee of a Development Default or the commencement of the Development Cure Period. For the avoidance of doubt, if a Restaurant is counted for purposes of determining Master Franchisee’s compliance with the applicable Annual Opening Target or Extension Period Target, if applicable, for a Shortfall Year, it will not be counted for purposes of determining compliance with the applicable Annual Opening Target or Extension Period Target for the Development Year in which the Restaurant actually opened.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

6.9	Notwithstanding the foregoing, provided that it has complied with all of the provisions of this clause 6, Master Franchisee shall not be deemed to be in breach of the Development Schedule if its failure to perform its obligations as set out in the Development Schedule results from any of the following events, which must have a continuous impact on any of the major metropolitan areas centered on or around Shanghai, Beijing or Shenzhen for a period of two (2) months or more, and make it impossible or commercially impracticable to achieve any of the Targets by the applicable deadlines set forth in the Development Schedule (a “Force Majeure Event”):

6.9.1	compliance with any Law, ruling, order, regulation, requirement, instruction of any Authority or governmentally imposed moratorium that prohibits such performance;

6.9.2	acts of God, earthquake, blizzard or flood; or

6.9.3	fires, strikes, actions of labor unions, embargoes, technological disaster, war, riot or terrorist acts, release of nuclear radiation or bio-toxic or bio-chemical agents.

Any delay in Master Franchisee’s performance of its obligations set out in the Development Schedule resulting from any of these Force Majeure Events will extend performance or excuse performance, in whole or in part, as reasonably determined by THRI according to the circumstances, but shall not in any event extend performance by more than one (1) Development Year. Notwithstanding the foregoing, no Force Majeure Event will relieve or suspend any payment obligation of Master Franchisee, and currency restrictions, fluctuations or devaluations will not be deemed to be Force Majeure Events.

6.10	Upon the occurrence of a Force Majeure Event, Master Franchisee shall comply with the following:

6.10.1	it shall promptly notify THRI in writing of the nature and extent of the Force Majeure Event causing its failure or delay in performance; and

6.10.2	it shall use all commercially reasonable efforts to mitigate the effect of the Force Majeure Event to carry out its obligations under the Development Schedule in any way that is reasonably practicable and to resume the performance of its obligations as soon as reasonably possible.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

7            DEVELOPMENT PROCEDURES FOR DIRECT-OWNED RESTAURANTS

7.1	This Agreement is not a franchise for the operation of Tim Hortons Restaurants. The terms and conditions applicable to Master Franchisee for the operation of each Direct-Owned Restaurant are set forth in the Company Franchise Agreement and Unit Addendum for such Direct-Owned Restaurant, and the terms and conditions applicable to Franchisees for the operation of each Franchised Restaurant are set forth in the Franchise Agreement for such Franchised Restaurant.

7.2	Until the occurrence of an MDA Termination Event, Master Franchisee will not be required to obtain THRI’s prior written approval for the development of any potential site in the Territory (“Site Approval”). After the occurrence of an MDA Termination Event, Master Franchisee shall have no further right or entitlement to develop and establish Direct-Owned Restaurants in the Territory, or to license to Franchisees the right to establish and operate Franchised Restaurants in the Territory, without first receiving Site Approval from THRI, which THRI may withhold in its sole discretion. If, after the occurrence of an MDA Termination Event, Master Franchisee enters into any legally binding commitment with vendors or lessors of a potential site before THRI has granted Site Approval, then Master Franchisee shall bear the entire risk of loss or damage resulting from a subsequent decision of THRI not to give Site Approval.

7.3	The following requirements relating to site acquisition and construction of Direct-Owned Restaurants shall apply throughout the Term:

7.3.1	For each Direct-Owned Restaurant, Master Franchisee shall provide THRI, prior to filing for permit applications with the relevant Authorities to construct the Direct-Owned Restaurant, with the following detailed information regarding the proposed site and the market around the site in a format prescribed by THRI: (i) profit and loss projections for five (5) years, (ii) capital expense breakdown, (iii) trade area information, including information regarding customers, (iv) interior and exterior renderings of the proposed site, complete with signage, (v) aerial maps of the proposed site and pictures of the main access point for the direction of the traffic flow, if applicable, and (vi) to the extent available, such other information as THRI may from time to time reasonably request in electronic format or any other formats prescribed by THRI from time to time (the “Site Information”).

7.3.2	Master Franchisee shall notify THRI when a Direct-Owned Restaurant is under construction so that THRI can issue a TH number to identify the Direct-Owned Restaurant.

7.3.3	Master Franchisee assumes all cost, liability, expense and responsibility in procuring the location, acquisition and development of sites and the construction of Direct-Owned Restaurants. Master Franchisee shall provide copies of all documents related to title and possession of each site at THRI’s request.

7.3.4	All Direct-Owned Restaurants shall be constructed, equipped and furnished in accordance with plans and specifications in compliance with Approved Plans and Specifications. These plans and specifications shall include the architectural design of the building, style, size and interior décor and colour schemes, internal and external signage as well as the proposed kitchen layout, service format and equipment. If, and to the extent that, Master Franchisee requires architectural and engineering services, it will contract for those services independently at its own expense and obtain all necessary approvals and permissions from the relevant Authority for such purposes.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

7.4	Master Franchisee agrees that THRI is not and shall not be deemed to be making, and no Affiliate of THRI or any Person on behalf of THRI is or shall be deemed to be making, any representation or warranty relating directly or indirectly to the success or viability of, or any other matter relating to, a Direct-Owned Restaurant, and any such representation or warranty is hereby expressly excluded, including in the event that THRI has granted Site Approval or provided Approved Plans and Specifications or of any other matter relating to the development of the Direct-Owned Restaurant. No reliance shall be placed by Master Franchisee or any of its Affiliates on any warranty, representation or advice that may be given by any Person by or on behalf of THRI and/or its Affiliates unless such representation, warranty or advice is expressly given in writing by THRI.

7.5	THRI shall have the right to require Master Franchisee to use commercially reasonable efforts to have the landlord of any Direct-Owned Restaurant include any or all of the following provisions in the lease or purchase agreement, which will:

7.5.1	Allow Master Franchisee and THRI the right to elect to assign the leasehold interest and the lease contract to THRI or an Affiliate or a franchisee of THRI and/or Master Franchisee, in each case, without landlord consent or any increase in rent or change in any other material term; and

7.5.2	in case of lease of the site, require the lessor to provide THRI with a copy of any notice of deficiency under the lease sent to Master Franchisee, at the same time as such notice is sent to Master Franchisee (as the lessee under the lease), and which grants THRI the right (but not the obligation) to cure any of Master Franchisee’s deficiencies under the lease within fifteen (15) business Days after the expiration of the period in which Master Franchisee has to cure any such default, should Master Franchisee fail to do so.

8            GRANT OF FRANCHISE FOR DIRECT-OWNED RESTAURANTS

8.1	Direct-Owned Restaurants. Upon fulfilment of the following conditions precedent in relation to each proposed Direct-Owned Restaurant, THRI shall grant Master Franchisee or the relevant Approved Subsidiary, as applicable, a license to operate the relevant Direct-Owned Restaurant on the terms set out in the Company Franchise Agreement and Unit Addendum for the relevant Direct-Owned Restaurant:

8.1.1	completion of the construction and fitting out of the Direct-Owned Restaurant in accordance with THRI’s then current Approved Plans and Specifications;

8.1.2	delivery to THRI of a Notice of Completion at least ten (10) Days prior to the scheduled opening date of the Direct-Owned Restaurant, which Notice of Completion will identify the operator of the Direct-Owned Restaurant;

8.1.3	payment to THRI or its designee of the applicable Direct-Owned Restaurant Unit Fee required in respect of the Direct-Owned Restaurant to be opened as specified in clause 8.5 below;

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

8.1.4	Master Franchisee having provided THRI with a fully executed Joinder Agreement (if the operator of the Direct-Owned Restaurant is a new Approved Subsidiary) at least thirty (30) Days prior to the scheduled opening date of the Direct-Owned Restaurant;

8.1.5	Master Franchisee having provided THRI with at least two (2) original counterparts of the Unit Addendum for the Direct-Owned Restaurant executed by Master Franchisee or the Approved Subsidiary, such counterparts to be delivered to THRI at least thirty (30) Days prior to the scheduled opening date of the Direct-Owned Restaurant;

8.1.6	evidence, satisfactory to THRI in its sole discretion of compliance in all material respects by Master Franchisee with the requirements of this Agreement and the Company Franchise Agreement;

8.1.7	evidence of property control, reasonably satisfactory to THRI, for the Unit Addendum Term (defined below); and

8.1.8	Master Franchisee or the Approved Subsidiary having obtained and continuing to hold all relevant approvals, permits and licenses required by applicable Law to operate the Direct-Owned Restaurant.

In addition, by not later than the later to occur of (i) the first (1st) Business Day of the month following the month in which a Direct-Owned Restaurant was opened or (ii) five (5) Business Days following the date on which a Direct-Owned Restaurant was opened, Master Franchisee will provide THRI with a written communication advising of the date that the Direct-Owned Restaurant opened for business, together with digital photographs of the interior and exterior of the Direct-Owned Restaurant, showing that such Direct-Owned Restaurant is open and serving guests. Additionally Master Franchisee will comply with all requirements established by THRI from time to time to evidence the opening of new Direct-Owned Restaurants in the Territory.

8.2	Acquired Restaurants. Upon the purchase of an Acquired Restaurant by Master Franchisee or an Approved Subsidiary, THRI, Master Franchisee or the Approved Subsidiary and the applicable Franchisee will enter into an agreement to terminate the Franchise Agreement for such Acquired Restaurants in a form to be provided by THRI, and Master Franchisee will provide to THRI at least two (2) original counterparts of the Unit Addendum for the Acquired Restaurant executed by Master Franchisee or the Approved Subsidiary, such counterparts to be delivered to THRI on the acquisition date of the Acquired Restaurant.

8.3	Unit Addendum. Until the Unit Addendum has been executed and delivered to THRI pursuant to clause 8.1.5 for a particular Direct-Owned Restaurant and the applicable Direct-Owned Restaurant Unit Fee has been paid, the proposed Direct-Owned Restaurant shall not open for business.

8.4	Unit Addendum Term. The term of each Unit Addendum will be up to twenty (20) years from the commencement date of the Unit Addendum (the “Unit Addendum Term”), with a minimum term of five (5) years (subject to renewal in accordance with clause 2.5 of the Company Franchise Agreement). The Unit Addendum Term for an Acquired Restaurant will be the remaining term of the relevant Franchise Agreement for such Acquired Restaurant.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

8.5	Direct-Owned Restaurant Unit Fee. During the Term, Master Franchisee will pay the following fee to THRI or its designee for the opening of each Direct-Owned Restaurant: [****] for each Direct-Owned Restaurant opened any time after January 1, 2021 in Development Year 3 and at any time thereafter (the “Direct-Owned Restaurant Unit Fee”), each for a twenty (20) year term (which amount will be prorated if the term of the applicable Unit Addendum is less than twenty (20) years); [****]. The Direct-Owned Restaurant Unit Fee will be due and payable no later than five (5) Days after receipt of an invoice from THRI and/or an Affiliate or five (5) Days after the opening of the Direct-Owned Restaurant, whichever is earlier. Upon the renewal of any Unit Addendum of a Direct-Owned Restaurant in accordance with the terms of the relevant Company Franchise Agreement, Master Franchisee will pay the Renewal Fee to THRI or its designee prior to the expiration of the Unit Addendum for the applicable Direct-Owned Restaurant.

8.6	Direct-Owned Restaurant Fee Credit. While the Development Rights are in effect, Master Franchisee will be entitled to receive a credit in the amount of the unused portion of the Direct-Owned Restaurant Unit Fee paid for a Permitted Closure Restaurant previously operated by Master Franchisee (the “Direct-Owned Restaurant Fee Credit”). The Direct-Owned Restaurant Fee Credit will be applied to the applicable Direct-Owned Restaurant Unit Fee charged in connection with the next Direct-Owned Restaurant opened by Master Franchisee located in the province, autonomous region or direct-controlled municipality in which the Permitted Closure Restaurant was located (the “Replacement Restaurant”); provided, however, that if Master Franchisee fails to open a Direct-Owned Restaurant located in such province, autonomous region or direct-controlled municipality within a period of eighteen (18) months after the closure of the Permitted Closure Restaurant, Master Franchisee will have no right to receive the Direct-Owned Restaurant Fee Credit and, in the event Master Franchisee opens a Direct-Owned Restaurant located in such province, autonomous region or direct-controlled municipality after the expiration of the 18-month period, Master Franchisee will pay the full amount of the applicable Direct-Owned Restaurant Unit Fee in connection therewith. The Direct-Owned Restaurant Fee Credit will be calculated on a pro rata basis as follows: the Direct-Owned Restaurant Unit Fee originally paid by Master Franchisee for the Permitted Closure Restaurant divided by the number of years of the Unit Addendum Term for the Permitted Closure Restaurant, multiplied by the full period remaining in the term of the Permitted Closure Restaurant. The result is subtracted from the Direct-Owned Restaurant Unit Fee (as set forth above) to arrive at the Direct-Owned Restaurant Unit Fee for the Replacement Restaurant. For the avoidance of doubt, the Direct-Owned Restaurant Fee Credit will not be available to Master Franchisee after the occurrence of an MDA Termination Event. By way of illustration only, if the Direct-Owned Restaurant Unit Fee was $50,000, the initial term was 20 years, and the Permitted Closure Restaurant closed at the end of the second year of the term, the Direct-Owned Restaurant Fee Credit would be $50,000 ÷ 20, and that amount ($2,500) would be multiplied by 18 (the unused portion of the term), to obtain a Direct-Owned Restaurant Fee Credit of $45,000. If the next Direct-Owned Restaurant required a Direct-Owned Restaurant Unit Fee of $50,000, Master Franchisee would receive a credit of $45,000 and would be obligated to pay $5,000.

8.7	Royalty.

8.7.1	During the Term, Master Franchisee will pay a monthly fee (the “Royalty Fee”) for each Direct-Owned Restaurant to THRI or its designee as follows: [****].

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

8.7.2	During the Unit Addendum Term for each Acquired Restaurant, the Royalty Fee due in respect of such Acquired Restaurant will be the Royalty Fee set forth in the relevant Franchise Agreement for such Acquired Restaurant.

8.7.3	Master Franchisee will pay the Royalty Fee due in respect of each Direct-Owned Restaurant to THRI or its designee by no later than the tenth (10th) day of each month for the entire Unit Addendum Term (and any renewal term, if applicable) based on Gross Sales for the preceding month in accordance with the Company Franchise Agreement.

8.8	Advertising Contribution.

8.8.1	During the Term, Master Franchisee will pay an Advertising Contribution in respect of each Direct-Owned Restaurant calculated by multiplying the monthly Gross Sales at the Direct-Owned Restaurant by four percent (4%) for the entire Unit Addendum Term (and any renewal term, if applicable), subject to clause 11.

8.8.2	During the Term, the Advertising Contribution for Direct-Owned Restaurants will be contributed by no later than the tenth (10th) day of each month to the Advertising Fund to be managed by Master Franchisee, subject to clause 11 of this Agreement.

9            GRANT OF FRANCHISE FOR FRANCHISED RESTAURANTS

9.1	General. The Development Rights include the right during the Term for Master Franchisee to enter into Franchise Agreements with Franchisees for the operation of Franchised Restaurants in the Territory. Master Franchisee will provide the Services to Franchisees and Franchised Restaurants in the Territory in strict compliance with the terms of this Agreement. Master Franchisee shall use commercially reasonable efforts to ensure compliance by Franchisees with the Tim Hortons System in the Territory and enforce all of the obligations of Franchisees as set forth in the Franchise Agreements. Except as set forth in this Agreement, Master Franchisee shall not charge any fees or other amounts to Franchisees without the prior written consent of THRI.

9.2	Approval of Franchisees and Franchise Agreements. Master Franchisee will utilize THRI’s guidelines for approving Franchisees. In addition, Master Franchisee will, at its sole cost and expense procure mandatory Level 2 Background Checks conducted by the Background Check Provider on each proposed Franchisee and all principals and shareholders thereof, and provide copies of the background checks to THRI for review. Master Franchisee will not enter into a Franchise Agreement with any proposed Franchisee if the results of the background check reveal, in THRI’s sole judgment, that the proposed Franchisee or any of the principals or shareholders thereof is (i) a Competitor, (ii) a Person that directly or indirectly provides marketing, advertising, training, monitoring, development, reporting and/or collection or similar services to a Competitor; (iii) a Person which acts as a franchisee or master franchisee for any Competitor, or (iv) a Prohibited Person, as determined in THRI’s sole judgment based on the background check and any follow-up or additional diligence, if any, required by THRI based on the background check. The failure to comply with this provision is a material default under this Agreement.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

9.2.1	Franchisees who desire to open Franchised Restaurants will enter into a Franchise Agreement with Master Franchisee for each Franchised Restaurant opened in the Territory during the Term. If Master Franchisee desires to sell, transfer or otherwise dispose of a Direct-Owned Restaurant to a Franchisee, then THRI and Master Franchisee will terminate the Unit Addendum with respect to such Direct-Owned Restaurant prior to Master Franchisee entering into a Franchise Agreement with respect to such Restaurant.

9.2.2	The term of each Franchise Agreement will be up to twenty (20) years from the date on which such Franchise Agreement is signed, as determined by Master Franchisee, in its sole discretion, with a minimum term of five (5) years and with one (1) option to renew for ten (10) years on the condition that Master Franchisee will consult with THRI before such renewal.

9.2.3	Master Franchisee will provide THRI with the Site Information for each proposed Franchised Restaurant within ten (10) Days after receipt of same from the relevant Franchisee.

9.2.4	Master Franchisee will provide THRI with written notice of the opening of a Franchised Restaurant within five (5) Days of the opening date. Master Franchisee will provide THRI with one (1) copy of each Franchise Agreement on or prior to the opening of the Franchised Restaurant, together with a signed acknowledgment from each Franchisee certifying in the manner set out in the Franchise Agreement that all applicable franchise disclosures, if any were required under applicable Law, were made by Master Franchisee to each Franchisee on a timely basis. Additionally, by not later than the later to occur of (i) the first (1st) Business Day of the month following the month in which a Franchised Restaurant was opened or (ii) five (5) Business Days following the date on which a Franchised Restaurant was opened, Master Franchisee will provide THRI with digital photographs of the interior and exterior of the Franchised Restaurant, showing that such Franchised Restaurant is open and operating and is serving guests. Additionally, Master Franchisee will comply with, and will cause all Franchisees to comply with, all requirements established by THRI from time to time to evidence the opening of new Franchised Restaurants in the Territory.

9.2.5	Master Franchisee will not amend a Franchise Agreement in any material respect, nor waive a Franchisee’s obligation to comply with a material condition under a Franchise Agreement, without THRI’s prior written consent. Master Franchisee will provide to THRI in advance a copy of any such amendment or statement describing a waiver to be granted. In addition, at THRI’s request, Master Franchisee will provide to THRI a signed copy of each such amendment within ten (10) Days after such amendment is signed. Without limiting the generality of the foregoing, Master Franchisee will not amend a Franchise Agreement to delete THRI and its Affiliates as “FRANCHISOR INDEMNIFIED PARTIES” thereunder.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

9.2.6	Master Franchisee will ensure that THRI or any employee, agent or designee of THRI, shall have the unrestricted right to enter the Franchised Restaurants to conduct such inspections and other activities as THRI deems necessary to ascertain or ensure compliance with the Standards, including without limitation, to conduct interviews with Franchisee’s employees. The inspections and other activities may be conducted without prior notice at any time determined by THRI, subject to the requirement that THRI will use commercially reasonable efforts to ensure that the inspections and other activities will not disrupt the normal business operations of the Franchised Restaurants.

9.2.7	Master Franchisee will fulfil all of the duties of the “Franchisor” under each Franchise Agreement executed pursuant to this Agreement and will use best efforts to maintain compliance by each Franchisee under, and enforce, each Franchise Agreement. However, Master Franchisee will not without THRI’s prior written consent;

9.2.7.1	Approve any changes to the Approved Plans and Specifications;

9.2.7.2	Authorize any alteration, addition or improvement to the interior or exterior of a Franchised Restaurant not in compliance with the Standards;

9.2.7.3	Make any material changes to the form of the Franchise Agreement;

9.2.7.4	Approve the use of any products, fixtures, furnishings, signs, equipment, interior or exterior design, or methods of operation not specified in the Confidential Operating Manual or otherwise approved in writing by THRI;

9.2.7.5	Approve or disapprove suppliers or distributors to the Franchised Restaurant;

9.2.7.6	Approve the sale or use in a Franchised Restaurant of any product that has not previously been approved in writing by THRI or that has been disapproved by THRI for sale or use in the Franchised Restaurant; or

9.2.7.7	Except as otherwise permitted or authorized by THRI in writing, knowingly permit any material deviation by a Franchisee from the Standards.

9.2.8	Master Franchisee will ensure that all Franchisees install equipment in their Franchised Restaurants as required by THRI.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

9.2.9	Master Franchisee will use commercially reasonable efforts to obtain P&L Information from each Franchisee. Master Franchisee will provide THRI with P&L Information provided to Master Franchisee by each Franchisee pursuant to its Franchise Agreements at such times as THRI designates and in an electronic format prescribed by or otherwise acceptable to THRI. The Franchise Agreement shall require each Franchisee to provide Master Franchisee with P&L Information and authorize Master Franchisee to provide such P&L Information to THRI.

9.2.10	Master Franchisee’s failure to perform in a diligent and timely manner any material obligation owed to any Franchisee will constitute a breach of this Agreement, such breach to be cured within sixty (60) Days after written notification from THRI to Master Franchisee. Failure to cure following notification will constitute a material breach of this Agreement, and THRI may after giving reasonable consideration to the nature of the relevant default, either terminate the Development Rights or terminate this Agreement in its entirety.

9.2.11	If Master Franchisee fails to carry out its material obligations under a Franchise Agreement within the time provided in the Franchise Agreement and in a manner consistent with the terms of the Franchise Agreement, THRI may, with the written approval of Master Franchisee (which shall not be unreasonably withheld) itself take such steps necessary to enforce the terms and conditions of the Franchise Agreement. Master Franchisee will cooperate with THRI to give effect to this clause, including, by providing and executing such documents deemed necessary by THRI.

9.2.12	Each Franchised Restaurant shall be operated according to the Franchise Agreement and the Standards. Master Franchisee will immediately report to THRI any termination or renewal of, or refusal to renew, any Franchise Agreement, including any notice of intent not to renew by any Franchisee, and all information THRI may reasonably request concerning any termination, renewal or refusal to renew.

9.2.13	If Master Franchisee fails to operate any Franchised Restaurant in compliance with the terms of the Franchise Agreement, THRI may direct, as it deems best, Master Franchisee to terminate the Franchise Agreement for that Franchised Restaurant and/or require the closure (either temporary or permanent) of the Franchised Restaurant.

9.2.14	If Master Franchisee fails to pay THRI (or its designee) (other than a failure to pay due to a Payment Restriction which shall be governed by the terms of clause 22.4) when due any amounts payable under clause 9.4 or clause 9.5 at any time with respect to any Franchised Restaurant, either during the Term or, if applicable, thereafter, and does not cure such failure within twenty (20) Days of written notice from THRI, then THRI may notify, or may direct Master Franchisee to notify, Franchisees in writing to pay the Franchised Restaurant Unit Fee and/or Royalty Fee and submit Sales Reports directly to THRI or its designee with respect to all periods after the date of such notice. The Franchise Agreements shall provide for payment of such amounts and the submission of Sales Reports directly to THRI upon receipt of written notice from THRI or Master Franchisee. For purposes of enforcing this provision, THRI will be named as a third party beneficiary under the Franchise Agreements. Master Franchisee shall be liable and shall pay or reimburse THRI on demand for all reasonable costs, including legal costs, incurred by THRI in connection with the enforcement of THRI’s third party beneficiary rights under the Franchise Agreements.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

9.2.15	If at any time, Master Franchisee receives a termination payment or other amount from a Franchisee or any other Person for future royalties as a result of the closure of a Franchised Restaurant or termination of the Franchise Agreement, Master Franchisee and THRI will share such payment (reduced by the amount of any documented out of pocket collection costs incurred by Master Franchisee) pro rata in accordance with their respective Royalty Fee percentages. Master Franchisee will promptly notify THRI and remit payment to THRI within thirty (30) Days after receipt thereof. For the avoidance of doubt, Master Franchisee will have no obligation to pursue collection of a termination payment or other amount as a result of the closure of a Franchised Restaurant or termination of a Franchise Agreement and may determine in its sole discretion whether or not to initiate such collection activities.

9.3	IT Systems.

9.3.1	Master Franchisee will, at its sole cost and expense, provide THRI with Polling Information at such time or times as may be reasonably required by THRI and ensure that Master Franchisee and all Franchisees install POS Systems and adopt polling and data collection systems prescribed by THRI. Master Franchisee will only use the information received from the Franchisees’ POS Systems and Franchisees’ Polling Information in order to provide the Services.

9.3.2	THRI may at any time prescribe a POS System for use in the Territory so long as (i) such POS System is at least equivalent in functionality to the POS System currently in use in the Territory and (ii) the cost of such POS System is equivalent to or less than comparable POS Systems available in the Territory from third parties.

9.3.3	THRI shall have the right to approve the vendor that Master Franchisee engages to develop any website, applications, including Mobile Applications, or other digital assets for use in the Territory. Such approval shall not be unreasonably withheld. In addition, upon written notice to Master Franchisee, THRI may require Master Franchisee to purchase websites, applications or other digital assets from THRI, an Affiliate of THRI or a vendor approved by THRI.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

9.4	Franchised Restaurant Unit Fee.

9.4.1	During the Term, Master Franchisee will pay to THRI or its designee [****] (the “Franchised Restaurant Unit Fee”), each for a twenty (20) year term (which amount will be prorated if the term of the applicable Franchise Agreement is less than twenty (20) years), whether or not Master Franchisee actually charges or collects a franchise fee for such Franchised Restaurant.

9.4.2	The Franchised Restaurant Unit Fee will be due and payable no later than five (5) Days after the receipt of an invoice from THRI and/or an Affiliate of THRI or five (5) Days after the scheduled opening date of the Franchised Restaurant, whichever occurs first.

9.4.3	Upon renewal of the Franchise Agreement for any Franchised Restaurant Master Franchisee will pay the Renewal Fee to THRI prior to the expiration of the term of the Franchise Agreement.

9.4.4	For the avoidance of doubt, Master Franchisee may not charge a Franchised Restaurant Unit Fee or Renewal Fee in an amount in excess of the amount set forth in clause 9.4.1 or as set forth in the definition of “Renewal Fee”, respectively, it being understood that THRI will receive the entire amount of the fee paid by the Franchisee in connection with the opening of a Franchised Restaurant or the renewal of a Franchise Agreement.

9.5	Royalty Fee.

9.5.1	In consideration of the license and other rights granted under this Agreement during the Term, Master Franchisee will pay a Royalty Fee for each Franchised Restaurant to THRI or its designee [****].

9.5.2	The maximum royalty Master Franchisee may charge a Franchisee under a Franchise Agreement is [****]. Notwithstanding the foregoing, the Parties agree to discuss and consider in good faith any future proposals by Master Franchisee for an increase to the maximum royalty that Master Franchisee may charge Franchisees. Unless otherwise authorized by THRI in writing, the portion of the royalty fee collected and retained by Master Franchisee will be Master Franchisee’s sole compensation related to the Franchise Agreements and the Services to be provided to Franchisees. For the avoidance of doubt, regardless of the royalty Master Franchisee charges for a Franchised Restaurant, Master Franchisee will pay THRI (or its designee) the full amount of the Royalty Fee required under clause 9.5.1, even if the royalty Master Franchisee actually charges Franchisee is less and regardless of whether or not Master Franchisee charges and/or collects a fee for such Franchised Restaurant.

9.5.3	In the event that applicable Law requires the calculation of the Royalty Fee payable pursuant to this clause 9.5 to be based on any figure other than monthly Gross Sales, which calculation results in a sum payable to THRI which is less than what would have been payable had the Royalty Fee been calculated based on monthly Gross Sales, then Master Franchisee undertakes and agrees to pay such difference from its global assets and bank accounts so that the final amount paid to THRI amounts to the Royalty Fee calculated based on monthly Gross Sales.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

9.6	Advertising Contribution. Master Franchisee will require each Franchisee to contribute no less than four percent (4%) of Gross Sales on a monthly basis, beginning the first month after each Franchised Restaurant has commenced operations, to an Advertising Fund to be managed by Master Franchisee during the Term pursuant to clause 11 of this Agreement. Master Franchisee will deposit all Advertising Contributions received pursuant to the Franchise Agreements into the Ad Fund Account. To the extent that the amount remitted by a Franchisee or Affiliate in connection with a Franchised Restaurant is insufficient to pay the Royalty Fee required under clause 9.5.1 and Advertising Contribution, the payment will be applied first to the Royalty Fee and the balance, if any, will be applied to the Advertising Contribution.

9.7	Invoices; Taxes. On a monthly basis, Master Franchisee will calculate the royalties for all Franchised Restaurants based on the Sales Reports provide by Franchisees. Master Franchisee will provide THRI with a copy of the Sales Reports within five (5) Business Days from receipt thereof. Master Franchisee will invoice Franchisees for royalties, together with any taxes (including applicable VAT) which Master Franchisee is required by applicable Law to collect and remit to the taxing Authority in the Territory. Master Franchisee agrees to indemnify the THRI Indemnified Parties for any Claims or Losses, including penalties and interest, resulting from Master Franchisee’s failure to properly remit any such tax payment (including applicable VAT) collected from Franchisees. Notwithstanding the foregoing, Master Franchisee shall procure that Franchisees provide the Sales Report for each month utilizing such sales reporting and invoicing process as may be implemented by THRI for franchisees in the Territory from time to time. The failure of any Franchisee to submit a Sales Report on three (3) or more occasions during any twelve (12) month period shall be an event of default under the Franchise Agreement.

9.8	Method of Payment. THRI may, at its option, and provided the same is permissible under the applicable Law of the Territory, require payment of the Royalty and/or Advertising Contribution and any other amount payable under this Agreement (including pursuant to clause 8 and 9 hereof) by such method or methods as may best align or accord with THRI’s global payment policy standards in effect from time to time, including, without limitation, by international wire transfer, electronic funds transfer, ACH credit transfer, international drawdown and/or by direct weekly or monthly withdrawals in the form of an electronic, wire, automated transfer or other similar electronic funds transfer in the appropriate amount(s) from Master Franchisee’s bank or other financial institution account. If THRI exercises the latter option to automatically pull funds from Master Franchisee’s bank account, Master Franchisee will: (a) execute and deliver to its financial institution and to THRI those documents necessary to authorize such withdrawals and to make payment or deposit as directed by THRI; (b) not thereafter terminate such authorization so long as any payments are owed to THRI hereunder or any other agreement with THRI, whether this Agreement is in effect or this Agreement has expired or been terminated or any other such agreement is in effect or has expired or been terminated, without the prior approval of THRI; (c) not close such account without prior notice to THRI and the establishment of a substitute account permitting such withdrawals; and (d) take all reasonable and necessary steps to establish an account at a financial institution which has a direct electronic funds transfer or other withdrawal program if such a program is not available at Master Franchisee’s financial institution.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

9.9	Master Franchisee Must Not Withhold Payment. Master Franchisee shall not, unless required by Law, for any reason withhold or offset payment of any amount due to THRI under this Agreement (including pursuant to clause 8 and 9 hereof). This applies even if Master Franchisee alleges that THRI has not performed or is not performing an obligation imposed upon it under this Agreement or any other agreement with THRI. THRI may accept any partial payment without prejudice to its right to recover the balance due or pursue any other remedy.

9.10	Application of Payments. THRI, in its sole discretion, may apply any payment received from Master Franchisee or from any other Person on behalf of Master Franchisee against any past due indebtedness of Master Franchisee as THRI may see fit, notwithstanding any contrary instruction or designation given by Master Franchisee or any other Person as to the application or imputation of any such payment.

9.11	Marketing Plan. Master Franchisee will develop a marketing plan to attract qualified Franchisee candidates within the Territory. Master Franchisee will consult with THRI about the plan and provide a copy of the plan to THRI.

9.12	Mobile Applications. If THRI approves the use of any Mobile Applications in the Territory, Master Franchisee shall comply with, and shall cause Franchisees to comply with, such standards THRI may require for the use of Mobile Applications.

9.13	Development Services. Master Franchisee will provide, at Master Franchisee’s sole cost and expense, the following development services (the “Development Services”) to Franchisees:

9.13.1	Administer THRI’s development processes and procedures as described in Exhibit C attached hereto;

9.13.2	Provide the Approved Plans and Specifications for all types of Restaurants;

9.13.3	Provide architectural advice and consultation as necessary on plan revisions, layout and signs;

9.13.4	Provide assistance, advice and consultation on zoning and other matters conducive to the development of a Restaurant for the approved location; provided, however, that none of these responsibilities should be construed to suggest that it is Master Franchisee’s responsibility to perform the tasks of, or undertake tasks normally undertaken by, any kind of engineer, architect, surveyor or other professional Person or to otherwise provide any engineering, architectural, quantity surveying or other professional services;

9.13.5	Analyze site packages prepared by Franchisees, administer THRI’s site selection policies in relation to proposed sites of Franchisees and grant Site Approval (subject to compliance with Exhibit C) for a proposed location of a Tim Hortons Restaurant; provided, however, that upon the occurrence of an MDA Termination Event, at THRI’s option and upon notice to Master Franchisee, THRI may terminate Master Franchisee’s right to grant Site Approval pursuant hereto;

9.13.6	Conduct all necessary site-related studies (or procure that Franchisees conduct such studies), as may be called for by the Tim Hortons System or are otherwise appropriate, such as demographics and traffic studies;

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

9.13.7	Inspect such site during construction and provide advice to Franchisees as necessary in relation to the franchise requirements; and

9.13.8	Verify that each Franchised Restaurant has been constructed in accordance with the Approved Plans and Specifications.

10	RIGHTS AND OBLIGATIONS OF MASTER FRANCHISEE IN RELATION TO MENU AND SUPPLIERS

10.1	Approved Suppliers and Approved Products.

10.1.1	To ensure goods and services meet THRI’s Standards, Master Franchisee shall only procure such goods and services from Approved Suppliers in connection with the development, improvement or operation of the Restaurants. Such goods include the Approved Products, including, without limitation, food and supplies, packaging and paper products, furnishings, fixtures, signage, equipment, uniforms and premiums. The decision to approve or disapprove proposed suppliers and/or distributors shall be made by THRI in its sole discretion. THRI may consider any factors it deems relevant in establishing specifications and standards and in approving suppliers and/or distributors, and is not obligated to approve multiple suppliers and/or distributors of any good or service. To the extent that THRI or any of its Affiliates negotiates any cost recovery fees with Approved Suppliers after the Original Commencement Date, THRI may use these funds in its sole discretion.

10.1.2	Additionally, Master Franchisee agrees to implement, at its sole cost and expense, the complaint reporting system approved by THRI and/or its Affiliates for use in the Tim Hortons System, for all Tim Hortons Restaurants in the Territory, prior to the shipment of any products from an Approved Facility to a Tim Hortons Restaurant in the Territory. Such complaint reporting system must be operated at Master Franchisee’s sole cost and expense, by such Approved Facility, the Master Franchisee or a third party approved by THRI. Master Franchisee must also implement, at its sole cost and expense, a customer complaint system, approved by THRI, for the purposes of: receiving and addressing customer complaints and ensuring compliance with the Standards. Master Franchisee shall provide THRI with THRI-required customer complaint reports, monthly, or more frequently upon THRI’s request in a format approved by THRI.

10.1.3	Master Franchisee will, and will cause Franchisees to purchase all (i) Coffee Products and (ii) Proprietary Products exclusively from THRI and/or its Affiliates or third party distributors as may be designated by THRI from time to time. Master Franchisee acknowledges that in purchasing such Coffee Products and Proprietary Products, THRI and/or its Affiliates will make a profit and/or receive a commission, rebate and/or service fee. Master Franchisee agrees that any such profits, commissions, rebates and/or service fees shall be the sole and absolute property of THRI, and Master Franchisee and/or its Affiliates shall have no claim to them in law or in equity.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

10.1.4	All orders for Coffee Products and/or Proprietary Products to be submitted to THRI and/or its Affiliates or third party distributors shall be submitted in sufficient time as prescribed by THRI to enable THRI and/or its Affiliates or third party distributors, as applicable, to fill the order. THRI shall act in a commercially reasonable manner to fulfil Master Franchisee’s orders and to provide for timely deliveries of such Coffee Products and Proprietary Products. THRI shall not be liable for any delay in deliveries caused by fire, strikes, and disputes by the workmen, delay in transportation, or any cause beyond the reasonable control of THRI. Notwithstanding the foregoing, if THRI and/or its Affiliates or third party distributors are unable to provide (a) Coffee Products that are Core Menu Items (“Core Coffee Products”) for a period of fifteen (15) Days or longer due to the fact that such Core Coffee Products are unavailable (and not, for certainty, due to any act or failure to act by Master Franchisee) (a “Coffee Non-Supply Event”) or (b) Proprietary Products for a period of fifteen (15) Days or longer due to the fact that such Proprietary Products are unavailable (and not, for certainty, due to any act or failure to act by Master Franchisee) (a “Proprietary Product Non-Supply Event”), then THRI and Master Franchisee will work together to identify a supplier to sell Core Coffee Products or Proprietary Products, as applicable, to Master Franchisee and Franchisees in the Territory on a temporary basis (the “Temporary Supplier”) until the Coffee Non-Supply Event or Proprietary Product Non-Supply Event, as applicable, is resolved and THRI and/or its Affiliates or third party distributors are in a position to resume selling Core Coffee Products or Proprietary Products, as applicable, in the Territory; provided, however, that any such Temporary Supplier must be approved by THRI, such approval not to be unreasonably withheld or delayed, and provided further that Master Franchisee will not, and will ensure that its Franchisees will not, represent to customers that the Core Coffee Products sold by the Temporary Supplier are Tim Hortons branded Coffee Products. For the avoidance of doubt, once a Coffee Non-Supply Event or Proprietary Product Non-Supply Event, as applicable, is fully resolved and THRI resumes regular delivery of Core Coffee Products or Proprietary Products, as applicable, to the Territory, the Temporary Supplier will no longer be an Approved Supplier, and Master Franchisee will, and will cause Franchisees to, cease purchasing Core Coffee Products or Proprietary Products, as applicable, from the Temporary Supplier. For the avoidance of doubt, a Coffee Non-Supply Event or Proprietary Product Non-Supply Event, by itself, will not be deemed to be a Force Majeure Event hereunder, and Master Franchisee will be required to comply with the Development Schedule, notwithstanding the pendency of a Coffee Non-Supply Event or Proprietary Product Non-Supply Event (unless the reason for the Coffee Non-Supply Event or Proprietary Product Non-Supply Event is due to a Force Majeure Event, in which case clause 6.9 will apply).

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

10.1.5	Master Franchisee may negotiate pricing and other terms and conditions with Approved Suppliers in the Territory regarding Approved Products, other than Coffee Products and Proprietary Products. Notwithstanding the foregoing, Master Franchisee may not negotiate terms and conditions with any Approved Supplier in the Territory which would negate or conflict with any agreements that THRI has with such Approved Supplier without THRI’s prior written consent. Master Franchisee may negotiate with Approved Suppliers for rebates and/or supply chain and/or marketing allowances to be paid directly to the Advertising Fund for the benefit of all of the THRI Restaurants in the Territory; provided, however, that Master Franchisee will promptly disclose to THRI the terms of any such rebates and/or supply chain and/or marketing allowances. For the avoidance of doubt, the rights granted to Master Franchisee pursuant to this clause 10.1.5 will automatically terminate upon the occurrence of an MDA Termination Event.

10.2	Local Menu Customization. During the Term and without prejudice to the rights reserved to THRI in this Agreement and the Company Franchise Agreement, Master Franchisee may seek to establish local menu items for Restaurants operating within the Territory; provided that (i) all of the Core Menu Items are required to be offered for sale at all Restaurants in the Territory, (ii) all suppliers and product ingredients are approved by THRI in writing in accordance with THRI’s standard processes and procedures for such approval, as supplemented below, and (iii) all local menu items are approved by THRI in accordance with the procedures set forth below.

10.2.1	If Master Franchisee wishes to establish a local menu item, it must undertake (i) an analysis to assess the financial feasibility to Restaurants and (ii) consumer research in the part of the Territory in which Master Franchisee wishes to introduce the local menu item (the “Affected Area”) to assess whether that menu item has “concept appeal” and “taste ratings” in the Territory which are reasonably equivalent to the level of concept appeal and taste ratings of the Core Menu Items and local menu items already implemented in accordance with these procedures. Master Franchisee will permit THRI to review the financial analysis and consumer research conducted by Master Franchisee pursuant to this clause 10.2.1. Master Franchisee will submit its request for concept approval of the local menu item in the Affected Area (“Concept Approval”) to THRI in writing (the “Concept Approval Notice”), which THRI may approve or disapprove in its sole discretion. THRI will review the Concept Approval Notice and use commercially reasonable efforts to notify Master Franchisee within thirty (30) Days of its decision or that it requires additional time in order to review the Concept Approval Notice. Unless THRI approves any request for Concept Approval in writing, such request shall be deemed disapproved.

10.2.2	Failure by THRI to notify Master Franchisee of its decision within thirty (30) Days shall not operate as a deemed consent by THRI in respect of the local menu item. If THRI decides to disapprove the local menu item, THRI will provide Master Franchisee with written notice of such disapproval, specifying the reasons for such determination, which reasons may not be challenged or appealed by Master Franchisee.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

10.2.3	For the avoidance of doubt, the rights granted to Master Franchisee pursuant to this clause 10.2 shall terminate in the event that the Development Rights are terminated for any reason or this Agreement expires or terminates. Termination shall not affect rights granted to Master Franchisee pursuant to this clause 10.2 prior to such termination, subject always to THRI’s discretion to revoke or terminate any such prior approval given to Master Franchisee in the event that the required Standards in respect of such local menu items are not maintained by Master Franchisee and/or any suppliers as determined by the Tim Hortons QA Program.

10.2.4	Master Franchisee shall require that, upon THRI’s request, Approved Suppliers of the ingredients for such local menu item shall promptly submit samples of the Approved Products or samples of any components of the Approved Products to a third party laboratory facility identified by THRI for analytical testing and/or specifications technical review according to the Tim Hortons QA Program. THRI may also authorize the laboratory facility to obtain such samples directly from Approved Suppliers or Tim Hortons Restaurants pursuant to a testing schedule established by THRI. Master Franchisee shall pay, or ensure that Approved Suppliers pay, all costs and expenses in connection with such analytical testing and/or specifications technical review according to the Tim Hortons QA Program.

10.2.5	Any trademarks or other intellectual property rights created or subsisting in connection with the establishment of any local menu item, including any pre-existing marks or intellectual property rights of Master Franchisee, will become Tim Hortons Marks and Tim Hortons Intellectual Property Rights hereunder. Master Franchisee hereby disclaims any right or interest in or to such Tim Hortons Marks and/or Tim Hortons Intellectual Property Rights, and Master Franchisee hereby assigns to THRI such rights (if any) which Master Franchisee has or may acquire in such Tim Hortons Marks and/or Tim Hortons Intellectual Property Rights. If THRI elects to register the assignment or such trademarks or other intellectual property rights under applicable Law, THRI will be responsible for any costs associated with any such recordal or registration. Notwithstanding the foregoing, Master Franchisee will bear the cost of screening the potential new trademarks for use in the Territory in an amount not to exceed US$30,000 annually (the “Annual Cap”), which amount may be paid out of the Advertising Fund at Master Franchisee’s sole discretion. For the avoidance of doubt, if the Annual Cap is exhausted, TH may deny approval of any further proposed marks, slogans or product names for that year, it being understood that TH will not be responsible for the cost of any trademark screenings for the Territory.

10.2.6	Master Franchisee agrees that it shall not enter into a supply or distribution agreement or any other commercial agreement with a supplier and/or distributor until such supplier and/or distributor is an Approved Supplier. If Master Franchisee enters into any legally binding commitment with a supplier and/or distributor before such supplier and/or distributor is an Approved Supplier, then Master Franchisee shall bear the entire risk of loss or damage resulting from a subsequent decision of THRI not to approve such supplier and/or distributor. Additionally, Master Franchisee may not enter into any supply or distribution agreement or any other commercial agreement with an Approved Supplier with terms inconsistent with or contradictory to the Tim Hortons Master GTCs.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

10.3	Approval of Local Menu Ingredients and Suppliers.

10.3.1	If THRI has granted Concept Approval for a local menu item, Master Franchisee will identify proposed suppliers of the ingredients for such local menu item and provide THRI with the written report of an independent audit company approved by THRI, confirming that, with respect to each such supplier, the supplier’s products and the facilities where such products will be manufactured comply with the Tim Hortons QA Program (the “Audit Report”). Additionally, if Master Franchisee proposes that THRI approve a new supplier of Approved Products, Master Franchisee will identify the proposed suppliers and provide THRI with the Audit Report. Master Franchisee will be responsible for the fees of the independent audit company if the supplier does not agree to pay such fees. Alternatively, THRI may, in its sole discretion, perform the audit itself, in which case Master Franchisee will be responsible for THRI’s costs incurred in conducting the audit and all incidental out-of-pocket expenses. Master Franchisee will submit this information to THRI, together with the notice in the form attached as Exhibit D hereto (the “Product Approval Notice”), and provide any additional information reasonably requested by THRI. For purposes of this Agreement, the Product Approval Notice, Audit Report, Tim Hortons Master GTCs executed by the proposed supplier, together with all other information reasonably requested by THRI, are collectively referred to as the “Product Supplier Documents”.

10.3.2	THRI will use commercially reasonable efforts to notify Master Franchisee of its decision regarding a new supplier within sixty (60) Days following the receipt of the Product Supplier Documents. Failure by THRI to notify Master Franchisee of its decision during such sixty (60) Day period shall not operate as a deemed consent of the proposed supplier(s). If THRI disapproves of the proposed supplier(s), THRI will provide Master Franchisee with written notice of such disapproval, specifying the reasons for such disapproval, which reasons may not be challenged or appealed by Master Franchisee. Unless THRI approves any request for a proposed supplier in writing, such request shall be deemed disapproved.

10.3.3	For the avoidance of doubt, the rights granted to Master Franchisee pursuant to this clause 10.3 shall terminate in the event that the Development Rights are terminated for any reason or this Agreement expires or terminates. Termination shall not affect rights granted to Master Franchisee pursuant to this clause 10.3 prior to such termination, subject always to THRI’s discretion to revoke or terminate any such prior approval given to Master Franchisee in the event that the required Standards are not maintained by any such Approved Suppliers as determined by the Tim Hortons QA Program.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

10.3.4	Any trademarks or other intellectual property rights created in connection with the establishment of proposed suppliers shall become Tim Hortons Marks and Tim Hortons Intellectual Property Rights hereunder unless Master Franchisee and THRI agree otherwise. Master Franchisee hereby disclaims any right or interest in or to such Tim Hortons Marks and/or Tim Hortons Intellectual Property Rights, and Master Franchisee hereby assigns to THRI or its designee such rights (if any) which Master Franchisee has or may acquire in such Tim Hortons Marks and/or Tim Hortons Intellectual Property Rights. Master Franchisee shall assist in the recordal or registration of such assignment(s) as required under applicable Law.

10.4	Removal of Core Menu Items. During the Term, all of the Core Menu Items are required to be offered for sale at all Restaurants in the Territory. Notwithstanding the foregoing Master Franchisee may request the removal of a Core Menu Item in the Territory pursuant to this clause 10.4.

10.4.1	If Master Franchisee wishes to discontinue selling a Core Menu Item, Master Franchisee will submit its request for removal of the Core Menu Item to THRI in writing (the “Core Menu Item Removal Notice”), which THRI may approve or disapprove in its sole discretion based on the following factors: (i) Master Franchisee and Franchisee profitability in the Territory, (ii) appeal of the Core Menu Item in the Territory, (iii) historical sales data for the applicable Core Menu Item, (iv) advertising and promotional efforts in the Territory related to such Core Menu Item, (v) Tim Hortons global brand identity and essence, and/or (vi) such other factors as THRI deems relevant, in its sole discretion. THRI will review the Core Menu Item Removal Notice and use commercially reasonable efforts to notify Master Franchisee within thirty (30) Days of its decision or that it requires additional time in order to review the Core Menu Item Removal Notice. Failure to notify Master Franchisee of its decision within thirty (30) Days shall not operate as a deemed consent by THRI in respect of the removal of such Core Menu Item. If THRI decides to disapprove the removal of the Core Menu Item, THRI will provide Master Franchisee with written notice of such disapproval, specifying the reasons for such determination, which reasons may not be challenged or appealed by Master Franchisee. Otherwise, THRI will give approval to Master Franchise to remove the Core Menu Item in the Territory.

10.4.2	For the avoidance of doubt, the rights granted to Master Franchisee pursuant to this clause 10.2 shall terminate upon the occurrence of an MDA Termination Event. Termination shall not affect rights granted to Master Franchisee pursuant to this clause 10.4 prior to such termination, subject always to THRI’s discretion to revoke or terminate any such prior approval.

10.5	Prices. To the extent permitted under applicable Law, and provided that the Development Rights are in effect, Master Franchisee shall have the right to determine and adjust at its sole discretion the prices of all products and services offered in any of the Restaurants in the Territory. However, once the Development Rights expire or are terminated, Master Franchisee will participate in national promotions sponsored by THRI in the Territory at the recommended price point.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

11            MARKETING AND ADVERTISING SERVICES

11.1	Advertising Fund.

(a)	Master Franchisee and each Franchisee in the Territory must pay a monthly advertising contribution (the “Advertising Contributions”) into an account to be owned and maintained (until, if ever, such rights are terminated pursuant to clause 11.7 or upon the occurrence of an MDA Termination Event) by Master Franchisee (the “Ad Fund Account”). The Advertising Fund is made up of the Advertising Contributions deposited by Master Franchisee pursuant to the Company Franchise Agreement, and Franchisees pursuant to their respective Franchise Agreements, plus any interest earned on such amounts. Master Franchisee will at all times keep the Ad Fund Account separate from and not commingle the Ad Fund Account with any other bank accounts. Master Franchisee will not utilize such Ad Fund Account for any other purpose or in any other manner other than the purposes and manner stipulated in this Agreement and in the Company Franchise Agreement. Master Franchisee acknowledges that THRI has no obligation to contribute to the Advertising Fund or to make any payment if there are insufficient funds in the Ad Fund Account to satisfy Advertising Fund expenditures, and Master Franchisee will be responsible for managing the Advertising Fund to ensure that it is able to discharge all of its liabilities, obligations and commitments.

(b)	Notwithstanding the foregoing, Master Franchisee may delegate to TH Shanghai the rights and obligations under this clause 11 with respect to the management of the Advertising Fund to be established in Mainland China; provided, however, that (a) Master Franchisee will provide prior written notice to THRI of any such delegation to TH Shanghai; (b) such arrangement complies with the relevant Franchise Agreements and the applicable Law in Mainland China; (c) Master Franchisee will provide THRI with an undertaking signed by TH Shanghai in favour of THRI, pursuant to which TH Shanghai agrees to comply with the terms and conditions of this clause 11 in all respects; and (d) no such delegation will relieve Master Franchisee from liability for its obligations hereunder.

11.2	Management of Advertising Fund; Withdrawals from Ad Fund Account. Master Franchisee agrees to manage the Advertising Fund on the following terms and conditions:

11.2.1	Other than as described in clause 11.2.5 below, Master Franchisee may withdraw sums from the Ad Fund Account only in connection with Marketing Services and for payment or reimbursement of Qualified Expenditures pursuant to the Company Franchise Agreement, the Global Marketing Policy and the applicable provisions of the Franchise Agreements;

11.2.2	Franchisees shall never be required to contribute more to the Advertising Fund in respect of any Franchised Restaurant than the advertising contribution as set forth in the Franchise Agreement for such Franchised Restaurant;

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

11.2.3	Master Franchisee may pay Administrative Expenses from the Advertising Fund, subject to the limitations set forth in the Global Marketing Policy. The Parties agree that: (i) for each of Development Year 1 through and including Development Year 3, the Administrative Expenses must not exceed in the aggregate fifty percent (50%) of the aggregate Advertising Contributions during such Development Year and (ii) for Development Year 4 and each Development Year thereafter, the Administrative Expenses must not exceed in the aggregate fifteen percent (15%) of the aggregate Advertising Contributions during such Development Year, without the written consent of THRI.

11.2.4	At THRI’s request, Master Franchisee shall implement a guest experience survey program (the “Survey Program”) approved by THRI for the Territory and the costs associated with the implementation and management of the Survey Program shall be paid out of the Ad Fund Account;

11.2.5	Upon notice from THRI (such notice to be provided not sooner than the second (2nd) anniversary of the Original Commencement Date), Master Franchisee shall remit to THRI or its designee from the Advertising Fund on a monthly basis, two percent (2%) of the total amount of Advertising Contributions for all of the Restaurants in the Territory to fund the Tim Hortons Global Initiatives, such payment to be made by the fifteenth (15th) day of each month based on Gross Sales for the previous month;

11.2.6	Master Franchisee shall comply in all respects with the Global Marketing Policy; and

11.2.7	Master Franchisee and the Direct-Owned Restaurants will not receive any direct or indirect benefit in respect of the management of the Advertising Fund which is not afforded to the Franchisees.

11.3	Invoices; Taxes. On a monthly basis, Master Franchisee will calculate the Advertising Contributions for all of the Franchised Restaurants owned by a Franchisee based on the Sales Report provided by Franchisee. Master Franchisee will invoice each Franchisee for Advertising Contributions, together with any taxes (including applicable VAT) which Master Franchisee is required by applicable Laws to collect and remit to the taxing authorities in the Territory. Master Franchisee agrees to indemnify the THRI Indemnified Parties for any Claims or Losses, including penalties and interest, resulting from Master Franchisee’s failure to properly remit any such tax payment collected from Franchisees.

11.4	Marketing Calendar. Master Franchisee will establish the Marketing Calendar for all Restaurants in the Territory prior to the beginning of each calendar year and submit a copy to THRI for review. If Master Franchisee makes any material changes to the Marketing Calendar, it will promptly provide a copy of the revised Marketing Calendar to THRI.

11.5	Provision of Marketing Services and Advertising Services. Master Franchisee must provide Marketing Services and Advertising Services with respect to Direct-Owned Restaurants and Franchised Restaurants as follows:

11.5.1	Marketing Services. Except as otherwise provided herein, Master Franchisee shall provide the following marketing services in respect of all Restaurants in the Territory (collectively, the “Marketing Services”): (i) advertising, sales promotion, media buying, design, development, and public relations for the benefit of Franchisees and the Restaurants located in the Territory; (ii) administering the Advertising Fund; and (iii) any other related services required to be performed by Master Franchisee pursuant to the Company Franchise Agreement and the Franchise Agreements with Franchisees.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

11.5.2	Advertising Services. Master Franchisee shall provide the following services in connection with the administration of the Advertising Fund (collectively, the “Advertising Services”):

11.5.2.1	Seek to spend the Advertising Fund on a fair and reasonable basis for suitable advertising, sales promotions and public relations in or affecting the market area in which a particular contributing Restaurant is located and on a local, state or national basis;

11.5.2.2	Seek to allocate expenditures on a fair and reasonable basis for advertising of the Direct-Owned Restaurants and advertising of Franchised Restaurants;

11.5.2.3	Comply with and perform all obligations of applicable Laws in the Territory which relate to a marketing, advertising or other cooperative fund;

11.5.2.4	Comply with the Advertising Fund financial reporting requirements set forth in the Global Marketing Policy;

11.5.2.5	Keep track of the Advertising Fund's receipts and expenses as required by any applicable Laws;

11.5.2.6	Keep records of and in relation to the Advertising Fund expenses during each year, including details of the percentage spent on production, advertising, administration and other stated expenses;

11.5.2.7	Prepare and deliver to THRI an annual financial statement of the Advertising Fund expenses for each Development Year and all other financial information required under the Global Marketing Policy or as otherwise reasonably requested by THRI;

11.5.2.8	Provide to Franchisees such statements and information in relation to the Advertising Fund, which Master Franchisee is obligated to provide under any Franchise Agreement;

11.5.2.9	Consider any submissions by Franchisees on planning of advertising, sales promotions and public relations;

11.5.2.10	Comply with any reasonable directions of THRI in relation to the financial administration of the Advertising Fund;

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

11.5.2.11	Use its commercially reasonable efforts to cause Franchisees to deposit their Advertising Contributions into the Advertising Fund;

11.5.2.12	Use its commercially reasonable efforts to ensure that no marketing, promotion or advertising material is objectionable, obscene, offensive or otherwise likely, in the reasonable opinion of THRI, to bring the Tim Hortons Marks or Tim Hortons System (or any part thereof) into disrepute;

11.5.2.13	Provide Franchisees with reasonable assistance in the development of local marketing calendars and budget planning process;

11.5.2.14	Seek to identify, develop and implement new product and/or promotional opportunities that will build the Tim Hortons brand while increasing sales and traffic;

11.5.2.15	Track and report country pre/post promotion analysis; and

11.5.2.16	Assist in the identification and execution of local sales building and public relations opportunities.

11.6	Advertising Standards.

11.6.1	Master Franchisee must comply with all applicable Laws and industry codes of practice in relation to advertising, marketing, sales promotion and public relations in all material respects and to the advertising, marketing, sales promotion and public relations standards of THRI described herein in all material respects.

11.6.2	Master Franchisee must request THRI’s prior approval of all Tim Hortons Advertising Materials and Tim Hortons Packaging Materials which contain one or more of the Tim Hortons Marks and/or Tim Hortons Domain Names. Requests for the approval of Tim Hortons Advertising Materials and Tim Hortons Packaging Materials shall be simultaneously sent to the marketing and legal representative designated by THRI, for approval on behalf of THRI in accordance with the procedures set forth in clause 11.6.3. Approval of the materials shall be evidenced by the signature of a representative of each respective functional director designated by THRI. THRI’s review and approval of any materials prepared under this Agreement shall not constitute a waiver by THRI of Master Franchisee’s other obligations hereunder.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

11.6.3	Without limiting clause 11.6.1 and THRI's rights under clause 11.6.2 Master Franchisee must comply with the review mechanism for adherence to THRI’s advertising, marketing and sales promotion standards set forth below:

11.6.3.1	Prior to the first use of any Tim Hortons Advertising Materials, Tim Hortons Packaging Materials or any other advertising or sales promotional material in respect of the Restaurants or the Tim Hortons System or which includes one or more of the Tim Hortons Marks, Master Franchisee must provide to THRI a copy of all such material, and:

(A)            in the case of television or radio material, a recording of the relevant material together with a transcript of its content translated into English, if applicable; and

(B)            in the case of material made available on the Internet, a print out of all material made available in this manner translated into English, if applicable.

11.6.3.2	THRI shall have five (5) Business Days in which to approve or disapprove the Tim Hortons Marketing Materials or Tim Hortons Packaging Materials. If THRI withholds approval of the Tim Hortons Advertising Materials or Tim Hortons Packaging Materials, Master Franchisee must promptly arrange for the removal and discontinuation of the use of any advertising, marketing, sales promotional or public relations material where THRI has given notice to Master Franchisee that such material does not comply with its Standards.

11.6.3.3	Master Franchisee shall at all times adhere to THRI's generally applicable policies and procedures relating to advertising, marketing and/or promotional matters, as may be modified by THRI, from time to time, and communicated to Master Franchisee. Master Franchisee shall use reasonable efforts to ensure that each Marketing Agency does not commence work unless and until the Marketing Agency has signed THRI’s Terms & Conditions of Supply of Marketing Services attached as Exhibit E to this Agreement.

11.6.3.4	Master Franchisee acknowledges that all advertising and promotional materials developed by Master Franchisee, its employees, Affiliates, vendors and subcontractors shall belong to THRI. Master Franchisee hereby irrevocably agrees that it shall, at THRI’s written request, assign to THRI any interest, property and rights it may have to any advertising and promotional materials developed by Master Franchisee, whether or not such materials are specifically approved for use by THRI in the Territory, and Master Franchisee further agrees that THRI may in its sole discretion, use or approve other franchisees in other territories to use such advertising and promotional materials developed by Master Franchisee in any such territories.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

11.7	Termination of Rights. If Master Franchisee commits a material breach of its material obligations in relation to any one or more of the following: the Advertising Fund, the provision of Marketing Services, the provision of Advertising Services, or the advertising standards set out above (an “Ad Fund Breach”), and such breach is not cured within sixty (60) Days after THRI’s written notice, THRI shall be entitled to terminate Master Franchisee’s right to manage the Advertising Fund and provide the Marketing Services and Advertising Services and, in such event, the provisions of clause 11.8 shall apply. The Parties agree that the remedy set forth in this clause 11.7 shall be THRI’s exclusive remedy for an Ad Fund Breach unless the Ad Fund Breach relates to (i) the failure of Master Franchisee to contribute the Advertising Contributions to the Ad Fund Account, (ii) the failure of Master Franchisee to maintain the Ad Fund in a separate account, or (iii) the misappropriation of the Advertising Contributions and/or Ad Fund Account.

11.8	Administration of Advertising Fund upon Certain Events. Following the termination of rights pursuant to clause 11.7 or upon the occurrence of an MDA Termination Event, Master Franchisee shall, at THRI’s request, immediately and irrevocably designate THRI or its designee to administer the Advertising Fund and to provide the Marketing Services and Advertising Services for Master Franchisee and Franchisees, in place of Master Franchisee, with all of the rights and privileges of Master Franchisee in relation thereto under the Company Franchise Agreement and the Franchise Agreements. In such event, at THRI’s option and as directed by THRI, (a) Master Franchisee shall notify Franchisees in writing of THRI’s assumption of responsibility for the administration of the Advertising Fund and direct Franchisees to pay their Advertising Contributions to THRI or its designee with respect to all periods thereafter, and (b) Master Franchisee shall immediately cease to withdraw funds from the Ad Fund Account, notwithstanding any provision to the contrary set forth in any Franchise Agreements, it being the intention of the Parties that the administration of the Advertising Fund shall revert to THRI or its designee. Master Franchisee hereby provides an irrevocable power of attorney to THRI (and hereby commits to renew and separately document such power of attorney at any time upon THRI’s request) to grant THRI or its designee access to the Advertising Fund Account under the circumstances set forth in the previous sentence, and will, at THRI’s request, execute any and all documents and take any and all necessary action to transfer the Ad Fund Account to THRI or its designee. THRI shall as far as practicable take over and assume all future rights, obligations and liabilities under any agreement, arrangement or contract entered into by Master Franchisee for marketing and advertising consistent with approvals given by THRI up to a level of commitment consistent with the annual Marketing Calendar. In such event, Master Franchisee shall, upon demand, assign to THRI or its designee all right, title and interest of Master Franchisee in any agreement, arrangement or contract entered into by Master Franchisee for marketing or advertising for the benefit of Master Franchisee or Franchisees in the Territory except that any non-transferable contract or commitment will be carried to completion by Master Franchisee and paid for by THRI. This clause 11.8 shall survive the termination or expiration of this Agreement.

11.9	Audits. THRI may audit the Advertising Fund at any time in order to verify the appropriate application of the funds in connection with marketing and advertising activities (the “Advertising Fund Audit”). The results of such an audit shall be disclosed to Master Franchisee and Franchisees upon request, provided that no more than one (1) Advertising Fund Audit shall be performed during any calendar year. Where the Advertising Fund Audit reveals that Master Franchisee has not maintained or administered the Advertising Fund in material compliance with this Agreement and the Global Marketing Policy, Master Franchisee shall reimburse THRI for all costs incurred by THRI in conducting such audit. Otherwise, THRI will be responsible for all such audit costs.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

12            TIM HORTONS MARKS AND TIM HORTONS DOMAIN NAMES

12.1	Ownership/Validity

12.1.1	Master Franchisee acknowledges that it has had no part in the creation or development of the Tim Hortons Marks and disclaims any right or interest in the Tim Hortons Marks and Tim Hortons Domain Names, and to the goodwill in and to the Tim Hortons Marks and Tim Hortons Domain Names. Master Franchisee hereby confirms that during the Term, all such Tim Hortons Marks and Tim Hortons Domain Names, are and shall have at all times been the sole and exclusive property of THRI and/or its Affiliates, and shall so remain after the termination of this Agreement.

12.1.2	Master Franchisee shall not obtain or attempt to obtain, or allow any Marketing Agency or Franchisee to obtain or attempt to obtain during the Term, or at any time thereafter, any right, title or interest in or to any Tim Hortons Domain Names. In addition, Master Franchisee shall not obtain or attempt to obtain or allow any Marketing Agency or Franchisee to obtain or attempt to obtain during the Term, or at any time thereafter, any right, title or interest in or to any Tim Hortons Marks. Master Franchisee must not at any time during the Term or thereafter question, oppose, dispute or attack the validity, right, title or interest of THRI and/or its Affiliates as to the Tim Hortons Marks and Tim Hortons Domain Names.

12.1.3	Master Franchisee acknowledges and agrees that: (i) it shall in no way contest or deny the validity of, or the right or title of THRI and/or its Affiliates in or to the Tim Hortons Marks and Tim Hortons Domain Names and shall not encourage or assist others directly or indirectly to do so, during the Term and thereafter; (ii) any unauthorized use of the Tim Hortons Marks and Tim Hortons Domain Names by it shall constitute a breach of this Agreement and an infringement of the rights of THRI and/or its Affiliates in and to the Tim Hortons Marks and Tim Hortons Domain Names, as the case may be; (iii) it shall at all times use its commercially reasonable efforts to promote the value and validity of the Tim Hortons Marks and Tim Hortons Domain Names, and to protect the rights and reputation of THRI and its Affiliates in the Tim Hortons Marks and Tim Hortons Domain Names in the Territory; (iv) all use of the Tim Hortons Marks and Tim Hortons Domain Names by Master Franchisee and any Franchisee inures to the benefit of THRI exclusively; (v) any and all goodwill connected with the Tim Hortons Marks and Tim Hortons Domain Names as a result of Master Franchisee’s use or any Franchisee’s use, excluding the accounting goodwill value associated with Master Franchisee and its assets, inures to the exclusive benefit of THRI and its applicable Affiliates; (vi) upon termination of this Agreement, THRI is not required to make any payment to Master Franchisee for any goodwill associated with Master Franchisee’s use or any Franchisee’s use of the Tim Hortons Marks and Tim Hortons Domain Names; and (vii) Master Franchisee shall include in its contracts with third-party suppliers, including any Marketing Agency, a provision prohibiting the unauthorized use of the Tim Hortons Marks and Tim Hortons Domain Names. Upon termination of this Agreement in accordance with its terms, Master Franchisee shall immediately terminate all use of the Tim Hortons Marks and Tim Hortons Domain Names in connection with the Development Rights and the Services. Upon termination of this Agreement in accordance with its terms, Master Franchisee shall immediately terminate all use of the Tim Hortons Marks and Tim Hortons Domain Names in connection with the Development Rights and the Services; provided, that Master Franchisee shall be authorized to use the Tim Hortons Marks and the Tim Hortons Domain Names solely for the purpose of operating Direct-Owned Restaurants, subject to the terms and conditions of the Company Franchise Agreement.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

12.1.4	Without derogating from clause 12.1.1, Master Franchisee hereby absolutely assigns to THRI and/or its applicable Affiliates such rights (if any) which Master Franchisee has or may acquire in the Tim Hortons Marks and Tim Hortons Domain Names. THRI makes no express or implied warranty with respect to the validity, subsistence or otherwise of any of the Tim Hortons Marks and Tim Hortons Domain Names. Master Franchisee acknowledges that it may (but shall have no obligation to) conduct business utilizing some Tim Hortons Marks which have not been registered (“Unregistered Marks”) and that registration may not be granted for the Unregistered Marks.

12.1.5	THRI represents that the Tim Hortons Marks set out in Schedule 3 are registered as stated in Schedule 3 as of the Original Commencement Date, but makes no express or implied warranty with respect to the validity of any of the Tim Hortons Marks, except as specifically disclosed in Schedule 3. As of the Original Commencement Date, the Tim Hortons Marks and Tim Hortons Domain Names disclosed in Schedule 3 are subsisting and in full force and effect and have not been cancelled, expired or abandoned. Except as would not be reasonably expected to adversely affect the business to be conducted by Master Franchisee, and except as specifically disclosed in Schedule 3, the Tim Hortons Marks specified in Schedule 3 do not infringe upon any intellectual property rights of third parties. In the event any Tim Hortons Marks infringe, or THRI or Master Franchisee has received notice that the Tim Hortons Marks are likely to infringe, upon the intellectual property rights of third parties, Master Franchisee will not be required to use such marks. Master Franchisee acknowledges that it may be conducting business utilizing Tim Hortons Marks which have not been registered and that registration may not be granted for Unregistered Marks, and that some of the Tim Hortons Marks may be subject to use by third parties unauthorized by THRI.

12.1.6	THRI grants to Master Franchisee a royalty-free perpetual license to use the User Data throughout the Term in the Territory in connection with its performance under this Agreement provided such use is in compliance with applicable Law. THRI will make the User Data available at no additional charge to the Person or Persons who (or which) acquire Master Franchisee or the business of Master Franchisee in the Territory in accordance with the terms of the Investment Agreement, provided that such Person or Persons uses the User Data in compliance with applicable Law.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

12.2	Use.

Master Franchisee must not use the Tim Hortons Marks and the Tim Hortons Domain Names which are registered in relation to any goods or services other than the Goods and Services. Master Franchisee must use the Tim Hortons Marks and the Tim Hortons Domain Names which are applied for or registered continuously throughout the Term in respect of the Goods and Services and notify THRI in writing promptly if it intends to cease using or ceases using any of the Tim Hortons Marks and/or Tim Hortons Domain Names for any period of time. It is acknowledged and agreed as follows:

12.2.1	Master Franchisee may use the Tim Hortons Marks and Tim Hortons Domain Names only in such manner as THRI in its absolute discretion approves and must comply with any directions of THRI concerning the use of the Tim Hortons Marks and Tim Hortons Domain Names.

12.2.2	Master Franchisee must ensure that the Tim Hortons Logo appears in all advertisements in the form approved by THRI and/or its Affiliates. Master Franchisee must ensure that, in all television advertisements, the Tim Hortons Logo appears in the tag line or final frames of the commercials in a manner acceptable to THRI and/or its Affiliates.

12.2.3	Master Franchisee shall not use or display the Tim Hortons Marks and/or Tim Hortons Domain Names in a manner that is detrimental to the interests of THRI and/or its Affiliates.

12.2.4	Master Franchisee shall place THRI’s copyright and THRI’s trademark notices on all materials prepared by Master Franchisee hereunder which utilize such rights. Placement of the relevant copyright and trademark notices shall be in such locations and styles as THRI may direct. Master Franchisee must not alter or deface the Tim Hortons Marks or Tim Hortons Domain Names in any manner.

12.2.5	Master Franchisee may not use the Tim Hortons Marks and/or the Tim Hortons Domain Names in connection with rendering the Services pursuant to this Agreement in any manner likely to deceive or cause confusion, or use the Tim Hortons Marks and/or Tim Hortons Domain Names together with any other logos, names or trading styles, without THRI’s prior written consent, or use any other trademark or domain name which is identical or confusingly similar to the Tim Hortons Marks or Tim Hortons Domain Names.

12.3	Control.

Master Franchisee shall ensure that the character and quality of the Goods and Services sold or provided by Franchisees using the Tim Hortons Marks and/or Tim Hortons Domain Names satisfy the Standards as modified by THRI from time to time. THRI has the right to require Master Franchisee to submit to THRI for approval samples of the goods and of all documents, labels, packaging and other matter on which any Tim Hortons Mark and/or Tim Hortons Domain Name will appear before use of such goods and as and when requested by THRI while such use continues. At all reasonable times and with reasonable prior notice, THRI may inspect the premises and operations of Master Franchisee to assess whether the Tim Hortons Marks and Tim Hortons Domain Names are being used in accordance with the terms and conditions of this Agreement, including, but not limited to the Standards.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

12.4	Infringement.

12.4.1	If Master Franchisee becomes aware of any infringement or threatened infringement of any of the Tim Hortons Marks and/or Tim Hortons Domain Names, or of any conduct in relation to any of the Tim Hortons Marks and/or Tim Hortons Domain Names that might constitute passing off or misleading and deceptive conduct pursuant to applicable Law, or any Claim by a third party that use of any of the Tim Hortons Marks and/or Tim Hortons Domain Names is likely to deceive or cause confusion, infringes a third party’s rights, or constitutes passing off or misleading and deceptive conduct, Master Franchisee shall promptly notify THRI in writing giving THRI all the information concerning the Claim and shall not take any other steps in relation to the matters referred to in this clause 12.4.1 without the prior written consent of THRI.

12.4.2	THRI and/or its Affiliates may, in its absolute discretion, commence proceedings in respect of any infringement of any Tim Hortons Mark and/or Tim Hortons Domain Name, or any other cause of action connected with a Tim Hortons Mark and/or Tim Hortons Domain Name, and, subject to clause 12.4.3, will have the full conduct of such proceedings.

12.4.3	Master Franchisee shall join and assist in any action relating to the right to use or the validity of the Tim Hortons Marks and Tim Hortons Domain Names where requested by THRI and at THRI’s sole cost and expense. Master Franchisee may not institute any legal action or other proceeding based upon the Tim Hortons Marks and/or the Tim Hortons Domain Names without the prior written approval of THRI and except on the terms permitted by THRI.

12.5	Remedies.

Should Master Franchisee, having been notified by THRI that it is in default under this clause 12, fail to remedy the default as instructed by THRI, THRI may, without limiting any other right or remedy THRI may have under or in connection with this Agreement, by its authorized representative take such steps as it considers necessary to remedy the default, including the affixing of appropriate decals and the giving of instructions to the Marketing Agency involved in an improper use of the Tim Hortons Marks and/or Tim Hortons Domain Names.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

13            TIM HORTONS INTELLECTUAL PROPERTY RIGHTS

13.1	Ownership/Validity.

Master Franchisee disclaims any right or interest in and to the Tim Hortons Intellectual Property Rights. Master Franchisee hereby confirms that during the Term, all Tim Hortons Intellectual Property Rights are and have at all times been the sole and exclusive property of THRI and/or its Affiliates, and shall remain so after the termination of this Agreement. Master Franchisee may not at any time during the Term or thereafter, (a) question, oppose, dispute or attack the validity, right, title or interest of THRI and/or any of its Affiliates in the Tim Hortons Intellectual Property Rights, (b) create and develop any trademarks and/or other intellectual property rights which are identical or similar to the Tim Hortons Intellectual Property Rights, nor (c) file any application or register any trademarks and/or other intellectual property rights which are identical or similar to the Tim Hortons Intellectual Property Rights. Master Franchisee acknowledges and agrees that it shall at all times use its commercially reasonable efforts to promote the value and validity of the Tim Hortons Intellectual Property Rights and protect the rights and reputation of THRI in the Tim Hortons Intellectual Property Rights. Without derogating from this clause 13.1, Master Franchisee agrees to assign and does hereby assign to THRI and/or its Affiliates such rights (if any) which Master Franchisee has or may acquire in the Tim Hortons Intellectual Property Rights. THRI and/or its Affiliates make no express or implied warranty with respect to the validity, subsistence or otherwise of any of the Tim Hortons Intellectual Property Rights. Any unauthorized use of the Tim Hortons Intellectual Property Rights by Master Franchisee shall constitute a material breach of this Agreement and an infringement of the rights of THRI and/or its Affiliates in and to THRI’s Intellectual Property Rights. Master Franchisee shall include in its contracts with third-party suppliers, including any Marketing Agency, a provision prohibiting the unauthorized use of the Tim Hortons Intellectual Property Rights. Upon termination of this Agreement, Master Franchisee shall immediately terminate all use of the Tim Hortons Intellectual Property Rights, in connection with rendering the Services. If Master Franchisee or its Affiliates, or their respective employees, develop any potential new trademark related to the Tim Hortons System for use in any Tim Hortons Restaurant operated by Master Franchisee or a Franchisee, prior to using such trademark, Master Franchisee shall seek the prior written permission of THRI and/or its Affiliates. Master Franchisee shall bear the cost of screening the potential new trademarks for use in the Territory. THRI and/or its Affiliates shall determine in their sole discretion whether to register such trademark, and if so, THRI shall be responsible for the costs of such registration. THRI and/or its Affiliates shall own any such trademarks and shall take all steps reasonably necessary, at THRI’s sole cost and expense, to register and thereafter maintain such trademarks for use in the Territory and such trademarks shall thereby be deemed to be on Schedule 3. Master Franchisee will cooperate with the Company in such trademark registration.

13.2	Use/Control.

Master Franchisee agrees not to use the Tim Hortons Intellectual Property Rights other than for the purposes set out in this Agreement. Master Franchisee shall at all times, both during the Term and following its termination, maintain in strict confidence the Standards and the operational manuals, marketing information and methods, policies, procedures of THRI and/or its Affiliates and all information and knowledge relating to the methods of operating and the functional know-how applicable to Tim Hortons Restaurants and the Tim Hortons System revealed to Master Franchisee by THRI or any of its Affiliates, representatives or agents. Master Franchisee may not disclose the information of THRI and/or its Affiliates referred to in this clause 13.2 to any third party, nor shall Master Franchisee use or permit any third party to use this information or any part thereof for any purpose whatsoever, except that during the Term, Master Franchisee may disclose to its employees, Franchisees and Marketing Agencies such of this information as may be necessary for carrying out its obligations under this Agreement, subject to the terms and conditions of this Agreement. Master Franchisee shall ensure that each of its employees to whom it discloses such information is aware of the confidential nature of such information and does not disclose such information to any third parties, except as permitted by this clause 13.2. Master Franchisee shall also ensure that it will not disclose any information to any Marketing Agencies without a signed written agreement from such Marketing Agencies to protect the confidentiality of such information. If at any time Master Franchisee desires to use any trademark that is used or was created by THRI, its Affiliates or a franchisee of Tim Hortons, but which is not yet registered in the Territory or listed in Schedule 3, and Master Franchisee demonstrates to THRI through market research or internal test results or sales information that such trademark requires protection in the Territory, then THRI shall take all steps reasonably necessary, at THRI’s sole cost and expense, to register and thereafter maintain such trademarks for use in the Territory and such trademark shall thereby be deemed to be on Schedule 3.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

13.3	Infringement.

13.3.1	If Master Franchisee becomes aware of any infringement or threatened infringement of any of the Tim Hortons Intellectual Property Rights, Master Franchisee must promptly notify THRI in writing giving THRI all the information concerning the claim and must not take any other steps in relation to that infringement without the prior written consent of THRI.

13.3.2	THRI and/or its Affiliates may, in their absolute discretion, commence proceedings in respect of any infringement of any of the Tim Hortons Intellectual Property Rights, or any other cause of action connected with Tim Hortons Intellectual Property Rights and will have the full conduct of such proceedings.

13.3.3	Master Franchisee must join and assist in any action relating to the right to use or the validity of the Tim Hortons Intellectual Property Rights where requested by THRI and at THRI’s sole cost and expense. Master Franchisee may not institute any legal action or other proceeding based upon the Tim Hortons Intellectual Property Rights without the prior written approval of THRI and except on the terms permitted by THRI.

14            COMPETITION

14.1	Master Franchisee acknowledges and agrees that the Tim Hortons System is unique, especially in the areas of building design, food preparation format, service format, menu, training program, audit routines, restaurant operations and related manuals, bookkeeping, marketing and advertising formats and in other areas not listed above, and THRI has valuable goodwill which it develops and maintains relating to these matters. Master Franchisee has no and shall have no proprietary interest whatsoever in the Tim Hortons System or any element thereof. Master Franchisee acknowledges further that no license has been or will be granted to them to use any part of the Tim Hortons System for any purpose other than the purposes contemplated by this Agreement and by the Company Franchise Agreement.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

14.2	Except as described below in clause 14.3 Master Franchisee agrees, on behalf of itself and its Affiliates, that it shall not at any time acquire or own any ownership interest in, consult, open, operate or act as a franchisee for any Competitor, whether directly or indirectly, within the Territory or elsewhere, with the exception of purely financial investments where Master Franchisee or its Affiliates hold a passive stake of less than three percent (3%) in any publicly listed company without the ability to control the strategy and business of such company.

14.3	Notwithstanding the foregoing or anything in this Agreement to the contrary, THRI acknowledges that Cartesian and/or its Affiliates, as of the date of this Agreement, operate the restaurant businesses set forth in Schedule 4 and shall be permitted to continue to operate such restaurant businesses in the Territory (the “Existing Businesses”). In respect of the Existing Businesses operated by Master Franchisee, and in the event that THRI permits Master Franchisee or an Affiliate of Master Franchisee to build, own or operate other businesses (which decision THRI may make in its absolute discretion), and whether or not such Existing Businesses or businesses constitute a Competitor, Master Franchisee represents and warrants that it shall have obtained all necessary consents and approvals from the owners of such other Existing Businesses, businesses or contracting parties related to those businesses (e.g., landlords, licensors, suppliers, service providers, etc.) to enter into this Agreement and own and operate the Restaurants as contemplated in this Agreement. Master Franchisee shall fully defend, indemnify and hold harmless the THRI Indemnified Parties against all Losses sustained or incurred by any THRI Indemnified Party arising directly or indirectly from any failure by Master Franchisee to obtain such consents and approvals.

14.4	Master Franchisee agrees that the restrictions in this clause 14 are reasonable and necessary to avoid any real or potential conflict of interest and to protect the Tim Hortons System and the Confidential Information and other proprietary information of THRI and the legitimate business interests of THRI, as Master Franchisee has been specifically granted the right by THRI to establish and operate the food chain business using the Tim Hortons System, the Tim Hortons Marks and the Tim Hortons Intellectual Property Rights in the Territory, which incorporates all requisite information, technical know-how, expertise and guidance which Master Franchisee could not have otherwise acquired except through the rights and obligations set forth in this Agreement.

14.5	This clause 14 shall remain in effect during the Term and the term of the Company Franchise Agreement and the Unit Addenda and shall continue for a period of one (1) year following the expiration or termination of this Agreement, the Company Franchise Agreement or any Unit Addenda, whichever is the last to expire or terminate.

15            TRAINING AND OTHER SERVICES

15.1	Training Services.

Master Franchisee shall provide at its sole cost and expense, the following training services and courses (the “Training Services”) in respect of all Direct-Owned Restaurants and Franchised Restaurants to ensure compliance with the Standards:

15.1.1	An initial training program to be completed by operations directors and other above-restaurant and multi-unit managers, Restaurant Management teams and crew employed by Master Franchisee and Franchisees (the “Basic Training Program”);

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

15.1.2	Continuing training programs to be completed by operations directors and other above-restaurant and multi-unit managers, Restaurant Management teams and crew at Direct-Owned Restaurants and Franchised Restaurants, including product and equipment training, in accordance with the Tim Hortons Curriculum or as may otherwise be required by THRI to ensure compliance with the Standards, such training to be in the form that THRI, in its sole discretion, deems to be most appropriate in the circumstances, including on-line training and other forms of electronic training;

15.1.3	At Master Franchisee’s option, leadership training, soft skills, multi-unit management training, problem-solving methodology and other training programs, as determined by Master Franchisee (collectively, “Optional Training Programs”); provided, however, that if Master Franchisee offers any Optional Training Programs, such programs must be aligned with the Basic Training Program and Master Franchisee must use THRI’s modules and content, if available;

15.1.4	Training and monitoring of trainers engaged by Master Franchisee and Franchisees who own multiple Franchised Restaurants;

15.1.5	Seek to ensure that any certified training restaurants comply with the Standards; and

15.1.6	Follow up on the training recommendations made by THRI on the training needs of Master Franchisee’s and any Franchisee’s employees and/or management.

15.2	Basic Training Program.

15.2.1	The Basic Training Program shall be in the form that THRI, in its sole discretion, deems to be most appropriate in the circumstances to enable the Direct-Owned Restaurants and Franchised Restaurants to comply with the Standards and may be accomplished through, among other means, in-restaurant training, on-line and other electronic training, visits made by operations consultants, through printed and filmed reports, seminars and/or newsletter mailings or through electronic communications, including email.

15.2.2	The Basic Training Program shall be conducted at training facilities and/or certified Restaurants approved by THRI and operated by Master Franchisee in the Territory, or, if no such certified training restaurants exist, at certified training restaurants owned by third parties at such location(s) determined by THRI. THRI reserves the right to modify the Basic Training Program, in its sole and complete discretion.

15.2.3	For the avoidance of doubt, Master Franchisee shall be responsible for the cost of all training materials, such as workbooks, online and/or electronic content, all travel and living expenses relating to personnel of Master Franchisee to attend the Basic Training Program, other personal expenses incurred and materials provided to such personnel, and all fees and expenses charged by the operators of Tim Hortons Restaurants where the Basic Training Program is conducted.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

15.2.4	A Restaurant must not open unless the operations director, Restaurant Management team and such other members of Master Franchisee’s or Franchisee's staff (as the case may be) charged with the responsibility for the day-to-day operation of such Restaurant have successfully completed the Basic Training Program.

15.3	Tim Hortons Curriculum.

Master Franchisee must use reasonable efforts to ensure that the Training Services referred to in this clause 15 are provided in strict compliance with the Tim Hortons Curriculum. Once it is made available, THRI will provide Master Franchisee with the Confidential Operating Manual, Tim Hortons Curriculum and other training aids to assist Master Franchisee in carrying out the Training Services referred to in this clause 15. THRI will provide Master Franchisee with any necessary translations that THRI has prepared with respect to the Confidential Operating Manual, Tim Hortons Curriculum and other training aids, to the extent that such translations are available at no additional cost to THRI. Any copyright or other proprietary rights in and to any translated version of the Confidential Operating Manual, Tim Hortons Curriculum and other training aids shall be the exclusive property of THRI. THRI authorizes Master Franchisee to reproduce the training manuals and other training aids for the purposes of carrying out its obligations under this clause 15 at Master Franchisee’s cost and expense.

15.4	Pre-Opening and Opening Services.

Master Franchisee must provide Pre-Opening Services and Opening Supervision Services as required under the Franchise Agreement in respect of all Franchisees. “Pre-Opening Services” and “Opening Supervision Services” consist of such pre-opening and opening supervision and assistance required by the Standards, including the standards, requirements and procedures from time to time in the THRI Confidential Operating Manual applicable to the Territory, as modified by THRI from time to time.

15.5	Anti-Corruption Training.

Master Franchisee shall, at its sole cost and expense, attend and participate in any training required by THRI regarding compliance with Anti-Corruption Laws, and Master Franchisee shall allow THRI and/or its representatives and consultants to audit the books and records of Master Franchisee and each Franchisee to confirm compliance with any such Anti-Corruption Laws and/or other laws.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

16            MONITORING SERVICES

16.1	Master Franchisee shall provide, at its sole cost and expense and at THRI’s request, the following day-to-day monitoring services (collectively, the “Monitoring Services”) in respect of the Direct-Owned Restaurants and Franchised Restaurants to ensure compliance with the Standards:

16.1.1	Subject, to clause 17.2, conduct, at a minimum, three visits per year of each Direct-Owned Restaurant and Franchised Restaurant and otherwise administer the process required by THRI to evaluate compliance by Master Franchisee and Franchisees with the Standards in the operation of their Tim Hortons Restaurants. THRI may require the use of third party vendors approved by THRI to perform such visits and Master Franchisee will engage such vendors to perform the services at Master Franchisee’s sole expense, provided that Master Franchisee may require Franchisees to reimburse Master Franchisee for the costs of such third party vendor with respect to their Franchised Restaurants (without any mark-up or other charges);

16.1.2	Perform a periodic review of the operational and financial performance of each such Restaurant (which, in the case of multi-unit Franchisees, must be at least semi-annual);

16.1.3	Provide ongoing advice about Restaurant operations, accounting cost control and inventory control systems;

16.1.4	Communicate new developments, techniques and improvements of THRI in food preparation, equipment, products, packaging and restaurant management;

16.1.5	Monitor sales performance and evaluate success of sales building activities;

16.1.6	Develop monthly forecasts for sales and ticket count for each market within the Territory;

16.1.7	Ensure customer complaints are dealt with appropriately;

16.1.8	Develop yearly business plans with Master Franchisee and Franchisees and formally review such plans on a quarterly basis;

16.1.9	Integrate plans proposed by Master Franchisee and Franchisees into overall plan for the market, with a focus on sales and financial performance;

16.1.10	Identify opportunities and priorities to ensure proper allocation of existing resources to achieve goals;

16.1.11	Provide general consulting advice in order to maintain safe, clean, and high quality Restaurant operations in the Territory;

16.1.12	Provide consulting services regarding payroll processing, information technology support and business advice in finance, accounting and treasury activities;

16.1.13	Provide advice regarding market planning and targeting; and

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

16.1.14	Evaluate local suppliers to improve terms of supply.

17            SERVICES BY THRI

17.1	THRI shall make the following available for use by Master Franchisee:

17.1.1	the Basic Training Program in Canada pursuant to the terms of clause 15.2.3;

17.1.2	the benefit of such new products and cooking techniques as THRI may approve from time to time;

17.1.3	the benefit of THRI’s marketing ideas and concepts developed by or for THRI for use by the Tim Hortons System, provided that all of THRI’s obligations to make these elements available shall be limited to the extent that THRI, in its sole discretion, deems them appropriate for use in the Territory, and, where intellectual property rights of third parties are involved, to the extent that such third parties have consented to the use of such rights in the Territory;

17.1.4	advice regarding the choice of Marketing Agency;

17.1.5	the provision of supply quality assurance standards to evaluate and approve the suppliers and distributors proposed by Master Franchisee in the Territory;

17.1.6	collaboration and advice in the preparation of an annual Marketing Calendar in accordance with the Global Marketing Policy;

17.1.7	advice regarding the parameters within which Master Franchisee may from time to time authorize marketing and promotional concepts and materials; and

17.1.8	technical support and advice to enable local suppliers to become Approved Suppliers.

17.2	Notwithstanding anything to the contrary set forth in this Agreement, for a period of six (6) years after the opening of the first Direct-Owned Restaurant in the Territory, THRI will, (a) engage a vendor, at THRI’s sole cost and expense, to conduct visits of each Direct-Owned Restaurant three times per year to evaluate Master Franchisee’s compliance with the Standards in the operation of such Direct-Owned Restaurant, and (b) use commercially reasonable efforts to cause such vendor to charge the same fee per visit to conduct inspections of Franchised Restaurants as THRI pays for the Direct-Owned Restaurants, which fee, as between THRI and Master Franchisee, shall be the sole responsibility of Master Franchisee at all times; provided that Franchisees may reimburse Master Franchisee for the costs of such third party vendor with respect to their Franchised Restaurants (without any mark-up or other charges).

17.3	The contemplated services will be rendered by THRI inside or outside of the Territory, as determined by THRI. THRI shall make available all of the foregoing to Master Franchisee which shall in turn have sole responsibility for passing on to all Franchisees in the Territory the benefit of the information and guidance provided by THRI.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

18            DEFAULT AND TERMINATION

18.1	Without prejudice to any other rights or remedies of THRI under this Agreement or at Law, upon the occurrence of any of the following events (each, an “Event of Default”), Master Franchisee shall be in default of this Agreement and THRI may, at its election, by written notice to Master Franchisee, terminate the Development Rights or this Agreement in its entirety with immediate effect (but with due regard for the cure periods set forth below, if any):

18.1.1	if Master Franchisee (or any Approved Subsidiary) fails to pay to THRI (or its designee) when due any amounts payable under this Agreement in excess of US$25,000 and does not cure such failure within thirty (30) Days of written notice from THRI;

18.1.2	if Master Franchisee fails to achieve the applicable Target for any Development Year, subject to the provisions of this Agreement and the Development Schedule;

18.1.3	if Master Franchisee fails to comply with any of the other obligations in clause 6 (Development Obligations);

18.1.4	if (i) Master Franchisee assigns, transfers, charges, encumbers, sublicenses or otherwise disposes of this Agreement or the Development Rights granted to Master Franchisee hereunder in violation of clause 21 (Assignment and Transfer), (ii) Master Franchisee or any Affiliate thereof duplicates or attempts to duplicate the Tim Hortons System or any Other Brands owned by THRI or any Affiliate of THRI, (iii) Master Franchisee or any Affiliate thereof violates any of the provisions set forth in clause 19 (Confidentiality), or (iv) Master Franchisee acquires an interest in a Competitor or otherwise violates any of the provisions set forth in clause 14 (Competition);

18.1.5	if Master Franchisee fails (i) to pay to THRI (or its designee) when due any amounts payable under the Company Franchise Agreement or any Unit Addendum and does not cure such failure within sixty (60) Days from written notice by THRI, or (ii) to comply in any material respect with the other terms of the Company Franchise Agreement (which failure to comply is not cured within the applicable cure period set forth in the Company Franchise Agreement);

18.1.6	if a Franchisee is in breach of any material term of any Franchise Agreement (excluding any breach cured within the applicable cure period set out in the respective Franchise Agreement) and where such breach is not cured during the applicable cure period, THRI then directs Master Franchisee to terminate the relevant Franchise Agreement and Master Franchisee fails to issue a notice of termination to the Franchisee within thirty (30) Days after THRI notifies Master Franchisee in writing thereof;

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

18.1.7	if Master Franchisee fails to provide in a material respect any of the Services in compliance with the terms and conditions of this Agreement;

18.1.8	if Master Franchisee or any Approved Subsidiary seeks any type of relief under the provisions of a bankruptcy or insolvency law; or if Master Franchisee or any Approved Subsidiary becomes insolvent or makes a general assignment for the benefit of creditors or there is a similar arrangement among Master Franchisee’s or any Approved Subsidiary’s creditors; or any Person files a petition or application seeking to have Master Franchisee or any Approved Subsidiary adjudicated bankrupt or insolvent or if proceedings for a composition with creditors under the applicable Law is instituted by or against Master Franchisee or any Approved Subsidiary, and the action is not dismissed within ninety (90) Days after it is filed; or Master Franchisee or any Approved Subsidiary admits in writing the inability to pay any debts as they fall due; or a receiver or other administrator (permanent or temporary) is appointed over all or any of the assets of Master Franchisee or any Approved Subsidiary; or any administrator or liquidator is appointed over Master Franchisee or any Approved Subsidiary by any competent court or under any Law including under an order for a suspension of proceedings or Master Franchisee or any Approved Subsidiary takes any action to liquidate or wind up;

18.1.9	if Master Franchisee (directly or through any Affiliate), challenges the validity of any of the Tim Hortons Marks or copyright or other Tim Hortons Intellectual Property Rights or Other Marks;

18.1.10	if any information, representation or warranty provided by Master Franchisee or its shareholders to THRI or its Affiliates is materially false or misleading when provided;

18.1.11	any wilful and material misappropriation of the Advertising Fund, Ad Fund Account, Advertising Contributions or any part thereof by Master Franchisee or its designee;

18.1.12	if Master Franchisee, or any board member or senior officer of Master Franchisee or any Affiliate thereof engages in any conduct which is materially deleterious to, or could reasonably be expected to have a material adverse effect on the reputation of Master Franchisee, such Affiliate, THRI or the Tim Hortons brand, and the senior officer or board member is not removed from his or her position within thirty (30) Days after THRI notifies Master Franchisee in writing thereof (it being understood that such person may not be reinstated without THRI’s prior written approval); or

18.1.13	if Master Franchisee fails to comply in any material respect with any of the other terms, provisions or conditions of this Agreement and fails to rectify the same within sixty (60) Days after THRI notifies Master Franchisee in writing thereof, subject to clause 11.7.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

18.2	Upon the occurrence of any of the events set out below in this clause 18.2, Master Franchisee may by giving written notice to THRI by registered letter, return receipt required, terminate this Agreement in its entirety before the expiry of the Term:

(a)	if THRI assigns, transfers, charges, encumbers, sublicenses or otherwise disposes of this Agreement in violation of clause 21;

(b)	if a court or tribunal of competent jurisdiction issues a final and non-appealable judgment determining that any of the Tim Hortons Core Marks materially infringes the Intellectual Property Rights of any third party in the Territory and THRI is unable to procure for Master Franchisee the continued right to use the relevant Tim Hortons Core Mark or a valid substitute thereof in the Territory on substantially the same terms and for the purposes envisaged in this Agreement;

(c)            if THRI terminates the Company Franchise Agreement in its entirety; or

(d)	if any circumstance, event or fact leads to (i) a material deterioration in the reputation of the Tim Hortons brand (other than a deterioration which arises from any act or omission by Master Franchisee or any of its Affiliates); and (ii) as a result thereof, the ultimate parent of THRI (the “Parent”) seeks any type of relief under the provisions of a bankruptcy or insolvency law; or if there is an arrangement among the Parent’s creditors; or any Person files a petition or application seeking to have the Parent adjudicated bankrupt and the action is not dismissed within sixty (60) Days after it is filed; or the Parent admits in writing or upon sworn oath the inability to pay any debts as they fall due; or a receiver or other administrator (permanent or temporary) is appointed over all or any of the assets of the Parent; or any administrator or liquidator is appointed over the Parent by any competent bankruptcy court or under any other law including under an order for a suspension of proceedings or the Parent takes any action to liquidate or wind up.

18.3	Master Franchisee, may, pursuant to Article 12 of the Commercial Franchise Administration Regulation promulgated by the State Council of China and effective as of May 1, 2007, terminate this Agreement within seven (7) days after the signing date of this Agreement (“Termination Period”). Master Franchisee further acknowledges that the foregoing seven-day Termination Period has been agreed to by THRI and Master Franchisee based on their negotiations and reflects a truthful allocation of risks and liabilities after taking into account all of the relevant factors in entering into this Agreement. In the event that Master Franchisee elects to terminate this Agreement pursuant to this clause 18.3:

18.3.1	Master Franchisee shall, within the foregoing Termination Period, send the original copy of a written notice to terminate this Agreement (“Termination Notice”) to THRI by hand-delivery or registered air mail, postage fully prepaid. Master Franchisee shall clearly state its decision to terminate this Agreement in such Termination Notice, which shall be signed by the legal representative of Master Franchisee and affixed with the corporate seal of Master Franchisee. This Agreement may be terminated pursuant to this clause 18.3 only after THRI actually receives the original copy of the Termination Notice that meets the foregoing requirements. For the avoidance of doubt, if THRI does not receive the Termination Notice that meets all of the foregoing requirements, this Agreement shall not be terminated and shall continue in full force and effect and be binding upon THRI and Master Franchisee.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

18.3.2	If this Agreement is terminated pursuant to this clause 18.3, Master Franchisee shall comply with all relevant responsibilities herein upon termination of this Agreement (including, without limitation, the obligations provided in clause 18.4 below).

18.4	Upon the occurrence of an MDA Termination Event, all rights granted to Master Franchisee under this Agreement shall terminate, subject to the Surviving Provisions. From and after the date of the MDA Termination Event (the “Termination Date”) and without prejudice to all other rights and remedies available to THRI under applicable Law or in equity:

18.4.1	Master Franchisee shall have no further right or entitlement to develop, establish and operate new Direct-Owned Restaurants in the Territory without THRI’s prior written approval, which THRI may withhold in its sole discretion.

18.4.2	Master Franchisee shall have no further right or entitlement to license to Franchisees the right to develop, establish and operate new Franchised Restaurants in the Territory, without THRI’s prior written approval, which THRI may withhold in its sole discretion.

18.4.3	THRI and/or its designee may develop, open, operate or approve third parties to develop, open and operate new Tim Hortons Restaurants in the Territory, and Master Franchisee shall not oppose or otherwise interfere with such business by THRI and/or its designee in any manner whatsoever.

18.4.4	For the avoidance of doubt, if Master Franchisee has entered into any Territory Development Agreements prior to the occurrence of an MDA Termination Event, the Territory Development Agreements shall automatically terminate effective as of the Termination Date. Master Franchisee shall ensure that all Territory Development Agreements shall provide for termination upon the occurrence of an MDA Termination Event.

18.5	In the event that THRI, in its sole discretion, determines that Export Control Laws restrict specific activities contemplated pursuant to this Agreement, THRI may suspend performance of this Agreement as may be required to comply with Export Control Laws. Master Franchisee will cooperate with THRI and provide any information or documentation reasonably requested to assist in such determinations. Any act or refusal to act by either Party that is required for compliance with Export Control Laws shall not be considered a breach of this Agreement.

18.6	Notwithstanding the occurrence of an MDA Termination Event, (a) the rights and obligations of Master Franchisee under the Company Franchise Agreement shall remain unaffected solely by reason of such termination, and (b) any Franchise Agreements in effect as of the Termination Date (such agreements, the “Prior Agreements”) shall remain in full force and effect, and Master Franchisee shall be entitled to continue to receive payments thereunder; provided, however, that (i) the Surviving Provisions shall survive the expiration or termination of this Agreement and remain in full force and effect until the expiration or termination of the last remaining Prior Agreement, and (ii) Master Franchisee shall have no right to renew or extend the term of any Prior Agreement after the expiration date of such Prior Agreement.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

18.7	After the Termination Date, at THRI’s request, the Parties will work together and use commercially reasonable efforts to establish and agree on a transition plan for the orderly transition of the Services from Master Franchisee to THRI or its designee. The transition period shall commence as soon as practicable following the Termination Date and continue until THRI notifies Master Franchisee that it no longer desires Master Franchisee to provide the Services (such period, the “Transition Period”). During the Transition Period, Master Franchisee shall continue to provide the Services to all of the Restaurants in the Territory in accordance with the terms of this Agreement at its sole expense. Should THRI elect or deem it necessary to provide any of the Services during the Transition Period, Master Franchisee shall as far as possible make available to THRI or its designee, at THRI’s cost, those of its staff as are directly suited to be engaged by THRI or its designee in the service roles which it is taking over from Master Franchisee.

18.8	Except as otherwise expressly permitted under the Company Franchise Agreement and each Unit Addendum or as otherwise set forth herein, upon termination of this Agreement:

18.8.1	All rights of Master Franchisee under this Agreement shall terminate, and Master Franchisee must promptly cease all use of the Tim Hortons Marks, the Tim Hortons Domain Names, the Tim Hortons Intellectual Property Rights and the Tim Hortons System; promptly cease any sales or distribution of Goods and Services bearing any of the Tim Hortons Marks or Tim Hortons Domain Names; promptly discontinue use of letterhead, advertising, invoices, labels or packaging on which any of the Tim Hortons Marks or Tim Hortons Domain Names appear or which embody any of the Tim Hortons Intellectual Property Rights.

18.8.2	Regardless of any dispute among the Parties hereto, including disputes concerning the payment of money, Master Franchisee shall transfer and assign, together with any copyrights thereon, and shall ship or deliver to THRI (or if THRI prefers, to any other entity) all property and materials belonging to or purchased for THRI that are in the possession or control of Master Franchisee, including all materials (whether in paper and/or electronic format) containing the Tim Hortons Marks, Tim Hortons Domain Names and the Tim Hortons Intellectual Property Rights, all manuals, artwork, colour separations, research, Tim Hortons Advertising Materials and all other materials, layouts, scripts, websites, commercials and computerized data files, Confidential Information and all other information regarding THRI’s advertising, sales, market surveys and all rights and claims thereto within thirty (30) Days after the Termination Date, or shall destroy under THRI’s supervision all copies thereof, at THRI’s option, and allow THRI access to same, it being understood that no extra compensation is to be paid to Master Franchisee for its services in connection with this transfer or access.

18.8.3	Master Franchisee must, within thirty (30) Days of the Termination Date, do all things necessary to de-register or transfer to THRI, at THRI’s sole discretion and Master Franchisee’s sole cost and expense, any domain names registered to or held or used by Master Franchisee which include or incorporate any Tim Hortons Marks or words substantially identical with or deceptively similar to any Tim Hortons Marks and any Tim Hortons Domain Names.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

18.8.4	If Master Franchisee is unable or fails to execute any document, which is necessary to carry out Master Franchisee’s obligations under this clause 18.8 following termination of this Agreement, Master Franchisee hereby irrevocably appoints THRI as its attorney to execute such document on its behalf, with the right to do any and all acts and things reasonably necessary to give effect to such document.

18.8.5	All obligations of Master Franchisee under this clause 18.8 must be performed by Master Franchisee at its sole cost.

18.8.6	The failure of THRI to terminate this Agreement or the Development Rights upon the occurrence of one or more Events of Default shall not constitute a waiver or otherwise affect the right of THRI to terminate this Agreement or the Development Rights because of a continuing or subsequent failure to cure one or more Events of Default or otherwise limit THRI’s right to pursue any and all other remedies available at Law or in equity.

19       CONFIDENTIALITY

19.1	The term “Confidential Information” as used in this Agreement means all confidential and proprietary information of THRI or any of its Affiliates, including without limitation, THRI’s or any of its Affiliates’ trade dress, restaurant and packaging design specifications and strategies, brand standards, any information relating to business plans, branding and design, equipment, operations manuals, including the Confidential Operating Manual, and other Standards, specifications and operating procedures, training material, marketing and business information, marketing strategy and marketing programs, plans and methods, food specifications (including recipes, coffee brewing methods and other trade secrets for Proprietary Products), details of suppliers and distributors, and sources of supply and distribution, sales, contractual and financial arrangements of THRI and its Affiliates and service providers, User Data and all other information and knowledge relating to the methods of operating and the functional know-how applicable to Tim Hortons Restaurants and the Tim Hortons System and any other system or brand operated by THRI or any of its Affiliates revealed by or at the direction of THRI or any of its Affiliates to Master Franchisee or any of its Affiliates.

19.2	Master Franchisee acknowledges the uniqueness of the Tim Hortons System and that THRI and/or its Affiliates are making the Confidential Information available to Master Franchisee for the purpose of operating the Restaurants. Master Franchisee agrees that it would be an unfair method of competition for Master Franchisee to use or duplicate or to allow others to use or duplicate any of the Confidential Information. Master Franchisee, therefore, must:

19.2.1	at all times, both during the Term and following its termination or expiration, maintain the Confidential Information in strict confidence;

19.2.2	use the Confidential Information only in the operation, franchising and development of the Restaurants;

19.2.3	not disclose the Confidential Information to any Person except those officers, employees and professional advisers of Master Franchisee who have a specific need to have access to it for the operation of the Restaurants or provision of the Services, who have been made aware of the terms on which it has been disclosed to Master Franchisee, and who agree to maintain its confidentiality. Master Franchisee is responsible for any unauthorized disclosure of the Confidential Information by Persons to whom Master Franchisee has disclosed it;

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

19.2.4	approve internal documents required for all employees of Master Franchisee containing the rules pertaining to the use of Confidential Information and impose an obligation not to disclose the Confidential Information in the employment agreements signed with its employees;

19.2.5	not permit anyone to reproduce, copy or exhibit any portion of the Confidential Operating Manual or any other Confidential Information received from THRI;

19.2.6	if none of this Agreement, the Company Franchise Agreement, any Unit Addenda, or any Franchise Agreement is in effect, return, delete or destroy the Confidential Information received from THRI immediately upon receipt of a request from THRI to do so;

19.2.7	at THRI’s request, execute an agreement similar in substance to this clause in a form acceptable to THRI and naming THRI as a third party beneficiary with the independent right to enforce such agreement; and

19.2.8	fulfil all other formalities required under applicable Law in order to ensure the trade secret regime in respect of any information and documents related to the Tim Hortons System.

19.3	Master Franchisee will not disclose the terms and conditions of this Agreement or any other Transaction Agreement to any Person whatsoever, other than Master Franchisee’s professional advisors with a need to know such information, without the prior written consent of THRI, which consent may be withheld in THRI’s sole discretion.

19.4	In addition, Master Franchisee agrees that it shall not, at any time, whether before or after the Original Commencement Date, issue any press release or any other statement, broadcast, podcast, advertisement, circular, newsletter or other forms of information in relation to this Agreement, the Company Franchise Agreement or any Unit Addendum or the Tim Hortons business in the Territory to the public unless the contents of such information release have been approved in writing by THRI prior to dissemination. Master Franchisee must submit a request in writing for approval of THRI for all public relations material (for example, press releases or information statements) relating to any aspect of the Tim Hortons System, ingredients in menu items, public health issues, nutritional issues, or any other matter which may reasonably be expected to have an adverse impact on the public perception of the brand or reputation of THRI before using any such material, and THRI shall use commercially reasonable efforts to respond to such request for approval within two (2) Business Days.

19.5	Notwithstanding the foregoing, “Confidential Information” shall not include the following (and, for greater certainty only, in such circumstances the obligations of confidentiality stipulated under this clause 19, as well as the penalties or remedies related to a breach thereof, shall not apply):

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

19.5.1	Information existing in the public domain by or through public use, publication, general knowledge or the like;

19.5.2	Information properly obtained by the receiving party from a third party having no obligation of confidentiality to the disclosing party;

19.5.3	Information legally required to be disclosed pursuant to a subpoena, or order of a court or administrative agency, provided the receiving party immediately notifies the disclosing party of such subpoena or order so that the disclosing party can seek a protective order or take other appropriate action;

19.5.4	Information which can be shown to be properly in the receiving party’s possession before receipt from the disclosing party;

19.5.5	Information which is disclosed by the disclosing party to a third party without a duty of confidentiality on the third party; or

19.5.6	Information which is disclosed by the receiving party with the disclosing party’s prior written consent.

20        INDEMNIFICATION AND INSURANCE

20.1	Master Franchisee shall, at its own expense, defend, indemnify and hold harmless the THRI Indemnified Parties, with counsel reasonably acceptable to THRI, from and against any and all Losses sustained or incurred by the THRI Indemnified Parties, or any one or more of them, based upon or arising directly or indirectly out of any breach of this Agreement or negligent act, error or omission in connection with this Agreement by Master Franchisee or its employees or agents; and any Claim by or liability to any Franchisee in the Territory by reason of any material failure by Master Franchisee to provide Services in accordance with this Agreement.

20.2	Without limiting the generality of the foregoing, Master Franchisee shall defend, indemnify and hold harmless the THRI Indemnified Parties from and against Losses arising out of or in connection with one or more of the following:

20.2.1	Master Franchisee’s offering or sale of franchises for Franchised Restaurants;

20.2.2	the performance of Master Franchisee under the Company Franchise Agreement, under any of the Territory Development Agreements and the Franchise Agreements, the operation of Direct-Owned Restaurants and Franchised Restaurants, including any action taken by Master Franchisee to enforce compliance by Franchisees with the obligations under the Franchise Agreements, and any product liability Claims;

20.2.3	the quality or quantity of advertising or promotional materials produced and paid for from the Advertising Fund, to the extent not substantially compliant with this Agreement;

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

20.2.4	any material prepared or supplied by Master Franchisee or any Affiliate thereof under this Agreement or any material prepared or supplied by THRI for a market other than the Territory that THRI has made available to Master Franchisee for use in the Territory, including, but not limited to, Claims, causes of action and suits alleging libel, slander, defamation, invasion of privacy, plagiarism, piracy, idea or trade secret misappropriation, trademark or copyright infringement, other violations of intellectual property rights or any other failure of Master Franchisee or any Affiliate thereof to comply with any applicable Laws, notwithstanding the fact that the material may have been approved by THRI (hereinafter, “Intellectual Property Claims”), but excluding any Intellectual Property Claims relating to ownership and validity of the Tim Hortons Marks or the Tim Hortons Domain Names;

20.2.5	deceptive or fraudulent activities, corporate malfeasance, negligence or misconduct in connection with Master Franchisee’s performance under this Agreement, which is determined by a final court judgment or arbitral award;

20.2.6	any material Claim, action or demand of any kind or nature whatsoever brought by any employee, agent, subcontractor or independent contractor of Master Franchisee, any employee of any agent, subcontractor or independent contract of Master Franchisee, or an Affiliate thereof;

20.2.7	any injury or death to natural persons, or injury or damage to property, during the rendering of Services required of Master Franchisee hereunder, if it is ruled by a final court judgment or arbitral award that such injury occurred in whole or in part as a result of acts of Master Franchisee or its employees or agents, whether said loss is sustained by THRI or any other Person(s) or third parties; and

20.2.8	any failure of Master Franchisee or any of its Affiliates to properly remit any tax payments required hereunder.

20.3	Master Franchisee’s indemnification obligations hereunder shall be in effect from the Original Commencement Date and shall survive the termination of this Agreement and continue for one (1) year after the expiry of the statute of limitations applicable to any such Claim on the condition that a matter covered by this indemnity has arisen before the termination of this Agreement.

20.4	The right to indemnity hereunder shall exist notwithstanding that joint or several liability may be imposed upon the THRI Indemnified Parties by statute, ordinance, regulation or judicial decision. Master Franchisee’s obligation to defend and indemnify the THRI Indemnified Parties is separate and distinct from its obligation to maintain insurance under this Agreement and the Company Franchise Agreement, and is not limited by the amount of insurance required by THRI under this Agreement and the Company Franchise Agreement.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

20.5	Notwithstanding the foregoing, no THRI Indemnified Party shall be indemnified or held harmless from any Losses to the extent that such Losses result from the negligence or willful misconduct of any such THRI Indemnified Party, as determined by a court of competent jurisdiction pursuant to a final and unappealable judgment (a “Final Judgment”), provided that (i) if Master Franchisee has assumed the defense of the Claim, Master Franchisee will advance all costs and expenses in connection with the defense of the Claim as such costs and expenses are incurred until such time as there is a Final Judgment, (ii) if the THRI Indemnified Party assumes the defense of the Claim, Master Franchisee will pay all costs and expenses in connection with the defense of the Claim as such costs and expenses are incurred until such time as there is a Final Judgment; and (iii) if the Final Judgment determines that any THRI Indemnified Party has contributed to the Losses through its own contributory negligence or willful misconduct, THRI shall repay to Master Franchisee a portion of the amount advanced by Master Franchisee or paid to the THRI Indemnified Party in proportion to the degree of contributory negligence of such THRI Indemnified Party, as determined in such Final Judgment.

20.6	Notwithstanding anything to the contrary in this clause 20, any sum recovered by the relevant THRI Indemnified Party through insurance or otherwise (less any reasonable out-of-pocket expenses incurred by such THRI Indemnified Party in recovering the sum and any tax attributable to or suffered in respect of the sum recovered) will reduce the amount of the Losses in respect of which a Claim can be made under clause 20.1 or clause 20.2 by an equivalent amount.

20.7	THRI shall advise Master Franchisee if it receives notice that a Claim has been or will be filed with respect to a matter covered by this indemnity and provide Master Franchisee with such information as Master Franchisee may reasonably require to assume the defense of the Claim. In such event, Master Franchisee shall be given the opportunity to assume the defense thereof with counsel reasonably acceptable to THRI, and THRI shall have the right to participate in the defense of any Claim against THRI that is assumed by Master Franchisee at THRI’s own cost and expense. THRI and Master Franchisee shall consult with counsel in connection with any proposed settlement to assess and determine the viability of any Claim and the appropriate amount of the proposed settlement. Master Franchisee shall not, without the prior written consent of the applicable THRI Indemnified Parties, settle, compromise or offer to settle or compromise any such Claim unless the terms of such settlement provide for (a) a full and unqualified release of the THRI Indemnified Parties, (b) no admission of liability, fault or violation of Law or contract, and (c) no relief other than payments of monetary damages that are not to be paid by the THRI Indemnified Parties, subject to clause 20.5.

20.8	Notwithstanding the foregoing, at THRI’s option, THRI may hire attorneys of its own choice, to manage and defend any Claim, at Master Franchisee’s cost, risk and expense; provided, however, that THRI will not consent to the entry of any judgment or enter into any settlement without Master Franchisee’s prior written consent, which consent will not be unreasonably withheld or delayed.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

20.9	For as long as this Agreement remains in effect and for three years thereafter (which may be satisfied by a prepaid tail policy), Master Franchisee shall maintain the following insurance:

20.9.1	Commercial General Liability coverage on a per occurrence form, that includes broad form coverage for “contractual liability,“ “property damage,“ “products liability,“ “bodily injury,“ “advertising injury,“ and “personal injury“ liability as those terms are defined in Insurance Services Office (ISO) Form CG00-01 or its equivalent. The policies shall provide the minimum limits of no less than the amounts set forth below, contain a waiver subrogation in favour of the THRI Indemnified Parties, and name as additional insureds by policy endorsement the THRI Indemnified Parties. Advertising injury coverage provided under the Commercial General Liability insurance must include coverage for Claims arising out of or related to: (i) invasion or infringement or interference with the right of privacy or publicity, whether under common law or statutory law; (ii) infringement of copyright or trademark, whether under statutory or common law; (iii) libel, slander or other forms of defamation; and (iv) plagiarism, piracy or unfair competition resulting from the alleged unauthorized use of titles, formats, ideas, characters, plots, performers, or other material.

20.9.2	Workers’ Compensation coverage that includes all coverage required under the laws of each province or part of the Territory in which Master Franchisee conducts business operations in any way related to the THRI Indemnified Parties and should contain a waiver subrogation in favour of the THRI Indemnified Parties.

20.9.3	Prior to the opening of the first Franchised Restaurant, Error and Omissions or Advertising Agency Professional Liability Insurance insuring the contractual liability assumed by Master Franchisee under this Agreement, with respect to Intellectual Property Claims. The policy shall provide the minimum limits of no less than the amounts set forth below, contain a waiver subrogation in favour of the THRI Indemnified Parties, and name the THRI Indemnified Parties as additional insureds by policy endorsement.

20.9.4	All risks property insurance, providing coverage for fire, lightning, explosion, windstorm, typhoon, flood and earthquake or other natural or man-made disaster, shall be maintained for the full replacement value of a Direct-Owned Restaurant which is sufficient to satisfy any co-insurance clause contained in the policy, provided that where the Direct-Owned Restaurant is a leasehold, cover rental insurance shall not be required.

20.9.5	Business interruption insurance to insure Master Franchisee for losses incurred as a result of business interruption, providing coverage for fire, lightning, explosion, windstorm, typhoon, flood, earthquake or other natural or man-made disaster, which causes the Direct-Owned Restaurant (or any part of them) to be closed for a period of time. Such business interruption insurance policy will, at a minimum, provide a level of coverage to Master Franchisee sufficient for Master Franchisee to be able to pay to THRI, on a monthly basis, the estimated Royalty Fees that Master Franchisee would have been obligated to pay had the business interruption not occurred. The foregoing amount is calculated by taking the average monthly Gross Sales of the Direct-Owned Restaurant(s) over the twelve (12) months immediately preceding the date of the business interruption (or in the case where the Direct-Owned Restaurant has not been open for twelve (12) months, Master Franchisee’s estimate of the average monthly Gross Sales) and multiplying such number by the Royalty Percentage.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

20.9.6	All insurance policies required pursuant to this Agreement shall provide the minimum limits of no less than the amounts set forth below and shall not be sub-limited with respect to THRI, Affiliates of THRI or this Agreement. Additionally, the policies shall contain a waiver of subrogation in favour of the THRI Indemnified Parties, and name as additional insureds by policy endorsement the THRI Indemnified Parties. Further, all insurance shall be provided on a primary basis and shall not seek contribution from any separate insurance maintained by THRI or any THRI Affiliates, regardless of the “other insurance” or similar provisions of the respective policies of insurance. All insurance coverage required herein shall be provided by an insurance company or companies with minimum AM Best ratings of "A(X)" or “A10”, where “A” is the Financial Strength Rating ("FSR") and (X) or (10) is the Financial Size Category ("FSC"). In the event that an AM Best rating is not available, a minimum Standard and Poor’s FSR of “A” and an FSC (surplus) at least equal to an AM Best rating of "X” is required, which may be supplied by a THRI approved credit rating agency. Each policy shall provide for thirty (30) Days’ notice to THRI from the insurer by registered mail, return receipt requested, in the event of any unrestricted prior written notice of cancellation, non-renewal or change in coverage.

20.9.7	Each and every policy required pursuant to this Agreement, except as noted, shall have maximum deductibles of Fifty Thousand Dollars US$50,000 subject to approval by THRI and shall have the coverage limits set out in Schedule 6.

20.9.8	The addition of the THRI Indemnified Parties as additional insureds or its equivalents shall be effectuated through an endorsement to Master Franchisee’s insurance policies, without any language of limitation affecting coverage. All certificates of insurance and policy endorsements required herein shall be provided by Master Franchisee to THRI at Inwilerriedstrasse 61, Baar 6340, Switzerland, with a copy to General Counsel at 226 Wyecroft Road, Oakville, Ontario, Canada L6K 3X7 (or to the address of the third party designee of THRI) in the manner required for written notices hereunder, or to such other address as may be designated by THRI. All policies must be renewed, and a renewal certificate of insurance must be provided to THRI or its designated agent prior to the expiration date(s) of the policies.

20.9.9	Master Franchisee must not do nor omit to do any act which is or may render any of the insurance policies void or voidable. If THRI determines that a particular insurer is unacceptable to THRI and so notifies Master Franchisee, Master Franchisee will use all reasonable efforts to obtain alternative or additional insurance from an insurer acceptable to THRI prior to the expiration of the relevant policy and furnish to THRI certificates of insurance evidencing that such alternative or additional insurance coverage is in effect. The insurance afforded by the policy or policies required under this Agreement shall be primary and not contributory with THRI’s insurance and shall not be limited in any way by reason of the insurance which may be maintained by THRI.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

20.9.10	Master Franchisee shall require its Affiliates to, and use best efforts to require all third party subcontractors and suppliers to, maintain insurance coverages consistent with the requirements and amounts set forth in this clause 20.

20.9.11	Master Franchisee’s failure to secure and maintain proper insurance coverage for itself and its Affiliates as required in the preceding sub-clause, or failure to use reasonable efforts to ensure that all of Master Franchisee’s third party subcontractors and suppliers have the proper insurance coverage as required in the preceding sub-clause, will not relieve Master Franchisee of its responsibility to indemnify and defend a THRI Indemnified Party, and shall, of itself, constitute a material breach of this Agreement.

21       ASSIGNMENT AND TRANSFER

21.1	Except with respect to assignment or transfer to a wholly-owned subsidiary or parent company that owns all of the interests in Master Franchisee (which subsidiary or parent company, as applicable, must be, and remain during the Term, a single-purpose entity, the business of which is limited to the development, operation and servicing of Tim Hortons Restaurants and any activities ancillary thereto), this Agreement and the Development Rights granted to Master Franchisee may not be sold, assigned, transferred, leased, licensed or sub-licensed, charged, mortgaged, pledged, hypothecated, encumbered or otherwise disposed of (“Transferred”) by Master Franchisee, in whole or in part, whether directly or indirectly, voluntarily or involuntarily by operation of law or otherwise, nor shall Master Franchisee have any right to sub-license any of the rights granted under this Agreement except as expressly provided herein, nor shall Master Franchisee be permitted to subcontract the whole or any substantial part of its obligations under this Agreement, or to transfer any material assets that are necessary for Master Franchisee or any Affiliate thereof to operate its Direct-Owned Restaurants or fulfil its other material obligations under any of the Transaction Agreements or Franchise Agreements, without the prior written consent of THRI, which consent may be withheld at THRI’s sole and complete discretion. Any Transfer described in this clause 21.1 without compliance with the terms hereof shall be void and of no effect.

21.2	In the event that THRI sells, transfers, assigns, licenses or otherwise conveys the rights to the Tim Hortons Marks, Tim Hortons Domain Names and/or Tim Hortons Intellectual Property Rights previously licensed by THRI for the operation of the Tim Hortons System in the Territory to any Person (an “IP Transferee”), THRI shall assign this Agreement, and all the rights and obligations of THRI hereunder, to such IP Transferee, in which case the IP Transferee shall license such intellectual property to Master Franchisee as contemplated in this Agreement, and Master Franchisee’s rights and obligations hereunder shall remain in full force and effect. Subject to the foregoing, THRI may transfer or assign this Agreement, and all of the rights and obligations of THRI hereunder to (a) an Affiliate of THRI or (b) an IP Transferee, and each of Master Franchisee and Tims China hereby grants its prior and irrevocable consent to such assignment, and waives any requirement of prior notice. THRI will provide Master Franchisee and Tims China with formal written notice of the assignment within fifteen (15) Days following its completion. Master Franchisee and Tims China shall take all such actions as THRI shall reasonably require or as required by applicable Law to effect such transfer. Each of Master Franchisee and Tims China hereby agrees and acknowledges that, in connection with the contemplated sale and transfer of the Tim Hortons Marks, Tim Hortons Domain Names and Tim Hortons Intellectual Property Rights for the Territory to TH APAC, THRI may enter into a trademark license with TH APAC in order to facilitate TH APAC’s commercial franchise filing with MOFCOM to be a duly qualified franchisor in the PRC.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

22       CURRENCY, EXCHANGE CONTROL AND TAXATION

22.1	All payments to THRI required under this Agreement shall be made in US$ (the “Required Currency”) into such bank account in Switzerland, or such other place as THRI shall designate (the “Required Country”). Master Franchisee shall, at its expense, make all necessary and appropriate applications to such Authorities as may be requested by THRI or as may be required by Law for transmittal and payment of the Required Currency to THRI. Such payment shall be made by such method as THRI may from time to time stipulate. Each conversion from the RMB, HK$ and/or MOP (“Local Currency”) to the Required Currency shall be made at the Conversion Rate for the purchase of the Required Currency as of the last bank trading Day of the month on which the payment is based, or in the case of the Direct-Owned Restaurant Unit Fee and Franchised Restaurant Unit Fee, as of the close of business on the last bank trading Day preceding the invoice date for the respective Direct-Owned Restaurant Unit Fee and Franchised Restaurant Unit Fee. At Master Franchisee’s request, THRI will provide Master Franchisee with confirmation of the applicable Conversion Rate. To the extent such application to the Authorities is denied or the convertibility of each Local Currency to the Required Currency is insufficient to make any of the required payments to THRI pursuant to this Agreement, Master Franchisee undertakes and agrees to pay such monies in the Required Currency from Master Franchisee or its subsidiaries’ global assets.

22.2	As and when any consent is required under any applicable Law for the remittance of royalties and other payments to THRI or to an Affiliate of THRI nominated by THRI, Master Franchisee will at its own expense make all necessary and appropriate applications to such Authorities as may be necessary or desirable to facilitate the transmittal and payment of sums due under this Agreement in accordance with the time frames set forth herein.

22.3	In the event that Master Franchisee shall at any time be prohibited from making any payment in US$ outside of the Territory, Master Franchisee shall immediately notify THRI of this fact and such payment shall thereupon be made to such place and in such currency as may be selected by THRI and acceptable to the appropriate Authorities, all in accordance with remittance instructions furnished by THRI. The acceptance by THRI of any payment in a currency other than that of the Required Currency or in a territory other than the Required Country or a destination as specified by THRI does not release Master Franchisee from its obligation to make future payments in the Required Currency to the Required Country or a destination as specified by THRI.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

22.4	If at any time there exists an exchange control, governmental regulation or any Law which prohibits the payment to THRI of the amounts due to THRI under this Agreement, the Company Franchise Agreement and/or any Unit Addendum in the Required Currency and the Required Country (“Payment Restriction”), Master Franchisee shall immediately reserve and keep in a separate account such amounts for the benefit of THRI (the “Reserve Account”) or, at the option of THRI, pay such amounts in the Local Currency to a Person designated by THRI. For a period of at least six (6) months, THRI and Master Franchisee shall use commercially reasonable efforts to reach an agreement regarding payment of the applicable amounts due to THRI in the Required Currency and the Required Country. If such efforts are not successful after such six (6) month period, THRI and Master Franchisee shall use commercially reasonable efforts over a three (3) month period to agree to form a new master franchisee with the same beneficial ownership as the Master Franchisee (the “Substitute Master Franchisee”) and transfer the rights and obligations of Master Franchisee to such Substitute Master Franchisee to permit such payments to resume. If such efforts are not successful after such three (3) month period, THRI and Master Franchisee shall use commercially reasonable efforts to agree to make the payments in an alternative form, including the use of alternative currencies, entrance into new service or delivery contracts, or payment of extraordinary dividends. As soon as the Payment Restriction is no longer in effect, Master Franchisee shall make payments from the Reserve Account to THRI or THRI’s designee in an aggregate amount equal to the amounts subject to the Payment Restriction, less any amounts paid by the Substitute Master Franchisee or in an alternative form, if applicable. Master Franchisee agrees not to make any dividend payments or similar payments to its shareholders until (or simultaneously with) the payment to THRI of all amounts subject to the Payment Restriction, less any amounts paid by the Substitute Master Franchisee or in an alternative form, if applicable. Master Franchisee shall bear all costs associated with the formation of a Substitute Master Franchisee or any alternate method of payment pursuant to this clause 22.4. Notwithstanding the foregoing, in the event that (i) THRI reasonably determines that any other Person similarly situated to Master Franchisee has been able to make payments in the Required Currency notwithstanding the Payment Restriction, has determined the means by which such other Person is making such payments, has given Master Franchisee ninety (90) days to implement the same or similar measures to make payments in the Required Currency, and Master Franchisee continues to be unable to make payments after receiving written notice from THRI, or (ii) the Payment Restriction is in effect for a period of more than three (3) years, THRI may terminate this Agreement immediately upon notice to Master Franchisee.

22.5	All payments made under this Agreement shall be made in full, free of any deduction or set off whatsoever, except for withholding income taxes as required by the Law of the Territory with respect of which the provisions of clause 22.7 shall apply, respectively.

22.6	It is understood and agreed by the Parties that Master Franchisee will be responsible for complying with any VAT obligation or any sales and use tax, goods and services tax, ad valorem tax, excise tax, duty, levy or other governmental charges and other obligations of the same or of a similar nature to any of the foregoing (together, “Indirect Tax”) in respect of any payment made by Master Franchisee to THRI pursuant to this Agreement, Company Franchise Agreement, any Unit Addendum or the Transaction Agreements, and any and all other tax liabilities arising out of this Agreement will be the responsibility of the Party owing such taxes. Notwithstanding the foregoing or anything else herein, the Parties have agreed that, in the event Indirect Tax applies in the Territory (or a sub-territory of the Territory), Master Franchisee will bear the economic burden of such Indirect Tax either through payment of the Indirect tax to THRI or if Master Franchisee is required by Law to deduct and pay the applicable Indirect tax to the relevant Tax Authority, Master Franchisee will gross up the payments by the applicable Indirect Tax and remit payment of the applicable Indirect Tax amount to the relevant Tax Authority, without any deduction from fees payable under this Agreement.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

22.7	If applicable Law in the Territory requires the withholding or deduction of any withholding income tax amount in connection with any payment made to THRI by Master Franchisee hereunder, Master Franchisee will withhold from such payments such withholding income taxes as are required by Law and remit payment of all amounts in respect of withholding income tax liability to the applicable taxing Authority in the Territory. Master Franchisee shall provide THRI with corresponding receipts from the relevant taxing Authorities to evidence such payments or amounts withheld, sufficient to enable THRI to support a Claim against THRI’s Switzerland (or other country’s) income taxes with respect to the taxes withheld and paid by Master Franchisee. If there is an exemption in the Territory for the application of withholding income taxes to any payments made by Master Franchisee to THRI or its designee, Master Franchisee will cooperate with THRI and make reasonable efforts to assist THRI or its designee to become eligible for such exemption, including by applying for the exemption with the applicable taxing Authorities.

22.8	If Master Franchisee is required to withhold taxes pursuant to clause 22.7 above, and in fact withholds taxes as required by Law, and Master Franchisee and/or its Affiliates receives a credit or reimbursement from the relevant tax or regulatory Authority in the Territory or other financial benefit resulting in a reduction of the tax to be remitted to the relevant tax or regulatory Authority in the Territory (a “Tax Credit”), Master Franchisee shall within ten (10) Business Days of the receipt of any Tax Credit, pay to THRI the amount of such Tax Credit.

23       AUDIT RIGHTS

23.1	During the Term and for one (1) year thereafter, THRI shall be entitled to inspect, and make copies, during normal business hours upon three (3) Business Days’ notice (and without giving notice in the case of emergency or suspecting malfeasance) any records and books of Master Franchisee and Master Franchisee must timely make all such books and records available to THRI at THRI’s request and deliver any copies of such books and records at THRI’s request. THRI shall not exercise this inspection right more frequently than three (3) times during any year. Master Franchisee must permit a representative of THRI to enter its offices and any training facility during normal business hours and without prior notice. THRI shall exercise commercially reasonable efforts to minimize disruption to the normal operation of Master Franchisee’s business.

23.2	THRI may, on reasonable notice and with such professional assistance as THRI may require, conduct an annual audit at its expense during each calendar year to ensure that Master Franchisee is complying with the Global Marketing Policy and providing the Services in accordance with this Agreement. Master Franchisee must cooperate in the conduct of any such audit, including by complying with its obligations under clause 23.1 and promptly and fully answering any questions and providing any information reasonably required by THRI.

23.3	THRI may from time to time (but not more than once in any 12-month period unless it reasonably believes the circumstances warrant otherwise) require that an audit or review of the business affairs of any member of the Tims China Group is carried out, and shall in such case, be entitled to designate an individual as THRI’s representative to carry out such audit or review on its behalf and its sole cost and expense. THRI’s representative shall be entitled to:

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(a)	visit and inspect any premises of the Tims China Group and to discuss the affairs, finances, and accounts of the Tims China Group with its officers and directors;

(b)	access, examine and retain copies (at THRI’s sole cost and expense) of any books, records, accounts and other documents and information relating to the affairs of the Tims China Group; provided that such examination shall be done during normal business hours without disruption to the business of the Tims China Group and with reasonable prior notice;

(c)	such access and cooperation from each member of the Tims China Group as may reasonable under the circumstances to facilitate the carrying out of such audit or review.

23.4	Tims China shall, and shall procure that each other member of the Tims China Group shall, reasonably cooperate with THRI and provide THRI and/or its representatives and consultants with all documents, information, assistance (including reasonable access to the officers and employees of Tims China and each other member of the Tims China Group but subject to legal privilege protection) in connection with any ethics or compliance investigations or audits relating to compliance with the Anti-Corruption Laws and/or other laws.

23.5	Tims China shall supply THRI with copies of the following information in accordance with the Accounting Principles:

(a)	monthly unaudited consolidated revenue and gross profit reports of the Tims China Group within thirty (30) Business Days after the respective month end;

(b)	quarterly unaudited consolidated balance sheet and cash flow statements of the Tims China Group within thirty (30 Business Days after the respective quarter end;

(c)	audited annual consolidated financial statements of the Tims China Group (complying with all relevant legal requirements) which shall be prepared and reported on by the auditors of Tims China within a reasonable time and in any event within five (5) months after the end of the Financial Year in question; and

(d)	any itemized revenue and capital budget for each Financial Year covering each member of the Tims China Group and showing proposed trading and cash flow figures, manning levels and all material proposed acquisitions, disposals and other commitments for that Financial Year.

23A Anti-Corruption Laws and Compliance

23A.1	Tims China shall maintain and cause each other member of the Tims China Group to maintain a Compliance Plan. By January 15th of each Development Year, Tims China shall, upon THRI’s request, deliver to THRI a certificate duly executed by the Chief Executive Officer of Tims China certifying that each member of the Tims China Group is in compliance with the Compliance Plan and that there has been no breach thereof during the prior Development Year.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

23A.2	Tims China shall, and shall cause each other member of the Tims China Group to, (i) provide anti-corruption training to its employees, officers and directors on a regular basis and (i) comply with the accounting control provisions (if any) of the Anti-Corruption Laws.

23A.3	Tims China shall, and shall cause each other member of the Tims China Group to, undertake that neither it, nor any its subsidiaries, nor any of their respective directors, officers, agents or employees or any other Person affiliated with or acting for or on behalf of them shall, (i) directly or indirectly, use or offer to use any corporate funds for contributions, gifts, entertainment or other payments relating to political activity, in each case, which are not in compliance with applicable Anti-Corruption Laws; (ii) make any unlawful payment to a foreign or domestic government official (including employees of wholly state-owned or partially state-owned entities) or to foreign or domestic political parties or campaigns in violation of any applicable Anti-Corruption Laws; (iii) make any bribe, rebate, payoff, influence payment, kickback or other similar payments or establish or maintain any unrecorded funds, in each case, which are not in compliance with all applicable Anti-Corruption Laws; (iv) agree to give any fit or similar benefit to any customer, supplier or other Person in violation of any applicable Anti-Corruption Laws.

23A.4	Tims China shall devise and maintain a system of internal accounting controls for itself and the other members of the Tims China Group sufficient to provide reasonable assurances that:

(a)	transactions are executed in accordance with management’s general or specific authorisation;

(b)	transactions are recorded as necessary (x) to permit preparation of financial statements in conformity with the Accounting Principles or any other criteria applicable to such statements, and (y) to maintain accountability for assets;

(c)	access to assets is permitted only accordance with management’s general or specific authorisation; and

(d)	the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

24            SEVERABILITY

Each of the Parties agrees that if any provisions of this Agreement may be construed in more than one way, one or more of which would render the provision illegal or otherwise voidable or unenforceable, and one of which would render the provision valid and enforceable, such provision shall have the meaning which renders it valid and enforceable. The language of all provisions of this Agreement shall be construed according to its fair meaning and not strictly against any Party. It is the intent of the Parties that the provisions of this Agreement be enforced to the fullest extent and should any court or other Authority determine that any provision herein is not enforceable as written in this Agreement, the Parties shall use their best endeavors to amend it consistent with the intent of the Parties so that it is enforceable to the fullest extent permissible under the laws and public policies of the jurisdiction in which the enforcement is sought. Subject to the preceding sentence, the provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained in this Agreement, and partially valid and enforceable provisions shall be enforced to the extent that they are valid and enforceable.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

25            ENTIRE AGREEMENT

This Agreement, together with the Company Franchise Agreement and each Unit Addendum entered into pursuant to this Agreement, and the other Transaction Agreements, constitute the entire agreement and understanding of the Parties with respect to the development and franchising of Tim Hortons Restaurants and related matters set out in the Transaction Agreements and supersedes all prior negotiations, commitments, representations, warranties and undertakings of the Parties (if any) with respect to the development and franchising of Tim Hortons Restaurants and related matters set out in the Transaction Agreements, whether written or oral, including the Original Agreement. The Parties acknowledge that they are not relying upon any representations, warranties, conditions, agreements or understandings, written or oral, made by the Parties as their agents or representatives, except as herein or therein specified. Neither this Agreement nor any term or provision of it may be changed, waived, discharged, or modified other than in writing and signed by the Parties. If there is a conflict between this Agreement and the Company Franchise Agreement, any Unit Addendum, any other Transaction Agreement, the Standards or any Exhibit or Schedule to this Agreement (other than the Development Schedule), the provisions contained in the body of this Agreement will control. If there is a conflict between the body of this Agreement and the Development Schedule, the Development Schedule will control.

26            NOTICES

Any notice, demand, request, consent, approval, authorization, designation, specification or other communication given or made, or required to be given or made hereunder, to or by a Party to this Agreement:

26.1	must be in writing and in English addressed:

(a) if to THRI:	Tim Hortons Restaurants International GmbH

Dammstrasse 23, 6300 Zug, Switzerland

Attention: Head of Tim Hortons International

Telephone: +41-41-729-8533

Email: lmuniz@rbi.com

With a copy to:	Tim Hortons Restaurants International GmbH

Dammstrasse 23, 6300 Zug, Switzerland

Attention: Head of Legal

Telephone: +65-6511-3783

Email: sdean@rbi.com

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(b) if to Master Franchisee	TH Hong Kong International Limited

Laws Commercial Plaza, 788 Cheung Sha Wan Road, Kowloon, Suite 603, 6/F, Hong Kong

Attention: Yongchen Lu

Email: Yongchen.lu@timschina.com

(c) if to Tims China	TH International Limited

PO Box 309, Ugland House, Grand Cayman KY1-1104, Cayman Islands

Email: Yongchen.lu@timschina.com

or as specified to the sender by any Party by notice; and

26.2	is regarded as being given by the sender and received by the addressee: (i) if by delivery in person (including by overnight courier service), when delivered to the addressee; (ii) if by certified, return receipt mail, on the earlier of actual receipt or the tenth (10th) Day after being deposited in the mail; or (iii) if by email, along with a PDF copy of all relevant attachments, when the sender receives evidence of delivery.

27            NON-WAIVER

The failure or delay on the part of a Party to exercise any right or option given to it under this Agreement, or to insist on strict compliance by the other Party with the terms of this Agreement, shall not constitute a waiver of any terms or conditions of this Agreement with respect to any other or subsequent breach, nor a waiver by the first Party of its right at any time thereafter to require exact and strict compliance with all the terms of this Agreement, nor shall acceptance by THRI of any money paid on behalf of Master Franchisee under this Agreement, under the Company Franchise Agreement, under any Unit Addendum or any other Transaction Agreement following any breach or default by Master Franchisee of any one or more of the terms or provisions of this Agreement, the Company Franchise Agreement, any Unit Addendum or any other Transaction Agreement, whether before or after notice to or knowledge of the breach or default by THRI, constitute a waiver by THRI of such breach or default. The rights or remedies of the Parties set out in this Agreement are in addition to any other rights or remedies which may be granted by law.

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28            RELATIONSHIP OF PARTIES

For purposes of this Agreement, Master Franchisee is an independent contractor and is not an agent, partner, joint venturer or employee of THRI, and no express or implied fiduciary relationship exists between Master Franchisee and THRI by virtue of this Agreement. Master Franchisee shall not, nor shall it attempt to, bind or obligate THRI in any way nor represent that it has any right to do so.

29            GOVERNING LAW & JURISDICTION; LANGUAGE

29.1	This Agreement and any non-contractual obligations, performance or liabilities arising out of or in connection with this Agreement is governed by and construed in accordance with the substantive Laws of New York without regard to conflicts of law principles. The United Nations Convention Contracts for the International Sale of Goods of 11 April 1980 is hereby waived and excluded from application to this Agreement.

29.2	If any dispute, controversy or Claim, in law or equity, arises out of or in connection with this Agreement or the business relationship created thereby, including the breach, termination or invalidity of this Agreement or any non-contractual obligations or liabilities arising out of, or in connection with, this Agreement (“Dispute”), any Party shall serve formal written notice on the other Parties that a Dispute has arisen and describing the nature of such Dispute (“Notice of Dispute”). Delivery by any Party of a Notice of Dispute shall toll the limitation period applicable to such Dispute for the time period described in clause 29.3.

29.3	The disputing Parties shall use all commercially reasonable efforts for a period of thirty (30) calendar days from the date on which the Notice of Dispute is served by one Party on the other Parties (or such longer period as may be agreed in writing between the Parties) to resolve the Dispute on an amicable basis.

29.4	If the disputing Parties fail to resolve the Dispute by amicable negotiation within the time period referred to in clause 29.3, any disputing Party may serve notice in writing on the other disputing Party that the Dispute shall be exclusively submitted to final and binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in effect on the date of commencement of the arbitration (the “ICC Rules”), which rules are deemed to be incorporated by reference into this clause 29.4. The Parties undertake to each execute and perform, on a timely basis, all such agreements, documents, assurances, acts and things and to exercise all powers and rights available to them, including the giving of all information and documentation reasonably requested, the convening of all meetings, the giving of all waivers and the passing of all resolutions reasonably required to ensure the enforceability of any final award of the arbitrator in any jurisdiction where such enforceability is sought.

29.5	Notwithstanding the foregoing, a disputing Party shall be entitled to interim or conservatory measures pursuant to the ICC Rules, including, but not limited to, temporary injunctive relief to preserve or restore the status quo between the parties, if such Party reasonably believes that the timeline set forth in this clause 29 shall materially prejudice such Party.

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29.6	The arbitral panel shall be composed of one (1) arbitrator to be appointed in accordance with the ICC Rules. Such arbitrator shall be a licensed lawyer or retired judge, in the latter case, who is affiliated with ADR Chambers, and has at least five (5) years of experience handling matters involving the Laws of the State of New York. The arbitrator shall: (i) have the exclusive authority to decide any issues regarding the applicability, interpretation, formation, or enforcement of this Agreement (including determining the arbitrability of any Dispute); (ii) be empowered to grant legal and equitable remedies (including injunctive relief) in connection with any Dispute submitted to arbitration; and (iii) issue a reasoned final award after making a determination on the merits of any such Dispute. The arbitrator shall award the prevailing party in the arbitration the reasonable attorneys’ fees and costs (including expert costs) incurred in connection with the arbitration and any related proceedings to enforce the arbitration award.

29.7	The place of arbitration shall be Miami, Florida and the language to be used in the arbitral proceedings shall be English, save that all documents attached to filings submitted to the tribunal do not have to be translated from their original language unless expressly ordered by the arbitrator in consultation with the Parties. All submissions to the arbitrator, save any documents attached to such submissions as set forth in this clause 29.7, shall be submitted in English.

29.8	Any final award entered by the arbitrator shall be the final, binding and exclusive determination of any Dispute submitted to arbitration, and may be entered in any court having jurisdiction and any court where any party to the arbitration or its assets are located. Neither a party to an arbitration nor the arbitrator may disclose the existence, subject matter, content or results of any arbitration without the prior written consent of all parties, unless to protect or pursue a legal right or as may otherwise be required by applicable Law, Canadian or US franchise disclosure requirements, franchise disclosure requirements of the relevant jurisdiction in the Territory (or other foreign equivalent applicable in the circumstances) or disclosure requirements of the US Securities and Exchange Commission, the Ontario Securities Commission or any applicable foreign equivalent, or any stock exchange on which the Equity Securities of a Party or, its Affiliates may be listed or any other Authority.

29.9	The ICC Court may, at the request of a party to the arbitration, consolidate two or more arbitrations pending under the ICC Rules into a single arbitration in accordance with the ICC Rules.

29.10	The Parties agree that irreparable damage, for which there would be no adequate remedy at law, would occur if any provision of this Agreement were not performed in accordance with the terms hereof and each Party shall be entitled to seek injunctive relief to prevent breaches of this Agreement by the other Party, or to seek to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which a party is entitled at law or in equity. Each of the Parties hereby waives, in any action for specific performance or other equitable remedy (including for injunctive relief), the defence of adequacy of a remedy at law.

30            NO THIRD PARTY ENFORCEMENT RIGHTS

Except as expressly stipulated in this Agreement, this Agreement shall not grant any right to Persons who are not a Party to this Agreement. To the extent this Agreement expressly grants rights to third parties, the parties to this Agreement shall be permitted to change or exclude such rights at any time without the consent of the respective third party.

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31            SURVIVAL

The expiry or termination of this Agreement shall be without prejudice to any rights which shall have accrued to a Party prior to the date of such termination or expiry, shall not affect or diminish the binding force or effect of any provisions of this Agreement which expressly or by their nature are intended to survive the expiration or termination of this Agreement and, without limitation shall not release Master Franchisee from the obligation to pay any sum outstanding under this Agreement.

32            PARTIES TO THIS AGREEMENT ALL LEGALLY ADVISED

Each of the Parties to this Agreement acknowledges that it has taken or has had the opportunity to take all such independent professional advice as it deems appropriate, including legal advice and declares that it understands and accepts all of the terms and conditions of this Agreement.

33            INTEREST

Master Franchisee shall pay to THRI interest on any sum overdue under this Agreement, in the currency in which the overdue sum is required to be paid, calculated on a daily basis from the due date until payment in full at the rate of ten percent (10%) per annum. Entitlement to such interest shall be in addition to any other remedies THRI may have. It is acknowledged that the late payment interest payable pursuant to this clause 33 is not a penalty but the Parties’ reasonable pre-estimate of the loss incurred by THRI as a result of late payments of amounts due to it under this Agreement.

34            COUNTERPARTS

This Agreement may be executed in any number of counterparts, and by each Party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of a counterpart of this Agreement by e-mail attachment or by facsimile shall be an effective mode of delivery.

35            SPECIAL COVENANTS

35.1	Regulatory Approval.

35.1.1	This Agreement, the Company Franchise Agreement, and the Unit Addenda are subject to all governmental approvals, registrations or filings required by applicable Law within the Territory (“Approvals”). To the extent any Approvals must be obtained to operate the business contemplated in this Agreement, the Company Franchise Agreement, and the Unit Addenda within the Territory, Master Franchisee shall use best efforts to obtain any such Approval at Master Franchisee’s expense, including the modification, amendment or other alteration of this Agreement, the Company Franchise Agreement, or the Unit Addenda as may be required by the relevant Authority. Notwithstanding the preceding provisions of this clause 35.1.1, Master Franchisee agrees not to apply for Approval until after THRI has had an opportunity to review and comment on all materials to be filed with any Authority. THRI shall use commercially reasonable efforts to promptly review and comment on such materials.

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35.1.2	In the event that any Approval is required to enable Master Franchisee or any Affiliate thereof to enter any Unit Addendum for a Direct-Owned Restaurant, Master Franchisee shall obtain such Approval at its sole responsibility and cost. Master Franchisee shall provide THRI with copies of such Approvals. Without limitation of the foregoing, if any translations or certifications are required of this Agreement, the Company Franchise Agreement, any Unit Addendum or any license agreement, Master Franchisee shall pay for any costs of complying with such requirements. Master Franchisee hereby agrees to indemnify THRI in relation to all Losses or other amounts incurred by THRI arising from Master Franchisee’s failure to obtain the Approvals set out in this clause 35.1.2.

35.2	Recordal or Registration.

In the event that this Agreement, the Company Franchise Agreement, and/or any Unit Addendum and/or Franchise Agreements shall be recorded or registered with any Authority in the Territory, whether or not such recordal or registration is required by THRI, Master Franchisee or both, Master Franchisee shall bear the costs related to the making of such recordal or registration, including all translation costs, filing fees and attorneys’ fees and expenses reasonably incurred by THRI. If Master Franchisee is directed by THRI to make the recordal or registration, Master Franchisee hereby agrees to indemnify THRI in relation to all costs, expenses, damages, loss or other amounts incurred by THRI arising from Master Franchisee’s failure to do so. Upon termination or expiration of this Agreement for any reason, Master Franchisee will cooperate with THRI as required in order to terminate the recordal of Master Franchisee as a registered user with the Intellectual Property Office (of the Territory).

35.3	Stamp Duty

In the event that this Agreement must be stamped in the Territory, Master Franchisee shall attend to the stamping and shall bear the cost of any stamp duty arising in relation to such stamping as and when due (including any fines or penalties) within thirty (30) Days of execution of this Agreement, or sooner if required under applicable Law. Master Franchisee shall provide evidence to THRI of its compliance with this clause 35.3, including obtaining, at its expense, certified copies for all other Parties to this Agreement.

35.4	Anti-Terrorism

Master Franchisee agrees to comply with and to use commercially reasonable efforts to assist THRI in THRI’s efforts to comply with Anti-Terrorism Laws. In connection with such compliance, Master Franchisee certifies, represents, and warrants that none of its property or interests are subject to being “blocked” under any of the Anti-Terrorism Laws and that Master Franchisee is not otherwise in violation of any of the Anti-Terrorism Laws. Master Franchisee:

a)	certifies that it and its owners, employees, or anyone associated with it are not listed in the Annex to Executive Order 13224. Master Franchisee agrees not to hire or to permit any Franchisees to hire (or, if already employed, retain the employment of) any individual who is listed in the Annex; and

b)	is solely responsible for ascertaining what actions it shall take to comply with the Anti-Terrorism Laws, and Master Franchisee specifically acknowledges and agrees that its indemnification responsibilities set forth in this Agreement pertain to its obligations under this clause.

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Any misrepresentation under this clause or any violation of the Anti-Terrorism Laws by Master Franchisee, its agents or employees constitutes grounds for immediate termination of this Agreement and any other agreement Master Franchisee has entered with THRI or any of THRI’s Affiliates.

35.5	Language

The language of this Agreement is English. To the extent that any translation from English to any other official language in the Territory may be required of this Agreement or any document or information under it, it shall be at the cost of Master Franchisee, and Master Franchisee shall provide a copy of the translation to THRI on request. In such event, the English version of this Agreement or document or information shall alone govern all matters of interpretation of this Agreement.

[Signature Page Follows]

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This Agreement is executed by the Parties as of the day and year indicated on the first page of this Agreement.

/s/ Lucas Muniz

SIGNED by Lucas Muniz
Authorized Director
For and on behalf of
Tim Hortons Restaurants International GmbH

/s/ Yongchen Lu

SIGNED by Yongchen Lu
For and on behalf of
TH Hong Kong International Limited

/s/ Paul Hong

SIGNED by Paul Hong
For and on behalf of
TH International Limited

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SCHEDULE 1 – Development Schedule

Subject to the terms of this Development Schedule and this Agreement:

(a)            Development Years 1-10. Master Franchisee agrees to develop, open, build, and operate, or license Franchisees to develop, open, build, and operate at least 1,700 Tim Hortons Restaurants in the Territory, by the end of Development Year 10, as follows (each a “Cumulative Opening Target”):

Development Year	Cumulative Opening Targets
1 (from Original Commencement Date to August 31, 2019)	[****]
2 (from September 1, 2019 to August 31, 2020)
3 (from September 1, 2020 to August 31, 2021)
4 (from September 1, 2021 to August 31, 2022)
5 (from September 1, 2022 to August 31, 2023)
6 (from September 1, 2023 to August 31, 2024)
7 (from September 1, 2024 to August 31, 2025)
8 (from September 1, 2025 to August 31, 2026)
9 (from September 1, 2026 to August 31, 2027)
10 (from September 1, 2027 to August 31, 2028)
TOTAL	1,700

(b)            Development Years 11 – 20. Subject to clause 6.9 of the Agreement and provided the Agreement remains in full force and effect, by no later than seven (7) months prior to the end of Development Year 10, the Parties will meet and use commercially reasonable efforts to agree upon a development plan for Development Years 11 through 20 (inclusive). During Development Year 11 through 20, Master Franchisee will develop, build and operate, or license Franchisees to develop, build and operate, the number of Restaurants agreed upon by the Parties. If the Parties fail to reach agreement with respect to the number of Restaurants to be developed by Master Franchisees during Development Years 11 through 20 prior to the commencement of Development Year 11, then the number of Restaurants open and operating at the end of each Development Year must increase (net of closures) as compared to the prior Development Year by a minimum of [****] Restaurants (each, an “Annual Opening Target”).

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(c)            General. The Targets set forth in this Development Schedule are expressed net of closures. Development Year 1 will begin on the Commencement Date and end on August 31, 2019 and each successive Development Year will begin on September 1st and end on August 31st.

(d)            Extension Period. Subject to clause 6.9 of the Agreement, by no later than seven (7) months prior to the end of Development Year 19, provided the Agreement remains in full force and effect and Master Franchisee has issued the Extension Notice, the Parties will meet and use commercially reasonable efforts to agree upon a development plan for the Extension Period. During the Extension Period, Master Franchisee will develop, build and operate, or license Franchisees to develop, build and operate, the number of Restaurants agreed upon by the Parties. If the Parties fail to reach agreement with respect to the number of Restaurants to be developed by Master Franchisees during the Extension Period prior to the commencement of the Extension Period, then the number of Restaurants open and operating at the end of each Development Year during the Extension Period must increase (net of closures) as compared to the prior Development Year by a minimum of [****] Restaurants (each, an “Extension Period Target”).

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SCHEDULE 1A – Retail Right

a.	Conditions of Limited Retail Right. Subject to the terms and conditions of this Schedule 1A and this Agreement, THRI hereby grants Master Franchisee the right (the “Retail Right”) to sell the TIM HORTONS® branded products as initially set forth in Appendix 1 hereto (and as may be specifically modified by THRI, in its sole discretion, from time to time) (the “Retail Products”) to retail customers in the Territory through (i) websites and/or mobile apps; and (ii) offline channels, in each case, as initially set forth in Appendix 2 hereto (and as may be specifically modified by THRI, in its sole discretion, from time to time) (the “Approved Platforms”). Further, Master Franchisee shall request and obtain THRI’s approval to the design of any website and/or mobile app for placing orders of Retail Products, and any sales through any Approved Platform shall comply with applicable Law. For the avoidance of doubt, the Retail Right shall be limited solely to the sale of Retail Products through the Approved Platforms and not through any other channels (whether online or offline) or any other means. Without prejudice to the foregoing, Master Franchisee is prohibited from selling TIM HORTONS® branded products through any offline channel (other than a Tim Hortons Restaurants) that is not an Approved Platform [****], whether in the Territory or elsewhere in the world.

b.	Initial Retail Right Term. The initial term of the Master Franchisee’s Retail Right commenced on February 26, 2021 and shall expire on August 31, 2024, subject to earlier termination in accordance with this Schedule 1A (the “Initial Retail Right Term”).

c.	Extension Option. Master Franchisee shall have the option to extend the Initial Retail Right Term (the “Extension Retail Right Option”) for an additional period of one (1) year subject to earlier termination in accordance with the terms of this Schedule 1A (the “Extension Retail Right Period”, together with the Initial Retail Right Term and any Sell-Off Period, the “Retail Right Term”); provided that the following conditions are satisfied by Master Franchisee:

i.            Master Franchisee has given THRI written notice of its intention to exercise the Extension Retail Right Option no later than one hundred and eighty (180) Days prior to the expiration of the Initial Retail Right Term (the “Extension Retail Right Notice”);

ii.            there has been no uncured Event of Default during the one (1) year period prior to the date of the Extension Retail Right Notice or during the period commencing on the date of the Extension Retail Right Notice and ending on the last Day of the Initial Retail Right Term;

iii.            there has been no uncured default under any Company Franchise Agreement or any Unit Addendum during the one (1) year period prior to the date of the Extension Retail Right Notice and during the period commencing on the date of the Extension Retail Right Notice and ending on the last Day of the Initial Retail Right Term;

iv.            Master Franchisee, on behalf of itself and its Affiliates, executes a general release in favour of THRI and its Affiliates; and

v.            Master Franchisee and THRI reach an agreement on the business plan with respect to the sale of Retail Products via the Approved Platforms in the Territory for the Extension Retail Right Period by no later than March 31, 2024.

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d.	Termination. If the Master Franchisee breaches any of its obligations under this Schedule 1A (including a failure by THRI to obtain all required approvals and provide THRI with evidence of such compliance, as contemplated by paragraphs (b) and (c) hereof) or is otherwise in breach of this Agreement or the Company Franchise Agreements, THRI may, in its sole discretion, upon written notice to Master Franchisee, terminate the Retail Right with immediate effect.

e.	Consequences of Termination of Retail Right. Upon termination (howsoever occasioned) or expiry of the Retail Right:

i.	Master Franchisee shall no longer have the right to sell Retail Products through the Approved Platforms under any circumstances whatsoever; provided that Master Franchisee may continue to sell any excess retail inventory (the “Excess Inventory”) through the Approved Platforms for a period of up to one hundred and twenty (120) Days after the date of termination or expiry (as applicable) or until such Excess Inventory has expired or is fully depleted, whichever occurs first (the “Sell-Off Period”).

ii.	This Agreement shall be amended such that Clause 4.6 shall be substituted in entirety (indicated by the bold, underlined text below):

4.6 “Master Franchisee hereby agrees that THRI has the exclusive right (whether by itself, an Affiliate or a third party) to distribute, sell and/or offer and/or sell any TIM HORTONS® branded products in the Territory by or through Other Distribution Channels.”

f.	Retail Products, Marketing, Advertising. Master Franchisee will purchase all Coffee Products listed in Appendix 1 exclusively from THRI and/or its Affiliates or third-party distributors as may be designated by THRI from time to time pursuant to clauses 10.1.3 and 10.1.4 of this Agreement. Master Franchisee will, at all times, seek all relevant approvals and otherwise comply with: (i) all applicable Laws and industry codes of practice, including in relation to the sale of the Retail Products, advertising, marketing, sales promotion and public relations and the advertising, marketing, sales promotion and public relations standards of THRI described in this Agreement and as otherwise required by THRI; and (ii) clause 10 of this Agreement. Without prejudice to the foregoing, THRI may require Master Franchisee to provide it with such evidence of compliance with the foregoing (including legal opinions from external law firms, certificates and/or other documentation) as THRI may deem appropriate from time to time.

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g.	Packaging and Tim Hortons QA Program. Master Franchisee shall submit to THRI, for THRI’s approval, samples of the goods, labels and/or packaging proposed to be sold on the Approved Platforms at least 60 Business Days in advance of any proposed sale to allow THRI to duly review and assess such proposed goods, labels and/or packaging. To ensure that all Retail Products sold on Approved Platforms meet THRI’s Standards, Master Franchisee shall seek THRI’s written approval prior to changing any Tim Hortons Packaging Materials. Master Franchisee shall seek all relevant approvals and otherwise comply with all applicable Laws relating to labels and/or packaging of the Retail Products requirements as well as any other requirements mandated by the Tim Hortons QA Program and THRI’s Standards. Without prejudice to the foregoing, THRI may require Master Franchisee to provide it with such evidence of compliance with the foregoing (including legal opinions from external law firms, certificates and/or other documentation) as THRI may deem appropriate from time to time.

h.	Privacy; Data Security. In connection with the Retail Right, Master Franchisee will comply with all applicable Laws and industry codes of practice in relation to the establishment of an online retail presence in the Territory, including all privacy and data security laws. Without limiting the generality of the foregoing, Master Franchisee acknowledges and agrees that it shall (i) at all times maintain sufficient administrative, physical, and technical safeguards to protect against the accidental, unlawful, or unauthorized acquisition or disclosure of, or access to any personal data (as such term and similar terms are defined under applicable Laws) collected or used by Master Franchisee in connection with its exercise of the Retail Right, (ii) maintain at all times a public-facing privacy policy that complies with applicable Laws (including a fully compliant disclosure of Master Franchisee’s privacy and data security practices), (iii) be fully responsible for responding to and fulfilling any requests made by any data subject with respect to such data subject’s personal data collected or used by Master Franchisee, (iv) be fully responsible for any actions taken by any sub-processor engaged by Master Franchisee to process any personal data on Master Franchisee’s behalf, and (v) obtain any and all consents or permissions, provide any required disclosure or notices, and take any other actions required by applicable Laws, including privacy and data security laws in connection with Master Franchisee’s exercise of the Retail Right.

i.	Storage and Shipment. Master Franchisee will comply with all applicable Laws and THRI’s Standards in connection with the storage, packing and shipment of Retail Products.

j.	Gross Sales. For purposes of sales of Retail Products through Approved Platforms, “Gross Sales” includes all sums charged or received by credit or other payment systems (and regardless of collection in the case of credit) for all Retail Products sold through Approved Platforms. Gross Sales excludes taxes that are required by applicable Law: (i) to be levied on the customer at the time of each sales transaction; (ii) to be collected by Master Franchisee and remitted to the taxing authority; and (iii) to be based upon the amount of the sale. Gross Sales also excludes cash received as payment in credit transactions where the extension of credit itself has already been included in the figure upon which the Royalty and Advertising Contribution is calculated. In addition, and for certainty only, taxes based on gross income or gross revenue of Master Franchisee shall not be deducted from the calculation of Gross Sales. For the avoidance of doubt, any fees or commissions paid by Master Franchisee to any Approved Platform or third party for use of, or pursuant to obtaining use of, the Approved Platforms shall not be deducted from the calculation of Gross Sales. The Gross Sales for Retail Products sold through Approved Platforms shall be reported to THRI in accordance with the terms hereof for purposes of determining the Royalty Fee payable to THRI for sales of Retail Products.

3

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k.	Royalties. Master Franchisee will pay the Royalty Fee to THRI for all sales of Retail Products in accordance with the terms of this Agreement.

l.	Advertising Contributions. For the avoidance of doubt, Gross Sales of Retail Products sold through the Approved Platforms shall be included with monthly Gross Sales at Direct-Owned Restaurants for purposes of calculating the Advertising Contributions payable by Master Franchisee pursuant to this Agreement.

m.	Payment Terms. By the first day of each month during the Retail Right Term, Master Franchisee will provide THRI with a report of Gross Sales of Retail Products for the previous month for purposes of calculating the Royalty Fee payable to THRI or its designee for such month. Such Royalty Fee will be paid within ten (10) days after the end of each month. The failure to pay the Royalty Fee when due shall constitute an Event of Default pursuant to, and in accordance with, clause 18.1.1 of this Agreement.

n.	Reports. Master Franchisee will provide THRI with the following information, by hard copy or electronic format prescribed by or otherwise acceptable to THRI: (i) daily sales of Retail Products and combination of Retail Products sold; (ii) monthly, quarterly and fiscal year-to-date profit and loss statements prepared as management accounts in accordance with generally accepted accounting principles in the Territory for the Retail Right; and (iii) such other information and records as THRI may reasonably request.

o.	Indemnification. Master Franchisee shall defend, indemnify and hold harmless the THRI Indemnified Parties from and against Losses arising out of or in connection with (i) any failure of Master Franchisee to exercise the Retail Right in compliance with this Letter Agreement, (ii) any deceptive or fraudulent activities, corporate malfeasance, negligence or misconduct in connection with Master Franchisee’s exercise of the Retail Right, including but not limited to any related to the operation or operator of any Approved Platform; and (iii) any failure of Master Franchisee or any of its Affiliates to properly remit any tax payments required in connection with the exercise of the Retail Right. The relevant provisions of clause 20 of this Agreement shall apply with respect to Master Franchisee’s indemnification obligations under this Schedule 1A.

4

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APPENDIX 1 to Schedule 1A

Retail Products

[****]

Master Franchisee acknowledges that the list of TIM HORTONS® branded products set forth above may be modified in THRI’s sole discretion by written notification by THRI from time to time and, in such event, the definition of Retail Products shall be so modified. For the avoidance of doubt, THRI shall need to approve the sale of TIM HORTONS® branded products from both a product standpoint as well as packaging and intellectual property standpoint.

APPENDIX 2 to Schedule 1A

APPROVED PLATFORMS

Online

[****]

Offline

[****]

Master Franchisee acknowledges that the Approved Platforms may be modified by written notification by THRI from time to time and, in such event, the definition of Approved Platforms in this Appendix 2 shall be so modified.

5

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SCHEDULE 2

Territory Map

[****]

6

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SCHEDULE 3

Trademarks

Country	Mark	Image	Status	Application Number	Application Date	Registration Number	Registration Date	Owner Name	Class(es)	Goods/Services
China	TIM HORTON DONUTS		Registered	95005994	01/16/1995	895630	11/07/1996	Tim Hortons Restaurants International GmbH	29	(29) Soups, prepared meat, prepared vegetable dishes, milk and milk products, salad.
China	TIM HORTON DONUTS		Registered	95005995	01/16/1995	911233	12/07/1996	Tim Hortons Restaurants International GmbH	30	(30) Coffee, tea, and coffee and tea substitutes, donuts, baked goods, breads and rolls, pastries, cakes, cookies and preparations made from cereals and flour, and ices and other confectioneries, filled sandwiches, salad dressings.
China	TIM HORTON DONUTS		Registered	95005996	01/16/1995	915912	12/14/1996	Tim Hortons Restaurants International GmbH	42	(42) Coffee shop services, restaurant services.
China	TIM HORTONS		Registered	8016478	01/22/2010	8016478	03/07/2011	Tim Hortons Restaurants International GmbH	07	(07) Coffee grinders.
China	TIM HORTONS		Registered	8016477	01/22/2010	8016477	08/21/2014	Tim Hortons Restaurants International GmbH	11	(11) Electric coffee machines and coffee brewers.
China	TIM HORTONS		Registered	8016495	01/22/2010	8016495	03/28/2011	Tim Hortons Restaurants International GmbH	29	(29) Soups; processed meat dishes; processed vegetable dishes; milk and milk products, salads vegetable salads, fruit salad; cooked chili.

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

China	TIM HORTONS	Registered	1294824	12/24/2015	1294824	12/24/2015	Tim Hortons Restaurants International GmbH	29, 30, 43	(29) Soups; prepared meat and/or vegetable dishes; milk and milk products; yogurt; yogurt parfaits; prepared foods, namely omelettes, salads, stews, chili con came, hash browns, baked beans and mixed fruit; milk based hot beverages; crisps (potato), namely kettle cooked chips. (30) Coffee beverages; tea beverages; coffee and tea substitutes; ground coffee and coffee beans; single serve coffee packets; single serve latte packets; cocoa; hot chocolate; hot chocolate mixes; hot and cold coffee-based beverages; hot and cold tea-based beverages; chocolate-based beverages; cocoa-based beverages; donuts; donut balls; donut pieces; instant donut mixes; crullers; fritters; strudels; eclairs; danishes; cinnamon rolls; croissants; cakes; pies; muffins; bagels; biscuits; cookies; prepared (filled) sandwiches; wrap sandwiches; breakfast sandwiches; paninis; baked goods; oatmeal; cold cereals; breads; rolls; toast; pastries; cakes; cookies; preparations made from cereals and flour; ices; ice cream; confectioneries; sugar; preparations made from cereals for food for human consumption; yeast; salad dressings; prepared foods, namely quiche, crepes, pasta dishes, breakfast wraps, lasagna. (43) Coffee shop services; coffee bar services; café services; restaurant services (both sit down and take out).

2

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China	TIM HORTONS	Registered	8016494	01/22/2010	8016494	02/14/2011	Tim Hortons Restaurants International GmbH	30	(30) Coffee beverages; tea beverages; coffee and tea substitutes; ground coffee and coffee beans; cocoa; hot chocolate; coffee-based beverages; specialty coffee beverages; chocolate-based beverages; cocoa-based beverages; donuts; donut pieces, cakes, pies, muffins, bagels, biscuits, cookies; donut, cake and pie toppings; filled sandwiches, breads and rolls, pastries, cookies and preparations made from cereals and flour, ices, ice cream and other confectioneries, sugar, preparations made from cereals for food for human consumption, flour, yeast; donut with and pie with filings; baked pastries; salad flavorings.
China	TIM HORTONS	Registered	8016493	01/22/2010	8016493	07/28/2012	Tim Hortons Restaurants International GmbH	43	(43) Coffee shop services; cafe services; restaurant services (both sit down and take out).

3

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China	TIM HORTONS ALWAYS FRESH CAFE & BAKE SHOP & Keystone Design (B&W)	Registered	1294822	12/24/2015	1294822	12/24/2015	Tim Hortons Restaurants International GmbH	29, 30, 43	(29) Soups; prepared meat and/or vegetable dishes; milk and milk products; yogurt; yogurt parfaits; prepared foods, namely omelettes, salads, stews, chili con came, hash browns, baked beans and mixed fruit; milk based hot beverages; crisps (potato), namely kettle cooked chips. (30) Coffee beverages; tea beverages; coffee and tea substitutes; ground coffee and coffee beans; single serve coffee packets; single serve latte packets; cocoa; hot chocolate; hot chocolate mixes; hot and cold coffee-based beverages; hot and cold tea-based beverages; chocolate-based beverages; cocoa-based beverages; donuts; donut balls; donut pieces; instant donut mixes; crullers; fritters; strudels; eclairs; danishes; cinnamon rolls; croissants; cakes; pies; muffins; bagels; biscuits; cookies; prepared (filled) sandwiches; wrap sandwiches; breakfast sandwiches; paninis; baked goods; oatmeal; cold cereals; breads; rolls; toast; pastries; cakes; cookies; preparations made from cereals and flour; ices; ice cream; confectioneries; sugar; preparations made from cereals for food for human consumption; yeast; salad dressings; prepared foods, namely quiche, crepes, pasta dishes, breakfast wraps, lasagna. (43) Coffee shop services; coffee bar services; café services; restaurant services (both sit down and take out).

4

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China	TIM HORTONS Script Design (B&W)	Registered	8016492	01/22/2010	8016492	03/07/2011	Tim Hortons Restaurants International GmbH	07	(07) Coffee grinders.
China	TIM HORTONS Script Design (B&W)	Registered	8016489	01/22/2010	8016489	03/28/2011	Tim Hortons Restaurants International GmbH	29	(29) Soups; processed meat dishes; processed vegetable dishes; milk and milk products, salads vegetable salads; fruit salad; cooked chili.

5

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China	TIM HORTONS Script Design (B&W)	Registered	1294823	12/24/2015	1294823	12/24/2015	Tim Hortons Restaurants International GmbH	29, 30, 43	(29) Soups; prepared meat and/or vegetable dishes; milk and milk products; yogurt; yogurt parfaits; prepared foods, namely omelettes, salads, stews, chili con came, hash browns, baked beans and mixed fruit; milk based hot beverages; crisps (potato), namely kettle cooked chips. (30) Coffee beverages; tea beverages; coffee and tea substitutes; ground coffee and coffee beans; single serve coffee packets; single serve latte packets; cocoa; hot chocolate; hot chocolate mixes; hot and cold coffee-based beverages; hot and cold tea-based beverages; chocolate-based beverages; cocoa-based beverages; donuts; donut balls; donut pieces; instant donut mixes; crullers; fritters; strudels; eclairs; danishes; cinnamon rolls; croissants; cakes; pies; muffins; bagels; biscuits; cookies; prepared (filled) sandwiches; wrap sandwiches; breakfast sandwiches; paninis; baked goods; oatmeal; cold cereals; breads; rolls; toast; pastries; cakes; cookies; preparations made from cereals and flour; ices; ice cream; confectioneries; sugar; preparations made from cereals for food for human consumption; yeast; salad dressings; prepared foods, namely quiche, crepes, pasta dishes, breakfast wraps, lasagna. (43) Coffee shop services; coffee bar services; café services; restaurant services (both sit down and take out).

6

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

China	TIM HORTONS Script Design (B&W)	Registered	8016487	01/22/2010	8016487	07/28/2012	Tim Hortons Restaurants International GmbH	43	(43) Coffee shop services; cafe services; restaurant services (both sit down and take out).
China	TIM HORTONS Script Design BW	Registered	8016491	01/22/2010	8016491	08/21/2014	Tim Hortons Restaurants International GmbH	11	(11) Electric coffee machines and coffee brewers.

7

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China	TIM HORTONS Script Design BW	Registered	8016488	01/22/2010	8016488	02/14/2011	Tim Hortons Restaurants International GmbH	30	(30) Coffee beverages; tea beverages; coffee and tea substitutes; ground coffee and coffee beans; cocoa; hot chocolate; coffee-based beverages; specialty coffee beverages; chocolate-based beverages; cocoa-based beverages; donuts; donut pieces, cakes, pies, muffins, bagels, biscuits, cookies; donut, cake and pie toppings; filled sandwiches, breads and rolls, pastries, cookies and preparations made from cereals and flour, ices, ice cream and other confectioneries, sugar, preparations made from cereals for food for human consumption, flour, yeast; donut with and pie with fillings; baked pastries; salad flavorings.

8

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SCHEDULE 4

Permitted Existing Businesses

TAB GIDA - Turkey

- Burger King

- Popeyes

- Sbarro

- Arby’s

- Usta Doner

Burger King (Shanghai Restaurant Co. Ltd.) – China

- Burger King

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

SCHEDULE 5

Core Menu Items

Beverages

- Brewed Coffee

- Espresso Coffee

- Iced Capp

- French Vanilla

Breakfast

- Sausage/Bacon Sandwiches

Lunch

- Panini Sandwiches

- Crispy Chicken Sandwich

- Wraps

Baked Goods

- Donuts

- Timbits

- Bagels

- Cookies

- Muffins

- Croissants

2

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SCHEDULE 6

Required Insurance

For as long as this Agreement remains in effect and for three years thereafter (which may be satisfied by a prepaid tail policy), Master Franchisee shall maintain the insurance set out in Section 20. Each and every policy required pursuant to this Agreement, except as noted, shall have maximum deductibles of Fifty Thousand U.S. Dollars (USD$50,000) subject to approval by THRI and shall have coverage limits of:

i. Comprehensive General Liability Insurance, including products liability coverage with limits of at least Five Million U.S. Dollars (USD$5,000,000) per occurrence and Ten Million U.S. Dollars (USD$10,000,000) per occurrence in umbrella/excess liability coverage, for damage, injury and/or death to persons and damage and/or injury to property;

ii. Automotive liability insurance, including bodily injury and property damage for all owned, non-owned and hired vehicles: no minimum requirement.

iii. Worker’s Compensation Insurance and Employer’s Liability Insurance coverage required under the applicable Laws in the Territory; and

iv. Fidelity/Fiduciary Insurance, in an aggregate amount of not less than Five Million U.S. Dollars (USD$5,000,000) per occurrence (funded from the Ad Fund); and Master Franchisee shall, upon full execution of this Agreement (and on the policy anniversary dates or as otherwise reasonably requested by THRI), obtain from its insurers certificates confirming that all required insurance coverage is in effect and Master Franchisee shall obtain copies of all endorsements that add the THRI Indemnified Parties as additional insureds to the policies.

3

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EXHIBIT A –Intentionally Omitted

4

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EXHIBIT B

Level 2 Agreed Scope

FORM OF AGREED SCOPE – LEVEL 2 BACKGROUND CHECK

A.	Retrieval of corporate structure, registration and ownership information pertaining to each Relevant Person (which is not a natural person), where available, and other company affiliations.

B.	Verification of each Relevant Person's identifying information, including marital status, where available.

C.	Comprehensive searches of local public record repositories, where available, in an effort to identify adverse information pertaining to the Relevant Persons, be it civil and criminal litigation, adverse regulatory filings, bankruptcy filings, state and federal tax liens or significant monetary judgments.

D.	Source inquiries with local public and industry sources, as appropriate.

E.	Comprehensive searches of a wide range of English-language media sources in an effort to identify instances in which the Relevant Persons have been included in news reports suggesting direct or indirect involvement with bribery, corruption, money-laundering, kickbacks, organised crime, embezzlement and/or fraud.

F.	Searches of the appropriate foreign-language news sources in an effort to identify instances in which the Relevant Persons have been included in news reports suggesting direct or indirect involvement with bribery, corruption, money-laundering, kickbacks, organised crime, embezzlement and/or fraud.

G.	English and, where possible, foreign-language internet research in an effort to identify authoritative information suggesting the Relevant Persons have been involved directly or indirectly with bribery, corruption, money-laundering, kickbacks, organised crime, embezzlement and/or fraud.

H.	Searches of a proprietary, subscription database comprising Politically Exposed Persons (PEPs) and state-owned entities in an effort to identify any nexus on the part of the Relevant Persons with any government agencies and/or high-ranking public officials.

I.	Comprehensive searches of U.S. and international sanction and watch lists for any reference to the Relevant Persons, inclusive of the Office of Foreign Assets Control Specially Designated Nationals list (OFAC SDN), the U.S. Government’s System for Award Management (“SAM”), the FBI Most Wanted Lists and Interpol Red Notices.

J.	Searches of redundant proprietary databases in an effort to identify instances in which the Relevant Persons have been associated with any investigations, indictments, or prosecutions related to enforcement of the Foreign Corrupt Practices Act (FCPA).

5

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EXHIBIT C – DEVELOPMENT PROCEDURES FOR FRANCHISED RESTAURANTS

1.1	Master Franchisee must follow the development processes and procedures described in clause 6 above and the additional development processes and procedures set out below in connection with the development of Franchised Restaurants.

1.2	With respect to each Franchised Restaurant, the Franchisee must apply for and obtain franchise approval in writing from Master Franchisee (“Franchise Approval”). The Franchisee must submit all relevant information and documents to Master Franchisee. As part of the Franchise Approval procedures, the Franchisee must, as a condition to the granting of Franchise Approval, have obtained operational, financial, credit and legal approval as well as Franchisee Site Approval (as defined below) from Master Franchisee.

1.3	Master Franchisee must conduct and provide THRI with a Level 2 Background Check on any new Franchisee and all principals thereof. The results of such Level 2 Background Check shall reveal (i) no prior or current criminal activity which would, or would reasonably be expected to, rise to the level of a felony offense, (ii) no evidence of significant moral turpitude or reputational issues, (iii) that the Franchisee or any of the principals thereof have not voluntarily disclosed or admitted to, or have not otherwise been found by a court of competent jurisdiction to have violated, attempted to violate, aided or abetted another party to violate, or conspired to violate, any of the Anti-Corruption Laws, or (iv) the Franchisee or any of the principals thereof, owns, operates or controls a competitor of an RBI brand or is a former or existing franchisee of an RBI brand.

1.4	The Franchisee must submit all relevant information and documents to Master Franchisee for any proposed new Franchised Restaurant.

1.5	Once Franchise Approval is obtained, the Franchisee shall apply for and obtain approval from Master Franchisee to build a Franchised Restaurant at a particular location within the Territory in accordance with Master Franchisee’s approval procedures (“Franchisee Site Approval”). Franchisee Site Approval is a prerequisite to authorization of Master Franchisee to the Franchisee to construct a Franchised Restaurant at a particular location. Master Franchisee shall grant or deny Franchisee Site Approval based on its business judgment, subject to the provisions set forth in clause 6 above. If the Franchisee enters into any legally binding commitment with vendors or lessors of a potential site before Master Franchisee has first given Franchisee Site Approval, then the Franchisee shall bear the entire risk of loss or damage resulting from a subsequent decision of Master Franchisee not to give Franchisee Site Approval. In particular and without prejudice to the generality of the foregoing:

1.5.1	The Franchisee Site Approval application shall contain detailed information regarding the site and the market around the site, including without limitation, a statement regarding the area of the proposed Franchised Restaurant which shall equal or exceed the minimum areas, together with an estimate of sales, and shall use the application format from time to time adopted by THRI applicable to the Territory. The Franchisee shall acknowledge and agree that any site selection assistance provided by Master Franchisee or its Affiliates is not intended and shall not be construed or interpreted as a representation, warranty or guarantee that the site (or any other site) will achieve the estimated sales or otherwise succeed, nor shall any location recommendation made by THRI, Master Franchisee or their respective Affiliates be deemed a representation that any particular location is available for use as a Franchised Restaurant.

6

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1.5.2	Master Franchisee shall not be required to give consideration to any site application unless all information of Franchisee, and Franchisee’s Affiliates (as applicable) reasonably required by Master Franchisee in such application has been fully provided. If Franchisee is aware of any material fact or information which Franchisee (or its Affiliates, as applicable) has not provided for in any forms or other documents to be lodged with any application, Franchisee shall provide such information to Master Franchisee in writing as a supplement to such application.

1.5.3	The following requirements relating to site acquisition and construction shall apply:

1.5.3.1	The Franchisee assumes all cost, liability, expense and responsibility in locating, acquiring and developing the sites and of construction of any Franchised Restaurants to be developed.

1.5.3.2	All Franchised Restaurants shall be constructed, equipped and furnished in accordance with approved plans and specifications included in the Standards. These plans and specifications shall include the architectural design of the building, style, size and interior décor and color schemes, internal and external signage as well as the proposed kitchen layout, service format and equipment. If, and to the extent that, the Franchisee requires architectural and engineering services, it will contract for those services independently at its own expense.

1.5.3.3	Master Franchisee shall notify THRI when a Franchised Restaurant is under construction so that THRI can issue the TH# for the Restaurant. The TH# number will identify the Franchised Restaurant.

1.5.4	The Franchisee shall agree that by granting approval of any site or the approval of any plans and specifications or of any other matter relating to the development of a Restaurant, neither THRI nor Master Franchisee shall be deemed to be making, and no Affiliate of THRI or Master Franchisee or any Person on behalf of THRI or Master Franchisee is or shall be deemed to be making, any representation or warranty relating directly or indirectly to the success or viability of, or any other matter relating to, the Franchised Restaurant and any such representation or warranty is hereby expressly excluded. The Franchisee shall confirm that it has not relied on any warranty, representation or advice that may be given by any Person by or on behalf of THRI, Master Franchisee or their respective Affiliates.

1.5.5	Once Master Franchisee has given written Franchisee Site Approval, the Franchisee may proceed to negotiate a lease or other interest in the land or building required to secure the site. As soon as the Franchisee secures such interest it shall notify Master Franchisee accordingly. The Franchisee shall also notify Master Franchisee accordingly if it fails or reasonably believes that it has failed to secure the site.

7

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

1.5.6	Master Franchisee’s approval of the lease or purchase agreement shall be conditioned upon inclusion in the lease or purchase agreement of terms acceptable to Master Franchisee, and Master Franchisee shall have the right to require inclusion of any or all of the following provisions, which will:

1.5.6.1	Allow the Franchisee the right to elect to assign the leasehold interest to Master Franchisee or an Affiliate or franchisee of THRI, in each case, without landlord consent and any increase in rent;

1.5.6.2	In case of lease of the site, require the lessor to provide Master Franchisee with a copy of any notice of deficiency under the lease sent to the Franchisee, at the same time as such notice is sent to the Franchisee (as the lessee under the lease), and which grants Master Franchisee the right (but not obligation) to cure any of the Franchisee’s deficiencies under the lease within fifteen (15) Business Days after the expiration of the period in which the Franchisee has to cure any such default, should the Franchisee fail to do so; and

1.5.6.3	Require that the premises be used solely for the operation of a Franchised Restaurant.

Additionally, at Master Franchisee’s request and in such form as Master Franchisee shall require, the Franchisee shall provide evidence of its interest in the site including a copy of any document in or translated into English evidencing such interest.

1.5.7	In determining whether or not to grant any approval referred to in this Agreement including, but not limited to, Franchisee Site Approval, Master Franchisee may have regard to any relevant matter or thing in its sole discretion, including to the protection of the Tim Hortons System, to its own interests and to the orderly and proper development of Restaurants in the Territory, and the interests of other operators of Tim Hortons Restaurants in the Territory, or in other areas adjacent to or which may be directly or indirectly impacted by the operation of this Agreement and any Franchise Agreements.

8

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXHIBIT D – PRODUCT APPROVAL NOTICE

[THRI]

Re:	Approved Product:
Name of Proposed Supplier (s):

Dear Sir/Madam:

Reference is made to the Amended and Restated Master Development Agreement dated [___] [__________] 2021 (the “Agreement”) by and among Tim Hortons Restaurants International (THRI), Tim Hortons Restaurants International GmbH and TH International Limited. Capitalized terms used but not defined in this Product Approval Notice have the meanings set forth in the Agreement. This is the “Product Approval Notice” referred to in clause 10.3.1 of the Agreement.

This is to advise you that Master Franchisee hereby requests that THRI approve the supplier(s) referenced above (the “Proposed Supplier(s)”) to provide the Approved Products referenced above.

Pursuant to the requirements of clause 10.3.1 of the Agreement, we have enclosed the following:

1.             Audit Report of ________________ with respect to [the/each] Proposed Supplier;

2.             Copies of THRI’s Master GTCs (with no changes thereto or with changes that have been approved by THRI) executed by all of the Proposed Suppliers; and

3.             Other.

THRI WILL USE COMMERCIALLY REASONABLE EFFORTS TO NOTIFY MASTER FRANCHISEE OF ITS DECISION WHETHER TO APPROVE OR DISAPPROVE OF THE PROPOSED SUPPLIER(S) WITHIN 90 DAYS AFTER RECEIPT OF THIS APPROVAL NOTICE. FAILURE BY THRI TO NOTIFY MASTER FRANCHISEE OF ITS DECISION WITHIN SUCH 90 DAY PERIOD SHALL NOT OPERATE AS A DEEMED CONSENT OF THE PROPOSED SUPPLIER(S).

9

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

EXHIBIT E – TERMS & CONDITIONS OF SUPPLY OF MARKETING SERVICES

Terms and Conditions of Supply/Marketing Services

Operating Procedures.

1.              In conducting Marketing Activities under the Master Development Agreement, __________________________ (the “Company”) shall comply with the provisions of these Terms and Condition of Supply to the extent the Company conducts any Marketing Activities wherein the Company has access to Personal Information of Franchisees, as defined in Appendix A.1 attached hereto and incorporated herein by this reference.

2.              In connection with conducting Marketing Activities, the Company may engage Marketing Agencies to provide such services so long as each such Marketing Agency signs an agreement with the Company in the form set forth as APPENDIX A.2, attached hereto and incorporated herein by this reference. The Marketing Agency will provide Marketing Services to the Company pursuant the terms and conditions of this Agreement and will bill the Company directly for the rendition of such services. In no event will THRI be liable for the financial obligations of the Company or any Franchisee who utilizes the services of a Marketing Agency. The Company shall inform THRI when it will seek to engage an agency to provide Marketing Services. In no event shall any separate agreement with the Company and any Marketing Agency conflict with the terms and conditions of this Agreement and the Company must submit all agreements between the Company and a Marketing Agency to THRI for THRI’s reasonable approval prior to the execution of the agreement by the Marketing Agency and the Company. Upon reasonable approval by THRI of a services agreement between a Marketing Agency and the Company, the Company shall submit a fully executed copy of each such agreement to THRI within ten (10) days of full execution of such agreement. The Company shall not make any amendments to the form of APPENDIX A.2, without the prior written consent of THRI. THRI shall promptly respond to the Company.

3.              The Company shall be responsible for handling and responding to in a timely fashion to all unsolicited advertising ideas, proposals, concepts, suggestions or tangible materials submitted to the Company and in doing so shall comply with THRI’s Unsolicited Ideas Policy, as may be modified by THRI from time to time and provided to the Company by THRI

4.              In connection with media buying services, the Company shall comply with THRI’s Media Buying Guidelines and will provide proof of performance to THRI, in accordance with THRI’s policies and practices relating to media purchasing, as may be modified by THRI from time to time. Such proof of performance shall be made available to THRI at THRI’s place of business, on reasonable notice.

5.              THRI shall not have any liability as to any media, suppliers or other third parties subcontracted by the Company, including to any Marketing Agency, and including further liability for payment of any fees or costs due and owing to such parties pursuant to any agreement between Company and such parties. Company shall include in any contracts it makes with such parties the following legend: "[●] shall be solely liable for payment under this contract. Under no circumstances will THRI be liable to you for payment hereunder."

Exhibit E

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

6.              (a)            Company shall not contract or subcontract with any of THRI's employees or any Affiliates of such employees without THRI's written approval after prior disclosure of the relationship. Approval shall be obtained from THRI’s Legal Director.

(b)             Company shall not pay any gratuities, commissions or fees, or grant any rebates, to any employee or officer of THRI, or to any of THRI’s Affiliates or franchisees, or any employee or officer thereof, for his or her personal or private benefit, nor favor any such officer, employee or franchisee with gifts, travel or entertainment (other than that which would be considered normal business-related meals) of any substantial cost or value, nor enter into any business arrangements with them which benefit them personally or privately.

(c)             In connection with Services provided under this Agreement, Company shall not pay, or procure or authorize a third party to pay, any direct or indirect product or cash allowances, rebates, brokerage fees, finders’ fees, commissions or any other consideration of any kind to any third party, including any THRI Affiliate, any franchisee, or any of their representatives or employees, or any other third party associated with such services, except as explicitly provided in this Agreement, or with THRI’s written approval, provided that this provision shall not affect Company’s payments to its own employees. Subject to the limitations contained in this paragraph, Company warrants and represents that in the event that it receives any allowance, rebate or fee from any third party in connection with this Agreement, the Company will deposit such funds into the Ad Fund.

(d)             Company shall comply with the THRI’s Vendor Code, attached hereto as Appendix D attached hereto and incorporated herein by this specific reference.

7.              In connection with Services provided by Company hereunder, Company shall use its commercially reasonable efforts to obtain the most favorable prices, terms and conditions for all materials, services, media and rights purchased on behalf of the Franchisees. The materials, services, media and rights so acquired will become the property of THRI.

8.              (a)            Notwithstanding anything herein to the contrary, and subject to any Third Party Rights (as hereinafter defined) all tangible and intangible property or materials developed or prepared by Company pursuant to this Agreement, including, but not limited to, all concepts, plans, sketches, ideas, promotions, commercials, films, photographs, illustrations, transcriptions, software, literary and artistic materials, recommendations, trademarks, service marks, copy, layouts, scripts, artistic materials, finished or unfinished, whether created by Company or a third party supplier, including, but not limited to, a Marketing Agency, or a combination thereof, and all drafts and versions thereof, whether used or unused ("Material"), shall be and remain the exclusive property of THRI. As used herein, “Third Party Rights” means the rights retained by the licensors, creators or owners of intellectual property (including, but not limited to, photographs, video images and sound recordings), as to which a limited use license has been acquired by Company in connection with the development or preparation of Materials. Company acknowledges and agrees that, subject to Third Party Rights, THRI, its employees, subsidiaries, successors, agents and assigns and any others acting with THRI’s permission or under its authority, and without any limitations as to time or territory, have the exclusive right to copyright, use, publish, reproduce, alter and prepare derivative works of the Material for art, advertising, trade or any other lawful purpose whatsoever, in or through any media or combination of media, now existing or yet to be invented, and whether Company's Services under this Agreement have been terminated, and without payment of any compensation to Company for the same. Neither Company nor any of its third party suppliers, including, any Marketing Agencies, shall permit any party (other than THRI, Franchisees and others designated by THRI) to use any Material without THRI’s prior written permission.

Exhibit E

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(b)             Without in any way limiting the applicability of this section 8, the Company acknowledges that any material developed by the Company itself pursuant to this Agreement, with the exception of Third Party Rights, is and shall be deemed to be "work made for hire," and that THRI is and shall be deemed to be the author or creator of such material, and that THRI is the exclusive owner of all intellectual property rights, title and interest, including the copyrights and any and all other intellectual property rights, in and to such material. If, for any reason, any of such materials is not found to have been created as work made-for-hire, or, for any other reason that the Company is the owner of intellectual property rights to such materials, Company hereby assigns (and agrees to assign at the direction of THRI) all its right, title and interest in and to such materials, including the copyrights of such material, to THRI. Company shall execute, acknowledge and deliver to THRI any instruments that, in the sole judgment and discretion of THRI, may be deemed necessary to carry out such assignment, and to protect THRI’s rights in the materials, and otherwise to carry out the purposes and intent of this Agreement (“Assignment Documents”). In the event any Assignment Document is not executed, acknowledged and delivered to THRI, within ten (10) days following a request therefor, THRI is hereby irrevocably granted a power of attorney to execute such Assignment Document on Company’s behalf. If Company executes any contract pursuant to this Agreement for the development of materials and/or ideas, to the extent that such contract is not for the licensing of Third Party Rights, such contract shall provide that no subcontractor or other third party shall have any interest in the property of THRI, including any security interest in any such property.

(c)             Company agrees to secure all third party consents, releases and contracts necessary to evidence THRI’s rights (which are subject to Third Party Rights) in any material provided by Company under this Agreement.

(d)             Company will not use any trademark, service mark, name, slogan, logo, or domain name developed by Company in materials developed under this Agreement unless Company has received confirmation approving such use from THRI’s trademark counsel. If the marks, name, slogan, logo, or domain name are ultimately used in materials developed by Company, then Company agrees that such marks, name, slogan, logo, or domain name are and shall remain THRI’s sole property. The Company shall not obtain or attempt to obtain, during the Term of this Agreement, or at any time thereafter, any right, title or interest in or to any mark, name, slogan, logo, or domain name owned by THRI or THRI or any other intellectual property used or owned by THRI or THRI.

Exhibit E

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

9.              The Company shall safeguard all materials bearing Tim Hortons Marks and Tim Hortons Domain Names in its and its third party suppliers’ possession and the Company will be responsible for their loss, damage or destruction. The Company shall exert its commercially reasonable efforts to prevent any loss to THRI marks, name, slogan, logo, or domain name resulting from the failure of proper performance by any third party. Upon THRI’s written request, the Company shall deliver to THRI all props, costumes, wardrobe items and other objects purchased for use in the production of Materials.

10.            During the term of this Agreement and for one year thereafter, representatives or agents designated by THRI may, upon reasonable notice and during normal business hours, examine the records and files of the Company, covering the Company's dealings with Marketing Agencies, production vendors and other third parties. THRI shall have access to the time records of all Marketing Agency employees who work or have worked on the Company account and to cost accounting records of Marketing Agency relating solely to the services performed by Marketing Agency hereunder, except for individual salaries.

Exhibit E

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

APPENDIX A.1

PERSONAL INFORMATION & SECURITY

Definitions

(a)              “Security Breach” means: (1) any act or omission that materially compromises either Personal Information or the physical, technical, administrative, or organizational safeguards put in place by Agency (or its agents or subcontractors) that relate to the protection of Personal Information; or (2) receipt of a complaint in relation to the privacy practices of Agency, a breach or alleged breach of this Agreement or the privacy or data protection policies of Agency that involve Personal Information.

(b)              “Personal Information” means information provided by or at the direction of Tim Hortons Restaurants International GmbH (“THRI”), or to which access was provided in the course of Agency’s performance of the Agreement that: (1) identifies or distinguishes an individual, such as name, signature, address, telephone number, email address, date of birth, device ID, or any other unique identifier as pursuant to applicable law; or (2) that can be used to authenticate that individual including employee identification number, Social Security Number, driver’s license number or other government-issued identification number, passwords or personal identification numbers (PINs), biometric or health data, answers to security questions, or other personal identifiers. THRI employee’s business contact information is not by itself Personal Information. Personal Information qualifies as Confidential Information under this Agreement.

(c)              “Highly Sensitive Personal Information” means a person’s government-issued identification number, financial account number, credit card number, debit card number, credit report, or biometric or health data.

Security Breach Notification

(a)              Agency shall notify THRI and the Company immediately of a Security Breach, and in any event within twelve (12) hours, after it becomes aware of such breach and shall provide THRI and the Company with the name and contact information for a primary security contact within Agency who will be available to assist THRI 24 hours per day, 7 days per week in resolving obligations associated with the Security Breach. Agency shall notify THRI and the Company of any Security Breach by e-mailing.

(b)              Immediately following such discovery and notification to THRI and the Company, the parties will coordinate with each other to investigate the Security Breach. Agency agrees to fully cooperate with THRI and the Company in THRI’s and the Company’s handling of the matter, including any investigation, providing THRI with physical access to the facilities and operations affected, facilitating interviews with Agency’s employees and others involved in the matter, and making available all relevant records, logs, files, and data reporting or other obligations required by applicable law, regulation, standard, or as otherwise required by THRI and the Company.

Appendix

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(c)            Agency shall take immediate steps to remedy the Security Breach at Agency’s expense in accordance with applicable privacy rights, laws, and standards. Agency shall reimburse THRI and the Company for actual costs incurred in responding to and/or mitigating damages caused by a Security Breach.

(d)            Except as may be expressly required by applicable law, Agency agrees that it will not inform any third party (other than applicable law enforcement or as required by applicable law) of any Security Breach without first obtaining THRI’s and the Company’s prior written consent, other than to inform a complainant that the matter has been forwarded to THRI’s legal counsel. Further, Agency agrees that THRI and the Company shall have the sole right to determine: (1) whether notice of the Security Breach is to be provided to any individuals, regulators, law enforcement agencies, consumer reporting agencies, or others as required by law or regulation, or in THRI’s and the Company’s discretion; and (2) the contents of such notice, whether any type of remediation may be offered to affected persons, and the nature and extent of any such remediation. Any such notice or remediation shall be at Agency’s sole cost and expense.

(e)            Agency agrees to cooperate with THRI and the Company in any litigation or other formal action against third parties deemed necessary by THRI and the Company to protect its rights.

(f)             Agency will promptly use its best efforts to prevent a recurrence of any such Security Breach. Upon THRI’s request, Agency shall, at its sole costa and expense, engage a third party security company agreed upon by THRI and Agency, to conduct a security audit and to provide a written security plan to address any issues related to such Security Breach and as otherwise identified in such audit.

Standard of Care

Agency acknowledges that in the course of its performance of the services, Agency may receive or have access to Personal Information. In recognition of the foregoing, Agency covenants and agrees that:

(a)            It will keep and maintain all Personal Information in strict confidence, using such degree of care as is appropriate to avoid unauthorized use, transfer, sharing, or disclosure.

(b)            It will use and disclose Personal Information solely and exclusively for the purposes for which such information, or access to it, is provided pursuant to the terms of this Agreement, and will not use, sell, rent, transfer, distribute, or otherwise disclose or make available Personal Information for Agency’s own purposes or for the benefit of anyone other than THRI and the Company without THRI’s and the Company’s express written permission.

(c)            It will not, directly or indirectly, disclose Personal Information to anyone outside THRI and the Company including subcontractors, agents, outsourcers and auditors (hereinafter a “Third Party”), without express written permission from THRI and the Company unless and to the extent required by law enforcement or government bodies or as otherwise to the extent expressly required by applicable law or regulations. To the extent Agency discloses or makes Personal Information available to a Third Party, Agency shall remain liable to THRI and the Company for the actions and omissions of the Third Party and shall require pursuant to a written agreement signed by the Third Party that the Third Party complies with the terms and conditions of the Agreement including the data privacy and security requirements terms set forth in this Agreement, as if they were Agency.

Appendix

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

Information Security

(a)            Agency is responsible for any unauthorized collection, access, use, storage, disposal, or disclosure of Personal Information by its employees, agents or subcontractors under its control or in its possession. Without limiting the foregoing, Agency shall implement and maintain appropriate safeguards to protect the Personal Information that are no less rigorous than accepted industry practices (such as ISO 27001:2013, SOC 2 Type 2, SOC 2 Type 1 or other industry standards of information security) to protect the Personal Information from unauthorized access, destruction, use, modification, or disclosure, as well as with the Payment Card Industry Data Security Standard requirements (PCI DSS).

(b)            At a minimum, Agency’s information safeguards shall include: (1) secure business facilities, data centers, paper files, servers, back-up systems and computing equipment including, but not limited to, all mobile devices and other equipment with information storage capability; (2) network, device application, database and platform security; (3) secure transmission, storage and disposal; (4)  authentication and access controls within media, applications, operating systems and equipment; (5) encryption of Highly Sensitive Personal Information stored on any electronic notebook, portable hard drive, or removable electronic media with information storage capability, such as compact discs, flash drives and tapes; (6) encryption of Highly Sensitive Personal Information when transmitted over public or wireless networks; (7) strictly segregating Personal Information from information of THRI/Company competitors so that both types of information are not commingled on any one system; (8) personnel security and integrity including, but not limited to, background checks consistent with applicable law; and (9) limiting access of Personal Information, and providing privacy and information security training, to Agency’s Authorized Employees. “Authorized Employees” are Agency’s employees or contractors who have a need to know or otherwise access the Personal Information to enable Agency to perform its obligations under this Agreement, and who are bound in writing by obligations of confidentiality sufficient to protect the Personal Information in accordance with the terms of this Agreement.

(c)            Upon THRI’s and the Company’s written request, Agency will promptly identify all Authorized Employees in writing as of the date of the request. During the term of each Authorized Employee’s employment by Agency, Agency will at all times cause such Authorized Employees to strictly abide by its obligations under this Agreement. Agency further agrees that it will maintain a disciplinary process to address any unauthorized access, use or disclosure of Personal Information by any of Agency’s officers, partners, principals, employees, agents or independent contractors.

Appendix

CERTAIN PORTIONS OF THE EXHIBIT THAT ARE NOT MATERIAL AND IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL HAVE BEEN REDACTED PURSUANT TO ITEM 601(b)(10)(iv) OF REGULATION S-K. [****] INDICATES THAT INFORMATION HAS BEEN REDACTED.

(d)            Upon THRI’s or the Company’s written request, Agency shall provide THRI and the Company with a network diagram that outlines Agency’s Information Technology network and all equipment in relation to fulfilling the terms of this Agreement, including: (1) connectivity to THRI and the Company and all third parties who may access Agency’s network to the extent the network contains Personal Information; (2) all network connections including remote access services and wireless connectivity; (3) all access control devices (e.g., firewall, packet filters, intrusion detection, access-list routers); (4) any backup or redundant servers, and (5) permitted access through each network connection.

Oversight of Security Compliance

Upon request, Agency shall grant THRI and the Company, or a third party acting on THRI’s or the Company’s behalf, permission to perform an assessment, audit, examination, or review of controls in Agency’s environment in relation to the Personal Information being handled and/or services being provided to confirm compliance with the Agreement, as well as any applicable laws, regulations, and industry standards. Agency shall fully cooperate with such assessment by providing access to knowledgeable personnel, physical premises, documentation, infrastructure, and application software that processes, stores, or transports Personal Information pursuant to the Agreement. In addition, upon request, Agency shall provide THRI with the results of any audit performed at Agency’s sole cost and expense that assesses the effectiveness of Agency’s information security program as relevant to the security and confidentiality of Personal Information shared during the course of this Agreement.

Injunctive Relief

Agency acknowledges and agrees that a breach of any data privacy and security obligation set forth in this Agreement may result in irreparable harm for which monetary damages may not provide a sufficient remedy, and as a result, THRI and the Company will be entitled to seek both monetary damages and equitable relief. Further, Agency’s failure to comply with any of the provisions of this Agreement shall be deemed a material breach of the Agreement, and THRI may terminate the Agreement for cause without liability to Agency.

Indemnity

Agency will indemnify, defend and hold harmless THRI and the Company, and their parents, subsidiaries and affiliates, and each of their respective officers, shareholders, directors, employees, and agents and all of their successors and assigns from and against any third party claims, suits, judgments, losses, fines, liabilities, assessments and expenses (whether fixed or contingent, and including reasonable attorneys’ fees and expenses) that arise from or are related to any failure to comply with any of Agency’s data privacy and security obligations under the Agreement, or Agency’s gross negligence or wilful misconduct that results in a Security Breach.

Appendix

APPENDIX A.2

TERMS AND CONDITIONS OF SUPPLY AGREEMENT

For

Marketing Services for

Marketing Agencies

This Terms and Conditions of Supply Agreement for Marketing Services (as defined below) (the “Agreement”) is entered into and effective as of this ____ day of _____________, 20___ (the “Effective Date”) by and between _____________________ having a principal place of business at _____________________________________________________ (“Client”), and the company identified in the signature block below as “Marketing Agency.”

This Agreement, which includes the attached Terms and Conditions, shall govern Marketing Agency’s provision of Marketing Services (as defined below) to the Tim Hortons® System (as defined below) in all or any portion of the Territory (as defined below) as of the Effective Date set forth above and shall constitute the agreement between Client and Marketing Agency.

This Agreement shall supersede any Terms and Conditions of Supply previously issued to Marketing Agency and shall apply to any and all Marketing Services provided by Marketing Agency to the TIM HORTONS® System on or after the Effective Date.

In consideration of the designation by Client of Marketing Agency as an approved Marketing Agency to the TIM HORTONS® System and intending to be legally bound, Marketing Agency agrees to the attached Terms and Conditions.

ENTERED INTO BY:

____________________________________________________

(“Marketing Agency”)

(Please Print full Company Name)

By:_________________________________________________

Name:_______________________________________________

Title:________________________________________________

Address:_____________________________________________

____________________________________________________

____________________________________________________

Phone: (________) _____________________________________

Email:________________________________________________

Date: ________________________________________________

(“Client”)

By:___________________________________________________________

Name:_________________________________________________________

Title:__________________________________________________________

Address:_______________________________________________________

______________________________________________________________

______________________________________________________________

Phone: (________) _______________________________________________

Email: (________) _______________________________________________

Date: _________________________________________________________

Appendix

TERMS AND CONDITIONS

Definitions.

1.	When used in this Agreement, the following terms have the meanings set forth below:

(a)             “Affiliate” of a Party means any other corporation, partnership, or individual (i) which directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with such Party; (ii) which beneficially owns or holds 5% or more of the shares of any class of the voting stock of such Party; or (iii) of which such Party beneficially owns or hold 5% or more of the shares of the voting stock. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Party whether through the ownership of voting stock, by contract or otherwise.

(b)             “Franchise Agreement” means a franchise agreement or license agreement by and between THRI and/or its Affiliate and a Franchisee pursuant to which, among other things, THRI and/or its Affiliates has granted such Franchisee a license to use the Tim Hortons Marks.

(c)             “Franchisees” means any and all franchisees operating TIM HORTONS® restaurants in the Territory under a valid Franchise Agreement.

(d)             "Marketing Services" means all services performed by Marketing Agency pursuant to this Agreement, which shall include advertising, marketing, media buying, public relations, design, development, delivery and implementation of any website and provision of the other deliverables.

(e)             “Parties” means, collectively, the signatories to this Agreement and their successors and assigns.

(f)              “Party” means each of the signatories to this Agreement and their respective successors and assigns.

(g)             “Territory” means locations within the de jure boundaries of [X] as specifically defined by Client from time to time.

(h)             “THRI” means Tim Hortons Restaurants International GmbH and the franchisor of the Tim Hortons® brand in the Territory.

(i)              “Tim Hortons® System” means the system of Client-owned and Franchisee-owned TIM HORTONS® restaurants in the Territory.

Marketing Agency’s Responsibilities and Compensation.

2               (a)            Marketing Agency, under the terms of this Agreement, shall render undivided loyalty and allegiance to the TIM HORTONS® System and Client in relation to the advertising and promotion of TIM HORTONS® restaurant products and services in the Territory.

(b)             Marketing Agency shall exert its best efforts on behalf of Client to perform, as requested by Client Marketing Services. Nothing in this Agreement shall give Marketing Agency the right to perform such services for the TIM HORTONS® System on an exclusive basis. These services will be performed by Marketing Agency, to the extent requested by Client, at the national, divisional, regional and local levels in the Territory. These services shall include the scope of services set forth on Appendix A, attached hereto and incorporated herein by this reference. In addition, Marketing Agency shall comply with the provisions of Appendix B, attached hereto and incorporated herein by this reference to the extent Marketing Agency provides any Marketing Services to Client wherein Marketing Agency has access to Personal Information as defined on Appendix B. Notwithstanding anything herein to the contrary, Marketing Agency understands that Client shall be solely liable for payment under this contract. Under no circumstances will THRI or its Affiliates be liable to Marketing Agency for payment hereunder.

Appendix

(c)             Marketing Agency shall be responsible for handling and responding to in a timely fashion all unsolicited advertising ideas, proposals, concepts, suggestions or tangible materials submitted to Client forwarded to Marketing Agency and/ or otherwise submitted directly to Marketing Agency.

(d)             If requested by Client to do so in writing, Marketing Agency shall render additional services to Client. The fee and scope of any additional services shall be mutually agreed in writing between the Marketing Agency and Client and such additional services will be reflected in a written amendment to Appendix A of this Agreement, signed between Client and Marketing Agency.

(e)             In connection with media buying services, Marketing Agency shall comply with Client’s Media Buying Guidelines and will provide proof of performance to Client in accordance with THRI’s or its Affiliates’ policies and practices relating to media purchasing, as may be modified by THRI and its Affiliates from time to time. Such proof of performance shall be made available to Client at Client’s place of business, on reasonable notice.

3.              Client shall have the right to request specific Marketing Agency employees and independent contractors to perform the work required pursuant to this Agreement. With respect to any such requested employees or independent contractors, Marketing Agency shall, within a reasonable time of such request (but no later than ten (10) days thereafter), require such requested Marketing Agency employees or independent contractors to begin work under this Agreement and to complete such work by a reasonable date specified by Client. With respect to work performed by independent contractors, Client shall have the right to designate a reasonable date by which such work shall be completed. Client shall also have the right to request the removal of specific Marketing Agency employees and independent contractors from work under this Agreement and Marketing Agency, upon receipt of such request, shall immediately remove any such Marketing Agency employees and/or independent contractors.

4.              (a)            Marketing Agency shall ensure that all necessary contracts, authorizations or releases have been obtained with or from parties of interest, and with or from those whose names, likeness, testimonials, scripts, songs, lyrics, jingles or similar materials or rights are used in materials prepared under this Agreement. Marketing Agency shall insure that no third party has any ownership interest in materials prepared under the terms of this Agreement, including, but not limited to, any names, slogans, concepts and graphic designs, except “Third Party Rights” (as defined in Section 21(a) hereof) as otherwise agreed to in writing by Client prior to any use of such materials.

Appendix

(b)             In the event Marketing Agency requires performers for use in broadcast advertising production (“Talent” and collectively “Talents”) under this Agreement,, such Talent may be engaged directly by Marketing Agency or through an outside service (“Talent Payment Service”), but in no event shall such Talents be considered Client or Franchisee employees. Marketing Agency shall (or Marketing Agency shall cause the Talent Payment Service, if applicable, to) withhold all legally required taxes for all Talent, and prepare and file all required tax filings. Marketing Agency shall be responsible for the payment of all applicable performing artists’ rates, use and reuse fees, and such other obligations (collectively “Union Obligations”) as may arise out of Marketing Agency’s employment of such Talent. Marketing Agency shall ensure that all agreements with unions relating to services hereunder (collectively “Union Agreements”) shall provide that Marketing Agency (or Talent Payment Service, if applicable) is solely liable for payments to Talent that may become due because of the TIM HORTONS® System’s use of the Talent in the advertising materials. Therefore, Marketing Agency shall indemnify each “Client Indemnitee” (as defined in Section 25(a)) hereof against any loss or expense such Client Indemnitee may sustain (including reasonable attorneys’ fees) resulting from any claim, suit or proceeding made or brought against each Client Indemnitee when such claim, suit or proceeding arises out of obligations under a Union Agreement relating to the production or use of the materials. Marketing Agency must include estimates of Union Obligations in production estimates prior to production.

(c)             Talent hired as models for print or other media uses of photography (e.g., Internet, point of sale or packaging) shall be hired as independent contractors and in no event shall they be considered employees of Client and/or any Franchisee.

(d)             Marketing Agency shall ensure that all materials prepared or used by it under this Agreement, including all advertising copy, promotions as implemented, and the rules used in any promotion, comply with all applicable local, state, provincial, and national laws, rules and regulations, and all guidelines and standards of applicable public or private agencies, including television networks. Marketing Agency is responsible for obtaining network/broadcast clearance for the benefit of Client and Franchisees of all materials, including slogans and taglines, created or used by Marketing Agency hereunder.

(e)             Marketing Agency shall proofread all materials, including those approved in writing by Client, as applicable, which Marketing Agency produces hereunder. Client and Franchisees will not be liable for the payment of any charges or other costs that are the result of mistakes or negligence on the part of Marketing Agency or a third party supplier, including production mistakes in connection with product information. Marketing Agency shall be solely responsible for any costs incurred by Client and/or Franchisees for corrective actions taken by Client and/or Franchisees including, but not limited to, retraction notices as a result of such mistakes.

Appendix

5.             With respect to Marketing Services to be provided by Marketing Agency to Client, Marketing Agency will be compensated for the performance of such services as set forth in Appendix C. In no event is Marketing Agency to receive any compensation or commission in connection with space, time or material placed or purchased subsequent to the termination of this Agreement.

6.             Upon the request of Client and/or a Franchisee, so long as such Franchisee have signed a compensation agreement with Marketing Agency in the form set forth as Appendix C, attached hereto and incorporated herein by this reference, Marketing Agency will provide Marketing Services to such Franchisee and will bill the Franchisee directly for the rendition of such services. In no event will Client be liable for the financial obligations of any Franchisee who utilizes Marketing Agency's services. Marketing Agency shall inform Client when it is approached by a Franchisee to perform Marketing Services so that Client may obtain the approval of the compensation terms and the compensation agreement from THRI, prior to Marketing Agency performing any Franchisee-requested services. In no event shall any separate agreement with Marketing Agency and any Franchisee conflict with the terms and conditions of this Agreement and Marketing Agency must submit all agreements between Marketing Agency and Franchisees to Client so that Client can obtain the approval of THRI prior to the execution of the Agreement by Marketing Agency and Franchisee. Marketing Agency shall not provide any services to a Franchisee without a signed agreement between Marketing Agency and the Franchisee that has been pre-approved by THRI. Marketing Agency reserves the right to refuse to provide services to any Franchisee for good business reasons, upon prior written notice to Client. Upon approval by THRI of a services agreement between Marketing Agency and a Franchisee, Marketing Agency shall submit a fully executed copy of each such agreement to THRI within ten (10) days of full execution of such agreement. Marketing Agency shall not make any amendments to the form of Appendix A, without the prior written consent of THRI. If requested by a Franchisee to do so in writing, Marketing Agency, subject to THRI prior written approval, shall render additional services to the Franchisee, the fee and scope of any additional services to be mutually agreed to in writing between Marketing Agency and Franchisee.

7.             Client and/or THRI shall have the right to evaluate Marketing Agency’s performance (“Marketing Agency Performance Evaluation”) in any way Client and/or THRI deems appropriate, and Marketing Agency agrees to fully cooperate with such evaluation. The Marketing Agency Performance Evaluation may include any or all of the following: (i) Marketing Agency’s performance of its duties and obligations under this Agreement; (ii) Marketing Agency's creative; (iii) Marketing Agency’s media strategies; and (iv) consumer response. All of the above-referenced and any other requested information supplied by Marketing Agency to Client and/or THRI will be provided in such form and substance as Client and/or THRI request.

Operating Procedures.

8.             With respect to all out of pocket third-party vendor expenses, including but not limited to media and production purchases, Marketing Agency shall operate within the budget or estimate provided or approved by Client in performing its obligations under this Agreement. Marketing Agency will obtain Client’s prior written approval with respect to all expenditures not included in any budget or estimate provided or approved by Client. Approvals that must be obtained with respect to budgets established by Client shall be obtained from those individuals whose authorization is in accordance with dollar authorization guidelines furnished to Marketing Agency by Client, as amended from time to time. Any commitments for media purchases, production purchases or other expenses made by Marketing Agency, in excess of the budget provided or approved by Client, and without prior approval from Client, shall be settled or paid by Marketing Agency from its own resources and assets, and will not be reimbursed by Client.

Appendix

9.             Marketing Agency shall furnish to Client (and if requested by THRI) for Client’s and/or THRI’s approval all advertising, marketing, public relations and promotion materials prepared under this Agreement, including, but not limited to all materials prepared on behalf of Client as well as all materials prepared on behalf of a Franchisee. Requests for the approval of such materials shall be simultaneously sent to the Marketing Director and Legal Director of Client, for approval on behalf of Client. Approval of the materials shall be evidenced by the signatures of a representative of the Marketing Director or his or her designee within the Marketing Department of Client, and the Legal Director of Client or his or her designee within the Legal Department of Client. Client’s review and approval of any materials prepared under this Agreement shall not constitute a waiver by Client of Marketing Agency’s obligations hereunder. Notwithstanding the foregoing, all materials developed for a Franchisee should also be sent to the Franchisee for review and prior approval.

10.           When requested to do so by Marketing Agency in writing, Client shall confirm the accuracy of the information or data supplied by Client concerning claims contained in any advertising materials. Copies of all such requests shall be sent to Client’s Legal Director and to Client’s Marketing Director. Confirmation of the accuracy of the information or data and approval to use such material shall be made only by Client’s Legal Director in writing signed by him or her. It shall be Marketing Agency’s obligation to obtain confirmation and accuracy of information or data supplied to Marketing Agency by a Franchisee containing claims contained in any advertising materials for such Franchisee. Client shall have no responsibility for any such data or information.

11.           Marketing Agency at all times shall adhere to THRI's and/or its Affiliates’ policies and procedures relating to advertising, marketing and/or promotional matters, as may be modified by THRI and/or its Affiliates, from time to time, including, but not limited to, THRI’s and/or its Affiliates’ policies and procedures with respect to production, pictorial representation, domain name registration, website development and hosting, brand standards, merchandising, and media buying. Client and/or THRI (if THRI so requests) shall have the right to approve all photographing, cinematography and videotaping of food prior to use in any advertising materials to ensure that the standards of said policies are met and that the product is accurately and realistically depicted. Such approval shall be given in writing by Client’s Marketing Director and Legal Director. If no such approval is obtained from both of Client’s Marketing and Legal Departments, Marketing Agency shall be solely liable for any expenses incurred in connection with any subsequent photographing, cinematography or videotaping requested by Client to replace that which was previously done, and shall indemnify, hold harmless and defend each Client Indemnitee from and against any and all claims, losses, damages and lawsuits (including reasonable attorney fees) of any kind or nature which each THRI Indemnitee incurs as a result.

Appendix

12.           Client reserves the right, in its own discretion and for reasons deemed by it to be sufficient, to modify, reject, cancel, or discontinue any plans, schedules or work, in the event Client notifies Marketing Agency that Client wishes to do so, Marketing Agency will inform Client of any contracts or commitments Marketing Agency is unable to cancel. At Client's request Marketing Agency shall then take steps as promptly as practicable to give effect to Client's instructions. In connection with any such action, Client, if obligated to do so, shall pay Marketing Agency according to the terms of this Agreement for all Client budgeted and approved expenditures to the date of cancellation, including any contracts and commitments Marketing Agency is unable to cancel, and to reimburse Marketing Agency for any cancellation penalties incurred. However, Client will reimburse Marketing Agency for cancellation penalties as set forth above only if (i) Marketing Agency provided Client with written notice prior to the time the agreement providing for such penalties was entered into that such penalties would be incurred upon cancellation; (ii) Client approved in writing entering into such agreement; and (iii) Client is provided, prior to any payments by Marketing Agency, with copies of the contracts or commitments Marketing Agency is unable to cancel and any other documents relating thereto which Client requests.

13.           Client shall not have any liability as to any media, suppliers or other third parties subcontracted by Marketing Agency, including liability for payment of any fees or costs due and owing to such parties pursuant to any agreement between Marketing Agency and such parties. Marketing Agency shall include in any contracts it makes with such parties the following legend: "[INSERT MARKETING AGENCY NAME] shall be solely liable for payment under this contract. Under no circumstances will [Insert Client’s legal entity name and its Affiliates] be liable to you for payment hereunder."

14.           (a)            Marketing Agency, acting for Client or at Client's expense shall not contract or subcontract with any of Marketing Agency's subsidiaries or Affiliates, with any of Client's employees or any Affiliates of such employees, or with any of THRI’s Affiliates or employees without Client's written approval after prior disclosure of the relationship. Approval shall be obtained from Client’s Legal Director.

(b)            Marketing Agency shall not pay any gratuities, commissions or fees, or grant any rebates, to any employee or officer of THRI, Client, or to any of their Affiliates or franchisees, or any employee or officer thereof, for his or her personal or private benefit, nor favor any such officer, employee or franchisee with gifts, travel or entertainment (other than that which would be considered normal business-related meals) of any substantial cost or value, nor enter into any business arrangements with them which benefit them personally or privately.

(c)            In connection with services provided under this Agreement, Marketing Agency shall not pay, or procure or authorize a third party to pay, any direct or indirect product or cash allowances, rebates, brokerage fees, finders’ fees, commissions or any other consideration of any kind to any third party, including THRI, any Client affiliate, any Franchisee, or any of their representatives or employees, or any other third party associated with such services, except as explicitly provided in this Agreement, or with Client’s written approval, provided that this provision shall not affect Marketing Agency’s payments to its own employees. Subject to the limitations contained in this paragraph, Marketing Agency warrants and represents that it has not paid, is not obligated to pay and shall not pay, any allowance, rebate or fee to anyone in connection with the selection of Marketing Agency to provide services under this Agreement.

Appendix

(d)           Marketing Agency shall comply with the THRI’s or its Affiliates’ Vendor Code, attached hereto as Appendix D, attached hereto and incorporated herein by this specific reference.

15.          Marketing Agency hereby represents, warrants and agrees that:

(a)           Neither it nor any of its directors, officers or employees is a Public Official (as defined below), and no Public Official owns or otherwise has any interest in Marketing Agency or this Agreement.

(b)           If, during the term of this Agreement, Marketing Agency or any of its directors, officers or employees becomes a Public Official or if a Public Official obtains an interest in Agency or this Agreement, Marketing Agency shall immediately provide written notice to Client of the change in status, and Client will have the right to terminate this Agreement upon written notice to Agency.

(c)           In the performance of, and in connection with its activities related to, this Agreement, Marketing Agency will not, directly or indirectly, offer, pay, give, promise to pay or give, or authorize a third party to offer, pay, give or promise to pay or give, any Consideration (as defined below) to any Public Official or political party, except as expressly provided in this Agreement or as otherwise approved in writing by Client. Without limiting the generality of the foregoing, Marketing Agency will not offer, pay, give, promise to pay or give, or authorize a third party to offer, pay, give or promise to pay or give, any Consideration to any Public Official or political party while knowing or reasonably believing that all or a portion of such Consideration will be offered, paid, given or promised, directly or indirectly, to such Public Official or political party for the purpose of (i) influencing any act, omission to act or decision of such Public Official or political party, or (ii) inducing such Public Official or political party to use his or its influence in order to assist THRI or any of its third party service providers to obtain or retain business for or with, or direct business to any third party.

(d)           Marketing Agency will fully cooperate in any request for information, including making employees available for interviews, in the event that Client may make such requests.

(e)           “Public Official” means (a) an officer or employee of a foreign government or any department, agency, instrumentality thereof, or of a public international organization, (b) a person acting in an official capacity for or on behalf of any such government or department, agency or instrumentality, (c) an official of a political party, or (d) a candidate for political office.

(f)            “Consideration” means any monies, gifts, payments, allowances, rebates, fees, commissions, political contributions or any other thing of value.

Appendix

1.            16.            (a)             In connection with Marketing Services provided by Marketing Agency to Client, Marketing Agency shall use its best efforts to obtain the most favorable prices, terms and conditions for all materials, services, media and rights purchased. Purchases of such materials, services, media and rights shall be made by Marketing and Marketing Agency shall be solely liable for the payment of these purchases and, the materials, services, media and rights so acquired will become the property of THRI.

(b)            For all production materials purchased, where such prices are estimated to exceed $10,000, or if less than $10,000 when Client so request, Marketing Agency shall obtain three competitive bids in writing from at least two suppliers that are not Affiliates of Marketing Agency. If the lowest bid is not preferred by Marketing Agency (for example, where quality of work reasons exist), Marketing Agency shall present in writing to Client its rationale for recommending a higher bidder. Prior to assignment of the work to such higher bidder, Marketing Agency shall obtain written approval from Client.

Billing Procedures.

17.           Billings to Client will be rendered in accordance with the terms set forth in Appendix E, as amended by Client from time to time.

A basic principle of the relationship between Client and Marketing Agency is that neither party shall earn money through the use of the funds of the other party. Neither party shall be liable to the other for any payment of interest, late charges or penalty without agreement of the party to be so charged. Client’s funds are to be in Marketing Agency’s hands in time for Marketing Agency to meet the payment dates of media and suppliers and to earn any cash discounts offered, in which case Marketing Agency shall be obligated to pay such suppliers by such dates. Invoices for other expenditures and charges submitted to Client will be due thirty (30) days after the date of such invoice.

2.            19.            Marketing Agency shall bill Client promptly for all services performed hereunder by Marketing Agency or its subcontractors (including invoices for the fees set forth in Appendix C), and for any materials provided hereunder by any subcontractor or other third-party vendor of Marketing Agency. The cost (other than the fees set forth in Appendix C) of materials and services which are ordered by authorized Client representatives shall be invoiced to such representatives by Marketing Agency. In no event shall Client be obligated to pay any invoice received more than three (3) months from the date on which Marketing Agency or its subcontractors complete work on any “Project” (as defined below); provided, however, that the three (3) month limitation shall not apply in the event that (a) failure to meet the time requirement is due to a “force majeure occurrence” (defined below) beyond Marketing Agency's control; or (b) Marketing Agency provides Client with a reason that is acceptable to Client as to why Marketing Agency is unable to meet the three (3) month requirement, in which event, Client in its sole discretion may grant Marketing Agency an extension, the length of time of which is to be determined by Client in its sole and absolute discretion. For purposes of this Section, a "force majeure occurrence" is one resulting from strikes, boycotts, riots, terrorism, war, Acts of God, restraints by governmental authority, fires, accidents or casualties. "Project" as used herein means that service which is defined in the applicable purchase order, Marketing Agency estimate or budget provided or approved in writing by Client.

Appendix

20.           In invoicing Client, Marketing Agency shall pass on to Client the full amount of any cash discounts (in dollar amount) as are granted to Marketing Agency by media and suppliers, provided that Client makes payment to Marketing Agency, in accordance with invoices from Marketing Agency to Client, prior to Marketing Agency making payment to media and suppliers within the discount period and provided further that to the extent such discounts are earned by combining Client’s volumes with that of Marketing Agency’s other clients, Client will only receive its pro rata portion of such discounts based on its volume as a percentage of the combined volumes. Marketing Agency must invoice Client in reasonably sufficient time to allow Client to make such payment to Marketing Agency within the cash discount time period and must advise Client that such discount is available upon timely payment. Marketing Agency will not credit to its own account any commissions, discounts or rebates from any third party or share directly or indirectly in the profits of any third party without the prior consent of Client.

Ownership/Confidentiality.

21.           During the term of its contractual relationship with Client, Marketing Agency will become familiar with the TIM HORTONS® System’s trade secrets and confidential methods of doing business. Accordingly, during the term of this Agreement and for one (1) year after this Agreement's termination, neither Marketing Agency nor any of its subsidiaries will accept any assignments or enter into contracts to perform services for (i) businesses, products or services which are competitive with the TIM HORTONS® System’s products or services (each a “Competitive Representation”). Should Marketing Agency accept or undertake any Competitive Representation, Client may immediately terminate this Agreement. Execution of this Agreement by Marketing Agency constitutes a representation by Marketing Agency of its good faith belief that no such Competitive Representation presently exists and its good faith commitment to avoid any such Competitive Representations in the future. Marketing Agency will notify Client immediately, in writing, if any of Marketing Agency’s current Client expands its business to include products or services which are competitive with the TIM HORTONS® System’s products or services.

22.           (a)            Subject to any Third Party Rights (as hereinafter defined) all tangible and intangible property or materials developed or prepared by Marketing Agency pursuant to this Agreement, including, but not limited to, all concepts, plans, sketches, ideas, promotions, commercials, films, photographs, illustrations, transcriptions, software, literary and artistic materials, recommendations, trademarks, service marks, copy, layouts, scripts, artistic materials, finished or unfinished, whether created by Marketing Agency or a third party supplier, or a combination thereof, and all drafts and versions thereof, whether used or unused ("Material"), shall be and remain the exclusive property of THRI, provided that (a) all compensation and reimbursable out-of-pocket/third-party expenses have been paid for by Client, according to the terms of this Agreement, or (b) Client has paid into an escrow account held by an escrow agent which is not an Affiliate of either Client or Marketing Agency, any amount that Marketing Agency reasonably claims is owed to it by Client for such compensation and/or reimbursable out-of-pocket/third-party expenses, in the event of any dispute with respect thereto. As used herein, “Third Party Rights” means the rights retained by the licensors, creators or owners of intellectual property (including, but not limited to, photographs, video images and sound recordings), as to which a limited use license has been acquired by Marketing Agency (or supplied to Marketing Agency by Client), in connection with the development or preparation of Materials, with the express written consent of Client. Marketing Agency acknowledges and agrees that, subject to Third Party Rights, THRI has the right to copyright and Client and THRI’s employees, subsidiaries, successors, agents and assigns and any others acting with Client’s permission or under its authority, and without any limitations as to time or territory, have the exclusive right to use, publish, reproduce, alter and prepare derivative works of the Material for art, advertising, trade or any other lawful purpose whatsoever, in or through any media or combination of media, now existing or yet to be invented, and whether Marketing Agency's services under this Agreement have been terminated, and without payment of any compensation to Marketing Agency for the same, except as specifically provided in Appendix C hereto. Neither Marketing Agency nor any of its third party suppliers shall permit any party (other than Client, THRI and its Affiliates) to use any Material without Client’s written permission.

Appendix

(b)           With respect to services provided by Marketing Agency hereunder, Marketing Agency acknowledges that it has no right to use THRI’s and/or its Affiliates’ intellectual property, including, but not limited to, THRI and/or its Affiliates’ trademarks, service marks, copyrights, and domain names (“THRI Intellectual Property”), without THRI’s prior written consent. If requested to do so by THRI in writing, Marketing Agency shall submit to THRI as set forth in Section 9 above, for THRI’s prior approval all advertising, promotional or other materials created by Marketing Agency in connection with Marketing Agency’s provision of services to Client, a minimum of twenty (20) business days prior to their planned release to the public.

(c)           Marketing Agency shall not use or display the THRI Intellectual Property in a manner that is detrimental to the interests of THRI or its Affiliates. Marketing Agency admits the validity of the THRI Intellectual Property and covenants that it shall in no way contest or deny the validity of, or the right or title of THRI or its Affiliates in or to the THRI Intellectual Property and shall not encourage or assist others directly or indirectly to do so, during the lifetime of this Agreement and thereafter. Any unauthorized use of the THRI Intellectual Property by Marketing Agency shall constitute a material breach of this Agreement and an infringement of the rights of THRI in and to the THRI Intellectual Property. Upon termination of this Agreement, Marketing Agency shall immediately terminate all use of the THRI Intellectual Property in every manner whatsoever.

(d)           Marketing Agency acknowledges and agrees that, except as expressly provided herein, no right property, license, permission or interest of any kind in or to the THRI Intellectual Property is or is intended to be given or transferred to or acquired by Marketing Agency by the execution, performance or non-performance of this Agreement or any part hereof. All use of the THRI Intellectual Property by Marketing Agency will inure to the benefit of THRI and its Affiliates.

Appendix

(e)           Marketing Agency shall place THRI’s and its Affiliates’ copyright and trademark notices on all materials prepared by Marketing Agency hereunder which utilize the THRI Intellectual Property. Placement of the THRI copyright and trademark notices shall be in such locations and styles as Client may direct.

(f)            Without in any way limiting the applicability of this Section 22, Marketing Agency acknowledges that any Material developed by Marketing Agency itself pursuant to this Agreement, with the exception of Third Party Rights, is and shall be deemed to be work made for hire and that THRI is the exclusive owner of all rights, title and interest, including the copyrights and any and all other intellectual property rights, in and to such Material, and provided further that with respect to materials developed by Marketing Agency for Franchisees, THRI shall own the intellectual property rights in such materials. If, for any reason, any of such materials is not found to have been created as work made-for-hire, or, for any other reason that Marketing Agency is the owner of intellectual property rights to such materials, Marketing Agency hereby assigns (and agrees to assign at the direction of THRI) all its right, title and interest in and to such materials, including the copyrights of such material, to THRI. Marketing Agency shall execute, acknowledge and deliver to THRI any instruments that, in the sole judgment and discretion of THRI, may be deemed necessary to carry out such assignment, and to protect THRI’s rights in the materials, and otherwise to carry out the purposes and intent of this Agreement (“Assignment Documents”). In the event any Assignment Document is not executed, acknowledged and delivered to THRI, within ten (10) days following a request therefor, THRI is hereby irrevocably granted a power of attorney to execute such Assignment Document on Marketing Agency’s behalf. If Marketing Agency executes any contract pursuant to this Agreement for the development of materials and/or ideas, to the extent that such contract is not for the licensing of Third Party Rights, such contract shall include a provision containing the language set forth in Appendix F in order to provide for the complete protection of THRI's property, and further shall provide that no subcontractor or other third party shall have any interest in the property of THRI, including any security interest in any such property. If inclusion of the language set forth in Appendix F would result in payment by Marketing Agency of any additional taxes, then Marketing Agency shall so notify Client in a writing addressed to Client’s Legal Director prior to execution of such contract. Client will then instruct Marketing Agency as to whether or not such language shall be included in the contract, provided that if Client elects that such language shall be included, then Client shall reimburse Marketing Agency for such additional taxes.

(g)           Marketing Agency represents and warrants that all Materials developed by or on behalf of Marketing Agency (other than portions thereof consisting of Third Party Rights) is original or that Marketing Agency has obtained all rights necessary for the unrestricted use of such, as well as for any concept, element or theme contained in any Materials, in any manner and over any period of time, including rights related to copyright, trademark, rights of publicity and privacy and trade secret, excepting such limitations, restrictions or reservations as Client shall consent to, in writing, before the Material is used or provided to Client. Marketing Agency agrees to secure for Client all third party consents, releases and contracts necessary to evidence the rights (which are subject to Third Party Rights) in any Material provided by Marketing Agency under this Agreement.

Appendix

(h)           Marketing Agency will not use any trademark, service mark, name, slogan, logo or phrase (“Marks”) developed by Marketing Agency in materials developed hereunder, whether for Client or Franchisee, unless Marketing Agency has received a written legal opinion approving such use from Marketing Agency’s trademark counsel. Marketing Agency must provide a copy of said written legal opinion to THRI’s trademark counsel for review and approval prior to Marketing Agency’s use of the Marks in any materials. Review and approval by THRI’s trademark counsel of use of the Marks in any materials shall not constitute a waiver by Client of Marketing Agency’s indemnity obligations as provided in Section 24. If the Marks are ultimately used in materials developed by Marketing Agency, then Marketing Agency agrees that such Marks are and shall remain THRI’s or its Affiliates’ sole property. Marketing Agency shall not obtain or attempt to obtain, during the Term of this Agreement, or at any time thereafter, any right, title or interest in or to any trademarks owned by THRI or its Affiliates or any other intellectual property used or owned by THRI or its Affiliates.

23.           Marketing Agency shall safeguard all materials bearing the THRI Intellectual Property in its possession and Marketing Agency will be responsible for their loss, damage or destruction. Marketing Agency shall exert its best efforts to prevent any loss to Client resulting from the failure of proper performance by any third party. Unless otherwise directed by Client, Marketing Agency shall deliver to Client within thirty (30) days of completion of a project all props, costumes, wardrobe items and other objects purchased for use in the production of advertising materials for Client.

24.             During the term of this Agreement and afterwards, Marketing Agency represents and warrants that no Confidential Information (defined below) relating to the businesses of the TIM HORTONS® System shall be disclosed by Marketing Agency, or any of its subsidiaries or Affiliates (or any person who, during the term of this Agreement, is an officer, director, employee or independent contractor of Marketing Agency, or any of its subsidiaries or Affiliates), to any person (other than those employees, directors, officers and independent contractors of Marketing Agency who need to know to perform Marketing Services pursuant to this Agreement) without the prior written consent of THRI, unless such Confidential Information (a) becomes public, except by conduct that would constitute or result in a violation of this Agreement, or a breach of any warranty set forth in this Section 24; (b) has been publicly disclosed by Client, THRI, its parent, subsidiaries, franchisees or Affiliates to a third party, without restrictions on its disclosure; (c) was known to Marketing Agency (or the Marketing Agency subsidiary, Affiliate or independent contractor making the disclosure) prior to disclosure by or on behalf of THRI; (d) was independently developed by Marketing Agency (or the Marketing Agency subsidiary, Affiliate or independent contractor making the disclosure), without breach of this Agreement; or (e) must be disclosed, pursuant to a judicial or other government mandate (provided that THRI is provided with prompt notice, prior to any disclosure, so that THRI may seek legal remedies to maintain the confidentiality of such Confidential Information, and further provided that any applicable protective order or equivalent is complied with). For the purposes of this Agreement, Confidential Information shall include plans, strategies, forecasts, financial information, owned and/or licensed software (including documentation and code), hardware and system designs, architectures and protocol, sources of goods, food product formulations, food product preparation and operating procedures, marketing research, Franchisee information, manuals and sales information, and the terms of this Agreement. Marketing Agency shall take the necessary steps and procedures to protect THRI's and/or its parent’s, subsidiaries’, franchisees’ or Affiliates’ Confidential Information, including requiring the execution of non-disclosure agreements by all employees of Marketing Agency, all third parties to whom any Confidential Information is disclosed, and all employees of such third parties, in the form attached hereto as Appendix G. Marketing Agency represents and warrants that neither it nor any employee or subcontractor (of Marketing Agency) shall copy or use the Confidential Information except to the extent necessary to perform services under this Agreement. Marketing Agency expressly agrees that it will be liable for any and all damages of any kind or nature (including reasonable attorney fees) incurred by each Client Indemnitee as a result of any disclosure or misuse of any Confidential Information that would constitute or result in a violation of this Agreement, or a breach of any warranty set forth in this Section 23.

Appendix

Indemnification & Insurance.

25.           (a)            Marketing Agency shall, at its own expense, indemnify, defend and hold harmless Client and THRI and each of their officers and directors, employees, successors, assigns, parent, subsidiaries, franchisees and Affiliates (each a “Client Indemnitee”) from and against any and all losses, liabilities, claims, causes of action, suits, damages, injuries, penalties, fines, costs or expenses (including reasonable attorneys' fees), arising out of or in connection with (i) any undertaking or obligation on the part of Marketing Agency under this Agreement, or any Agreement between Marketing Agency and a Franchisee, (ii) any material prepared or supplied by Marketing Agency under this Agreement, including claims, causes of action and suits alleging libel, slander, defamation, invasion of privacy, plagiarism, piracy, idea misappropriation, copyright, trademark or service mark infringement, or any other failure of Marketing Agency to comply with any applicable law (such losses, liabilities, claims, causes of action, suits, damages, injuries, penalties, fines, costs or expenses (including reasonable attorneys' fees), arising out of or in connection with such material hereinafter referred to as “Intellectual Property Claims”), and (iii) any agreements with third parties entered into by Marketing Agency to effectuate the provisions of this Agreement. Such indemnification shall apply, notwithstanding the fact that the material or agreements referenced above may have been approved by Client and/or THRI.

(b)              Marketing Agency shall hold each Client Indemnitee harmless from, and indemnify each Client Indemnitee against, any loss, liability, claim, cause of action, suit, damage, injury, cost and expense (including reasonable attorneys' fees), resulting or arising from any alleged injury or death to persons, or injury or damage to property, during the rendering of services required of Marketing Agency hereunder, if such injury occurs in whole or in part as a result of acts of Marketing Agency or its employees, whether said loss is sustained by a Client Indemnitee or any other person(s) or third party.

Appendix

3.             (c)           With respect to any loss, liability, claim, cause of action, suit, damage, injury, cost or expense arising out of or resulting from (or allegedly arising out of or resulting from) any of the causes or circumstances set forth in Section 25(a) and Section 25(b) above, upon a Client Indemnitee's written request, Marketing Agency shall (i) undertake the defense of any claim or litigation in which a Client Indemnitee is a named defendant; (ii) use counsel reasonably satisfactory to the Client Indemnitee in the defense; and (iii) proceed with diligence, timeliness and good faith in such defense, provided that the Client Indemnitee shall have the right to be kept informed at all times about the litigation. Marketing Agency shall not consent to the entry of any judgment, or enter into any settlement, without the Client Indemnitee’s prior written consent, which request for consent must be sent to the Client Indemnitee’s Legal Director. The Client Indemnitee may, at its election, take control of the defense and investigation of any claim against such Client Indemnitee, and may hire attorneys of its own choice to manage and defend such claims, at Marketing Agency’s cost, risk and expense; provided, however, that the Client Indemnitee shall not consent to the entry of any judgment or enter into any settlement without Marketing Agency’s prior written consent.

(d)           Client reserves the right, at its election and at its own expense, to join in the defense of any suit brought against Marketing Agency which in any way relates to the subject matter of this Agreement and for which Client may be liable. In the event of such election, Client shall have the right to retain its own counsel at Client's expense.

4.             26.           (a)        Client shall, at its own expense, indemnify, defend and hold harmless Marketing Agency, its officers and directors, employees, successors, assigns, parent and Affiliates (each an “Marketing Agency Indemnitee”) from and against any and all loss, liabilities, claims, causes of action, suits, damages, injuries, penalties, fines, costs or expenses (including reasonable attorneys’ fees), arising out of or in connection with (i) any false, deceptive or misleading description, depiction or comparison of Client and/or competitive products resulting from inaccurate information, material or data wholly supplied by Client to Marketing Agency, if and only if the procedures set forth in Section 10 of this Agreement have been followed; (ii) the use, purchase or consumption of Client’s products; and (iii) any alleged infringement of copyright or of trademark, title or slogan, or other intellectual property rights, including the right to privacy/publicity, relating to materials or information wholly supplied to Marketing Agency by Client for use in connection with services provided by Marketing Agency to Client hereunder. Under no circumstances will Client have any indemnity obligations to Marketing Agency in connection with any information, data, products or services provided by a Franchisee.

(b)           An Marketing Agency Indemnitee will only be entitled to such indemnity if (i) in the case of clauses 25(a)(i) and 25(a)(iii), Marketing Agency utilizes the material, information or data in strict accordance with Client's instructions and prior approval, (ii) any such claim or liability is brought to Client's attention promptly, and (iii) the claim or asserted liability is not the result of any negligence or wilful act on the part of Marketing Agency (or any of its employees) or a Franchisee.

Appendix

5.             (c)            With respect to any loss, liability, claim, cause of action, suit, damage, injury, cost or expense arising out of or resulting from (or allegedly arising out of or resulting from) any of the causes or conditions set forth in Section 25(a) above, upon Marketing Agency’s written request, Client shall (i) undertake the defense of any claim or litigation in which an Marketing Agency Indemnitee is a named defendant; (ii) use counsel reasonably satisfactory to Marketing Agency in the defense; and (iii) proceed with diligence, timeliness and good faith in such defense, provided that Marketing Agency shall have the right to be kept informed at all times about the litigation. No Marketing Agency Indemnitee shall consent to the entry or any judgment or enter into any settlement without Client’s prior written consent.

27.           Insurance

(a)           For as long as this agreement remains in effect and for three years thereafter, Marketing Agency shall maintain the following insurance:

(i)            Commercial General Liability coverage on a per occurrence form, that includes broad form coverage for “contractual Liability,“ “property damage,“ “products liability,“ “bodily injury,“ “advertising injury,“ and “personal injury“ liability as those terms are defined in Insurance Services Office (ISO) Form CG00-01 or its equivalent. The policies shall provide the minimum limits of no less than the amounts set forth below, contain a waiver subrogation in favor of the Client Indemnitees, and name as additional insureds by policy endorsement each Client Indemnitee identified in Section 25 hereof. Advertising injury coverage provided under the Commercial General Liability insurance must include coverage for claims arising out of or related to: (i) invasion or infringement or interference with the right of privacy or publicity, whether under common law or statutory law;(ii) infringement of copyright or trademark, whether under statutory or common law; (iii) libel, slander or other forms of defamation; and (iv) plagiarism, piracy or unfair competition resulting from the alleged unauthorized use of titles, formats, ideas, characters, plots, performers, or other material.

(ii)           Auto Liability coverage on a per occurrence form. The policies shall provide the minimum limits of no less than the amounts set forth below, and name as additional insureds by policy endorsement each Client Indemnitee identified in Section 25 above.

(iii)          Workers’ Compensation coverage that includes all coverage required under the laws of each state in which the Marketing Agency conducts business operations in any way related to the Client Indemnitees and should contain a waiver subrogation in favor of the Client Indemnitees.

(iv)          Errors and Omissions or Advertising Agency Professional Liability Insurance insuring the contractual liability assumed by Marketing Agency under this Agreement, with respect to Intellectual Property Claims. The policy shall provide the minimum limits of no less than the amounts set forth below, contain a waiver subrogation in favor of the Client Indemnitees, and name as additional insureds by policy endorsement each Client Indemnitee identified in Section 25 hereof.

(b)           All Marketing Agency insurance shall be deemed primary and shall not seek contribution from any separate insurance maintained by Client, regardless of the “Other Insurance” or similar provisions of the respective policies of insurance. All insurance coverage required herein shall be provided by an insurance company or companies with minimum AM Best ratings of "A(X)" or "A(10)", where “A” is the Financial Strength Rating ("FSR") and (X) or (10) is the Financial Size Category ("FSC"). In the event that an AM Best rating is not available, a minimum Standard and Poor’s FSR of “A” and an FSC (surplus) at least equal to an A. M. Best rating of "X” is required, which may be supplied by a THRI approved credit rating agency. Each policy shall provide for thirty (30) days notice to Client and THRI from the insurer by registered mail, return receipt requested, in the event of any unrestricted prior written notice of cancellation, non-renewal or change in coverage.

Appendix

(c)           Each and every policy required pursuant to this Agreement, except as noted, shall have maximum deductibles of One Million Dollars ($1,000,000) subject to approval by THRI’s Risk Management Department and shall have coverage limits of:

(i)            Comprehensive General Liability Insurance, including products liability coverage with limits of at least Ten Million Dollars ($10,000,000) per occurrence, Ten Million Dollars ($10,000,000) in the aggregate, and Fifteen Million Dollars ($15,000,000) in umbrella/excess liability coverage, for damage, injury and/or death to persons and damage and/or injury to property;

(ii)           Auto Liability Insurance with a combined single limits for bodily injury and property damage of not less than $2,000,000;

(iii)          Worker’s Compensation Insurance and Employer’s Liability Insurance coverage required under the laws of each state in which Marketing Agency conducts business operations in any way related to the Client Indemnitees.

(iv)          Errors and Omissions Liability Insurance, including a severability of interest endorsement, in an aggregate amount not less than $5,000,000 per occurrence; and Marketing Agency shall, upon full execution of this Agreement (and on the policy anniversary dates or as otherwise reasonably requested by Client and THRI), obtain from its insurers certificates confirming that all required insurance coverage is in effect and Marketing Agency shall obtain copies of all endorsements that add the Client Indemnitees as additional insureds to the polices.

(d)           All certificates of insurance and policy endorsements required herein shall be provided by Marketing Agency to The TDL Group Corp., 226 Wyecroft Road, Oakville, Ontario, L6K 3X7 Attention: Director, Safety and Risk Management,

(e)            Marketing Agency shall use best efforts to require all third party subcontractors and suppliers, including, but not limited to Affiliates of Marketing Agency, to maintain insurance coverages consistent with the requirements and amounts set forth in this Section 27. Notwithstanding the foregoing, in the event that Marketing Agency’s third party contractors do not maintain the insurance requirements as provided herein, Marketing Agency acknowledges and agrees that it shall have full responsibility on such third party contractor’s behalf. Marketing Agency shall cause each such insurance carrier to issue a certificate to Client and THRI, which (i) shall be sent to THRI as set forth in Section 27(d) above; and (ii) will describe such insurance carrier’s coverage, and provide that such insurance carrier will not terminate, cancel or materially modify such insurance coverage without thirty days' prior written notice to Client.

Appendix

6.              (f)           Marketing Agency’s failure to secure and maintain proper insurance coverage or failure to ensure that all of Marketing Agency’s third party subcontractors and suppliers, including, but not limited to Affiliates of Marketing Agency, have the proper insurance coverage as required above, will not relieve Marketing Agency of its responsibility to indemnify and defend a Client Indemnitee, and shall, of itself, constitute a material breach of this Agreement.

Term & Termination

28.           (a)           This Agreement will be effective as of the date hereof and will continue indefinitely unless and until terminated on ninety (90) days' written notice by either Client or Marketing Agency. Termination may, at Client's option, be made separately with respect to any or all services provided by Marketing Agency. In the event Client determines that Marketing Agency's appointment should terminate with respect to some, but not all, services provided by Marketing Agency, the above procedure will apply on a service-by-service basis.

(b)            In the event that either party shall breach any provision of this Agreement or shall default in the performance of any of its obligations hereunder, the party not in breach or default may at its option terminate this Agreement by giving written notice to the other party specifying the said default and such party's intention to terminate, such termination to be effective forty-five (45) days following the giving of such notice, unless the party in breach or default shall have cured such breach or default prior to the expiration of such period.

(c)           In the event Marketing Agency fails to maintain the insurance policies required by Section 26(a) hereof, Client shall have the right to terminate this Agreement effective on or at any time thereafter.

(d)           This Agreement shall be deemed terminated immediately without prior notice or legal action by either party if the other party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against the other party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and such proceeding is not dismissed within sixty (60) days; or the other party shall take any action to authorize any of the actions set forth above in this subsection (d).

(e)           Client may terminate this Agreement without prior notice or legal action at any time following a change in control in Marketing Agency. For the purposes of this Agreement, "change in control" shall mean (1) a change in the membership of Marketing Agency's board of directors by one-half during any two-year period, (2) a change in beneficial ownership by any person, corporation or group of 20% or more of the voting power of Marketing Agency, and/or (3) a merger, consolidation, liquidation or dissolution of Marketing Agency, or a sale of substantially all of the assets of Marketing Agency. Marketing Agency shall immediately notify of any such change in control.

Appendix

(f)            The termination of this Agreement shall be without prejudice to either parties' right to recover any monies due hereunder, including any such rights arising out of obligations hereunder of indemnification, or any other rights or remedies of the parties.

29.           The respective rights and responsibilities of Client and Marketing Agency will continue in force during the notice period relative to termination. Termination of Marketing Agency's right and obligation to perform services hereunder will be effective at the end of the notice period, or thereafter as determined by Client and provided in the notice, and:

(a)            With respect to services being provided to Client, Marketing Agency will bill Client for all amounts which Client is obligated to pay under this Agreement for services performed through the date of termination and Client-approved expenses related thereto (to the extent it has not done so already), and Client will pay such amounts in the ordinary course of business;

(b)           Regardless of any dispute between the parties hereto including but not limited to disputes concerning the payment of money and irrespective of the termination of this Agreement, upon payment in full of all undisputed amounts due and owing from Client to Marketing Agency, Marketing Agency shall transfer and assign, together with any copyrights thereon, and shall ship or deliver to Client (or if Client prefers, to any other entity) all property and materials belonging to or purchased for Client that are in the possession or control of Marketing Agency including but not limited to all materials containing Client’s Intellectual Property, all manuals, artwork, colour separations, research, advertising and promotional copy, layouts, scripts, franchise lists, and computerized data files, Confidential Information and all other information regarding Client's advertising, sales, market surveys and all rights and claims thereto within thirty (30) days after the effective date of the termination of this Agreement, and shall allow Client access to same during the period of time between the date of termination notice and delivery/shipment; no extra compensation is to be paid to Marketing Agency for its services in connection with this transfer or access; and

(c)              At the request of Client, Marketing Agency will transfer to Client all rights and obligations under existing contracts or commitments entered into by Marketing Agency, in connection with services to be provided to Client under this Agreement, except that any non-transferable contract or commitment will be carried to completion by Marketing Agency and paid for by Client in accordance with the terms of this Agreement, unless some other mutually acceptable approach is agreed to, in writing.

30.             All notices in connection with the termination of this Agreement shall be in writing and hand delivered or sent by certified mail, return receipt requested or by courier service such as UPS or Federal Express, addressed to the addresses set forth on Appendix H or such other address as may be designated in writing. Each notice shall be deemed to have been given: (i) when received, if given in person; or (ii) on the date of receipt or refusal, if otherwise given.

Appendix

7.             31.           The provisions of this Agreement set forth in Sections 21, 22, 23, 24, 25, 26, 27, 29, 31, 32, 33, 34, 35, 36, 37, 38 and 40 shall survive any termination of this Agreement.

Miscellaneous

32.            During the term of this Agreement and for one year thereafter, representatives or agents designated by Client may, upon reasonable notice and during normal business hours, examine the records and files of Marketing Agency, covering Marketing Agency's dealings on behalf of Client and or Franchisees with production vendors and other third parties. Client shall have access to the time records of all Marketing Agency employees who work or have worked on the Client and/or Franchisee account and to cost accounting records of Marketing Agency relating solely to the services performed by Marketing Agency hereunder, except for individual salaries. All such records shall be made available to Client at the home office of Marketing Agency in [____________].

33.            This Agreement shall be governed and construed under and in accordance with the laws of [ ]. In the event of litigation between the parties arising under or in connection with this Agreement, such litigation shall be brought only in __________, and the parties hereto irrevocably submit to the jurisdiction of such courts in connection with such actions.

34.            This Agreement may not be assigned, either directly or by operation of law, by Marketing Agency, except with the express prior written consent of Client.

35.            The failure of either party to object to or take affirmative action with respect to any conduct of the other which is a breach of the terms of this Agreement shall not be construed as a waiver thereof or of any future breach or subsequent wrongful conduct.

36.            This Agreement represents the entire agreement between Client and Marketing Agency and supersedes and cancels any prior oral or written agreement, letter of intent or understanding related to the subject matter hereof.

37.            No partnership, joint venture or employment relationship is created between Client and Marketing Agency by this Agreement. Marketing Agency and its employees, in regard to their relationship with Client, shall be independent contractors.

38.            The parties hereto agree that in the event of a breach of any provision of this Agreement, the aggrieved party may be without an adequate remedy at law. The parties therefore agree that in the event of a breach of any provision of this Agreement, the aggrieved party may elect to institute and prosecute proceedings in the appropriate court, pursuant to Section 32 hereof, to enforce such provision through specific performance, or to enjoin the continuing breach of such provision, as well as to obtain damages for breach of this Agreement. By seeking or obtaining any such relief, the aggrieved party shall not be precluded from seeking or obtaining any other relief to which it may otherwise be entitled.

Appendix

39.            It is of critical importance to Client that Marketing Agency perform services pursuant to this Agreement in good faith and in concert with other advertising, marketing, public relations and promotion firms selected by Client and/or THRI during the term of this Agreement for the overall best interests and welfare of Client and THRI. Marketing Agency agrees to actively involve itself in such group efforts during the term of this Agreement. Active involvement shall include, but not be limited to participation by Marketing Agency key creative and management personnel designated by Client and/or THRI; attendance by such key personnel at all meetings; full release and exchange of ideas, information, techniques and proposals; and, full disclosure of, and discussion concerning, concepts, designs, plans, objectives, strategies, creations and research of Marketing Agency in regard to Client and THRI.

40.            The language in all parts of this Agreement shall be construed, in all cases, according to its fair meaning. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

41.            THRI shall be a third party beneficiary under this Agreement with full authority to enforce all obligations of Marketing Agency as it relates to THRI’s rights set forth herein, including, but not limited to, with respect to the THRI Intellectual Property.

Appendix

APPENDIX A

Scope of Services

[Insert Scope of Services as agreed between
Master Franchisee and Marketing Agency]

Appendix

APPENDIX B

PERSONAL INFORMATION & SECURITY

Definitions

(a)           “Security Breach” means: (1) any act or omission that materially compromises either Personal Information or the physical, technical, administrative, or organizational safeguards put in place by Agency (or its agents or subcontractors) that relate to the protection of Personal Information; or (2) receipt of a complaint in relation to the privacy practices of Agency, a breach or alleged breach of this Agreement or the privacy or data protection policies of Agency that involve Personal Information.

(b)           “Personal Information” means information provided by or at the direction of Tim Hortons Restaurants International GmbH (“THRI”), or to which access was provided in the course of Agency’s performance of the Agreement that: (1) identifies or distinguishes an individual, such as name, signature, address, telephone number, email address, date of birth, device ID, or any other unique identifier as pursuant to applicable law; or (2) that can be used to authenticate that individual including employee identification number, Social Security Number, driver’s license number or other government-issued identification number, passwords or personal identification numbers (PINs), biometric or health data, answers to security questions, or other personal identifiers. THRI employee’s business contact information is not by itself Personal Information. Personal Information qualifies as Confidential Information under this Agreement.

(c)           “Highly Sensitive Personal Information” means a person’s government-issued identification number, financial account number, credit card number, debit card number, credit report, or biometric or health data.

Security Breach Notification

(a)            Agency shall notify THRI and the Company immediately of a Security Breach, and in any event within twelve (12) hours, after it becomes aware of such breach and shall provide THRI and the Company with the name and contact information for a primary security contact within Agency who will be available to assist THRI 24 hours per day, 7 days per week in resolving obligations associated with the Security Breach. Agency shall notify THRI and the Company of any Security Breach by e-mailing.

(b)            Immediately following such discovery and notification to THRI and the Company, the parties will coordinate with each other to investigate the Security Breach. Agency agrees to fully cooperate with THRI and the Company in THRI’s and the Company’s handling of the matter, including any investigation, providing THRI with physical access to the facilities and operations affected, facilitating interviews with Agency’s employees and others involved in the matter, and making available all relevant records, logs, files, and data reporting or other obligations required by applicable law, regulation, standard, or as otherwise required by THRI and the Company.

(c)            Agency shall take immediate steps to remedy the Security Breach at Agency’s expense in accordance with applicable privacy rights, laws, and standards. Agency shall reimburse THRI and the Company for actual costs incurred in responding to and/or mitigating damages caused by a Security Breach.

Appendix

(d)            Except as may be expressly required by applicable law, Agency agrees that it will not inform any third party (other than applicable law enforcement or as required by applicable law) of any Security Breach without first obtaining THRI’s and the Company’s prior written consent, other than to inform a complainant that the matter has been forwarded to THRI’s legal counsel. Further, Agency agrees that THRI and the Company shall have the sole right to determine: (1) whether notice of the Security Breach is to be provided to any individuals, regulators, law enforcement agencies, consumer reporting agencies, or others as required by law or regulation, or in THRI’s and the Company’s discretion; and (2) the contents of such notice, whether any type of remediation may be offered to affected persons, and the nature and extent of any such remediation. Any such notice or remediation shall be at Agency’s sole cost and expense.

(e)            Agency agrees to cooperate with THRI and the Company in any litigation or other formal action against third parties deemed necessary by THRI and the Company to protect its rights.

(f)             Agency will promptly use its best efforts to prevent a recurrence of any such Security Breach. Upon THRI’s request, Agency shall, at its sole costa and expense, engage a third party security company agreed upon by THRI and Agency, to conduct a security audit and to provide a written security plan to address any issues related to such Security Breach and as otherwise identified in such audit.

Standard of Care

Agency acknowledges that in the course of its performance of the services, Agency may receive or have access to Personal Information. In recognition of the foregoing, Agency covenants and agrees that:

(a)            It will keep and maintain all Personal Information in strict confidence, using such degree of care as is appropriate to avoid unauthorized use, transfer, sharing, or disclosure.

(b)            It will use and disclose Personal Information solely and exclusively for the purposes for which such information, or access to it, is provided pursuant to the terms of this Agreement, and will not use, sell, rent, transfer, distribute, or otherwise disclose or make available Personal Information for Agency’s own purposes or for the benefit of anyone other than THRI and the Company without THRI’s and the Company’s express written permission.

(c)           It will not, directly or indirectly, disclose Personal Information to anyone outside THRI and the Company including subcontractors, agents, outsourcers and auditors (hereinafter a “Third Party”), without express written permission from THRI and the Company unless and to the extent required by law enforcement or government bodies or as otherwise to the extent expressly required by applicable law or regulations. To the extent Agency discloses or makes Personal Information available to a Third Party, Agency shall remain liable to THRI and the Company for the actions and omissions of the Third Party and shall require pursuant to a written agreement signed by the Third Party that the Third Party complies with the terms and conditions of the Agreement including the data privacy and security requirements terms set forth in this Agreement, as if they were Agency.

Appendix

Information Security

(a)          Agency is responsible for any unauthorized collection, access, use, storage, disposal, or disclosure of Personal Information by its employees, agents or subcontractors under its control or in its possession. Without limiting the foregoing, Agency shall implement and maintain appropriate safeguards to protect the Personal Information that are no less rigorous than accepted industry practices (such as ISO 27001:2013, SOC 2 Type 2, SOC 2 Type 1 or other industry standards of information security) to protect the Personal Information from unauthorized access, destruction, use, modification, or disclosure, as well as with the Payment Card Industry Data Security Standard requirements (PCI DSS).

(b)          At a minimum, Agency’s information safeguards shall include: (1) secure business facilities, data centers, paper files, servers, back-up systems and computing equipment including, but not limited to, all mobile devices and other equipment with information storage capability; (2) network, device application, database and platform security; (3) secure transmission, storage and disposal; (4)  authentication and access controls within media, applications, operating systems and equipment; (5) encryption of Highly Sensitive Personal Information stored on any electronic notebook, portable hard drive, or removable electronic media with information storage capability, such as compact discs, flash drives and tapes; (6) encryption of Highly Sensitive Personal Information when transmitted over public or wireless networks; (7) strictly segregating Personal Information from information of THRI/Company competitors so that both types of information are not commingled on any one system; (8) personnel security and integrity including, but not limited to, background checks consistent with applicable law; and (9) limiting access of Personal Information, and providing privacy and information security training, to Agency’s Authorized Employees. “Authorized Employees” are Agency’s employees or contractors who have a need to know or otherwise access the Personal Information to enable Agency to perform its obligations under this Agreement, and who are bound in writing by obligations of confidentiality sufficient to protect the Personal Information in accordance with the terms of this Agreement.

(c)          Upon THRI’s and the Company’s written request, Agency will promptly identify all Authorized Employees in writing as of the date of the request. During the term of each Authorized Employee’s employment by Agency, Agency will at all times cause such Authorized Employees to strictly abide by its obligations under this Agreement. Agency further agrees that it will maintain a disciplinary process to address any unauthorized access, use or disclosure of Personal Information by any of Agency’s officers, partners, principals, employees, agents or independent contractors.

(d)          Upon THRI’s or the Company’s written request, Agency shall provide THRI and the Company with a network diagram that outlines Agency’s Information Technology network and all equipment in relation to fulfilling the terms of this Agreement, including: (1) connectivity to THRI and the Company and all third parties who may access Agency’s network to the extent the network contains Personal Information; (2) all network connections including remote access services and wireless connectivity; (3) all access control devices (e.g., firewall, packet filters, intrusion detection, access-list routers); (4) any backup or redundant servers, and (5) permitted access through each network connection.

Appendix

Oversight of Security Compliance

Upon request, Agency shall grant THRI and the Company, or a third party acting on THRI’s or the Company’s behalf, permission to perform an assessment, audit, examination, or review of controls in Agency’s environment in relation to the Personal Information being handled and/or services being provided to confirm compliance with the Agreement, as well as any applicable laws, regulations, and industry standards. Agency shall fully cooperate with such assessment by providing access to knowledgeable personnel, physical premises, documentation, infrastructure, and application software that processes, stores, or transports Personal Information pursuant to the Agreement. In addition, upon request, Agency shall provide THRI with the results of any audit performed at Agency’s sole cost and expense that assesses the effectiveness of Agency’s information security program as relevant to the security and confidentiality of Personal Information shared during the course of this Agreement.

Injunctive Relief

Agency acknowledges and agrees that a breach of any data privacy and security obligation set forth in this Agreement may result in irreparable harm for which monetary damages may not provide a sufficient remedy, and as a result, THRI and the Company will be entitled to seek both monetary damages and equitable relief. Further, Agency’s failure to comply with any of the provisions of this Agreement shall be deemed a material breach of the Agreement, and THRI may terminate the Agreement for cause without liability to Agency.

Indemnity

Agency will indemnify, defend and hold harmless THRI and the Company, and their parents, subsidiaries and affiliates, and each of their respective officers, shareholders, directors,employees, and agents and all of their sccessors and assigns from and against any third party claims, suits, judgments, losses, fines, liabilities, assessments and expenses (whether fixed or contingent, and including reasonable attorneys’ fees and expenses) that arise from or are related to any failure to comply with any of Agency’s data privacy and security obligations under the Agreement, or Agency’s gross negligence or wilful misconduct that results in a Security Breach.

Appendix

APPENDIX C

MARKETING AGENCY COMPENSATION

Base Compensation: Client shall pay Marketing Agency the monthly sum of _____________________________ ($__________), commencing on the effective date of this Agreement and continuing each month thereafter through the termination date of this Agreement (unless otherwise modified in writing by the parties hereto), payable on the first day of each such month.

Appendix

APPENDIX D

THE CODE OF BUSINESS ETHICS AND CONDUCT

FOR VENDORS

[to be the same as Appendix A.3 to Exhibit E to this Agreement below]

Appendix

APPENDIX E

BILLING PROCEDURES

[to be inserted as agreed between Master Franchisee and Marketing Agency]

Appendix

APPENDIX F

IP PROTECTION CLAUSE FOR CONTRACTS BY MARKETING AGENCY

[to be inserted by Master Franchisee]

Contract Provision to be included in Agency Contracts with Third Parties:

[Third Party] understands and agrees that all material worked on or developed by [Third Party], including but not limited to concepts, ideas, recommendations, copy, layouts, scripts, research, camera work, tape footage and production work, including preliminary drafts or versions thereof, shall be the exclusive property of Tim Hortons Restaurants International GmbH, which material Tim Hortons Restaurants International GmbH shall have the full, free and exclusive right to use in any way, and such right shall include but is not limited to the right to sublicence the use of the material to others.  [Third Party] acknowledges that all such material, including, but not limited to, all intellectual property rights therein is and shall be deemed to be work made for hire and that [Third Party] has no interest therein, including, without limitation, any security interest in such property, and hereby releases to Tim Hortons Restaurants International GmbH any interest therein which may be created by operation of law. If, for any reason, any of such materials is not found to have been created as work made for hire, [Third Party] hereby assigns all its right, title and interest in and to such materials, including the copyrights of such material, to Tim Hortons Restaurants International GmbH. [Third Party] hereby waives any and all so-called moral rights in and to the materials. [Third Party] shall execute, acknowledge and deliver to Tim Hortons Restaurants International GmbH any instruments that, in the sole judgment and discretion of THRI, may be deemed necessary to carry out, give effect to, or evidence such assignment, and to protect the rights of Tim Hortons Restaurants International GmbH in the materials, and otherwise to carry out the purposes and intent of this provision.

Appendix

APPENDIX G

NON-DISCLOSURE AGREEMENT

[to be inserted as agreed between Master Franchisee and Marketing Agency]

Appendix

APPENDIX H

NOTICE DETAILS

[to be inserted]

Appendix

Appendix A.3

RESTAURANT BRANDS INTERNATIONAL

CODE OF BUSINESS

ETHICS AND CONDUCT

for Vendors

At RBI, we are committed, very simply, to "doing what's right." This means that everything we do to drive our key business strategies must be done with the highest standards of ethics, honesty and integrity. Our philosophy is simple: integrity, honesty and compliance with the law are not optional. When it comes to ethics, there is no compromise.

RBI is a global citizen. We live and work alongside our constituents, and value their interests as our own. Fundamental respect for all people, and our planet, guides our corporate conscience. RBI is committed to diversity and inclusion, dignity for all workers along our entire supply chain, food safety and animal welfare, sensitivity towards the environment, and a spectrum of civic and charitable priorities that promote our shared future in the communities we serve.

We also believe that our Vendors should observe the same philosophy in their actions and relationships affecting the RBI System. We appreciate that these Vendors are independent businesses that manage their operations and their employees in their sole discretion. We also recognize that our Vendors may operate in areas of the world where legal and cultural norms differ from ours. Even so, our Vendors provide the ingredients in our food, the equipment used to make it and many other critical inputs into our business. That’s why our commitment to “doing what’s right” simply can’t be achieved without the same commitment from them. That’s also why RBI has established this Code – to set forth the basic requirements that must be met by all Vendors.

UNDERSTANDING THE CODE

When we say “Code”, we are referring to this Code of Business Ethics and Conduct for Vendors. References to “RBI”, “us” and “we” mean Restaurant Brands International Inc. and its affiliates and subsidiaries. When we refer to the “RBI System”, we mean RBI and the system of restaurants operating under the Tim Hortons® and Burger King® brands around the world. When we refer to “Vendors”, we mean the vendors, suppliers and other third parties approved to do business with the RBI System, and if those Vendors use subcontractors to provide goods or services to us, then the term “Vendor” also includes those subcontractors.

Compliance with this Code is each Vendor's individual responsibility. It is also the responsibility of Vendors to ensure that their employees, officers, agents and subcontractors (including sub-assembly factories) comply with this Code. Accordingly, we recommend that Vendors regularly communicate this Code and its requirements to all parties who perform work on behalf of the Vendor for the RBI System.

The provisions of this Code are intended only to confirm the basic requirements that must be met by Vendors to the RBI System and does not create third party beneficiary rights of any kind for any third party. The requirements set out in this Code operate in addition to, not in lieu of, obligations set forth in any agreements between a Vendor and RBI or its agents.

In addition, Vendors are expected to observe the basic principles set forth in RBI’s Code of Business Ethics and Conduct for Non-Restaurant Employees, which is designed to ensure compliance by RBI employees with ethical guidelines and applicable laws and regulations (a copy of which is available on www.rbi.com). Vendors that have their own code of conduct for employees can meet this requirement through compliance with their own code, provided that it embodies the same philosophy and basic principles as RBI’s.

BUSINESS INTEGRITY

Compliance with Laws and Industry Standards. Vendors are required to operate in full compliance with all applicable local and national laws and regulations in the jurisdictions in which they do business, including those relating to labour and employment, health and safety, human and civil rights, food safety, animal welfare and the environment. Where industry standards are more rigorous than legal requirements, Vendors are expected to comply with the higher standard.

Anti-Bribery and Corruption. Vendors must not pay bribes, accept kickbacks, engage in extortion, fraud or embezzlement, or take any other action that would violate, or cause RBI to violate, the Corruption of Foreign Public Officials Act (Canada), the Foreign Corrupt Practices Act (U.S.) or any other applicable anti-bribery or corruption laws or regulations.

Conflict of Interest. Vendors are expected to disclose to RBI any existing or prospective situation that presents an actual conflict of interest or that could have the appearance of a conflict of interest, in relation to its role as a Vendor to RBI. This includes situations in which an RBI employee or contractor has an interest in, or economic ties with, the Vendor’s business, or otherwise attempts to obtain personal benefit by virtue of his or her position.

Gifts and Entertainment. Working together means that there may be instances in which our Vendors engage in business-related entertainment with RBI employees or other representatives of the RBI System. There may also be instances in which small gifts or promotional items may be exchanged in the normal course of business. Such activities may be acceptable as long as they are reasonable, both in cost and scope, are conducted in the best interest of RBI in connection with RBI business and are not intended or expected to, and do not, influence RBI's business-related decisions.

Confidential Information. In the course of their business relationship with RBI, Vendors may gain knowledge of, or receive access to, confidential information belonging to RBI. This includes information of a sensitive or proprietary nature, trade secrets and other non-public information. Vendors are required to safeguard and maintain in strict confidence all confidential information of RBI and must not disclose RBI’s confidential information to other parties, except as authorized in writing by an officer of RBI or when disclosure is required by law. In meeting this requirement, Vendors are expected to use at least the same degree of care to prevent unauthorized disclosure as the Vendor would use in respect of its own confidential information. In no event may a Vendor or any of its employees or agents take for themselves opportunities that are discovered through the use of RBI’s confidential information or use RBI’s confidential information for personal gain. Vendors are reminded that their obligations to RBI in respect of confidential information extend even after their business relationship with RBI has ended.

Data Security. Vendors who receive access to sensitive information belonging to RBI or its employees, franchisees, guests or business partners are required to take all steps necessary to maintain the security of that data. Vendors are required, at a minimum, to comply with all applicable data security laws and regulations, and prevailing industry standards. Upon request, Vendors should be prepared to share with RBI their data security policies and procedures and any applicable business continuity plans or practices.

Intellectual Property. Any use of RBI’s trademarks, logos, domain names or other intellectual property by Vendors must be submitted to RBI’s Legal Department for approval prior to use. Vendors are also expected to respect RBI’s intellectual property and take steps to prevent its misuse.

SUSTAINABILITY

Food Values. We are committed to providing our guests with high quality and great-tasting food. Our unwavering commitment to food safety and food quality requires that our Vendors share in that commitment. At a minimum, Vendors must meet product quality and food safety standards mandated by applicable laws and regulations, must comply with RBI’s product quality and food safety requirements, and must meet or exceed industry standards for product quality and food safety.

The Environment. At RBI, we embrace our responsibility to the environment, we are committed to doing our part with respect to energy, water and waste, and we expect our Vendors to do the same. All Vendors are required to comply with applicable local and national laws and regulations in relation to the protection of the environment. Vendors are also encouraged to establish procedures to manage, measure and, where possible, reduce factors related to their environmental impact, including energy usage, fossil fuel usage, water usage, wastewater and solid waste (including by-products and hazardous waste), air emissions (including greenhouse gases) and handling of hazardous substances, and to provide reports on such procedures to RBI as RBI may request.

Responsible Sourcing. We believe in responsible sourcing at all levels of our supply chain. Our commitment to responsible sourcing is demonstrated, in part, through our participation in beef sustainability initiatives and our establishment of the Tim Hortons Coffee Partnership. Our commitment also extends to improving animal welfare and working toward the elimination of deforestation. Further information about these initiatives and our commitment to responsible sourcing is available in our Sustainability Framework and in a number of other policy documents available on www.rbi.com.

We expect Vendors to assist us in meeting our commitment to responsible sourcing. Upon request, Vendors are required to provide clear, timely and accurate reporting to RBI regarding the origins and facilities within their supply chain. Vendors are also encouraged and, in some instances, expected to demonstrate their own commitment to responsible sourcing by participating in initiatives and roundtables, and by putting into effect transition plans aimed at aligning their operations with RBI’s responsible sourcing commitments.

WORKING CONDITIONS

Wages and Benefits. Vendors must compensate their employees by providing wages, benefits and overtime premiums that meet or exceed the minimum legal requirements in the jurisdiction in which the Vendor is doing business, or the local industry standard, whichever is greater. If local laws do not provide for overtime pay, hourly wage rates for overtime must be at least equal to the rates for the regular work shift. Vendors must pay their employees in a timely manner, accounting for all hours worked, and must communicate to their employees the basis upon which their compensation was calculated.

Working Hours. Vendors are expected to carry out their operations in ways that limit overtime to a level that ensures humane and productive working conditions. Vendors are required to follow all applicable national and local laws and industry standards pertaining to the number of hours and days worked by all employees who perform work for the RBI System. Where there are no applicable laws, a workweek should be restricted to 60 hours, including overtime, except in emergency or unusual situations, and employees should be allowed at least one day off every seven days.

Forced Labour. RBI believes that employment should be freely chosen. Accordingly, RBI has zero tolerance for involuntary labour of any kind, and will terminate its business relationship with any Vendor who uses involuntary labour or purchases from any subcontractor who uses involuntary labour of any kind. In addition, Vendors must not subject their employees to any restrictions on their freedom of movement unrelated to the conditions of their employment, including requiring their employees to surrender any government-issued identification, passports or work permits as a condition of employment.

Child Labour. Vendors must comply with all applicable child labour laws, including those related to minimum age, hiring, wages, hours worked, overtime and working conditions. The minimum age for full time workers must not be less than 15 years of age, except as permitted in accordance with International Labour Organization practices.

Diversity, Discrimination and Harassment. RBI values, honours and respects differences and diversity in its employees, franchisees, guests and Vendors. RBI expects Vendors to provide a work environment that offers equal opportunity to their employees and that is free from unlawful discrimination or harassment – one in which each employee is treated with dignity and respect. No form of discipline involving corporal punishment, abuse or harassment (whether psychological, sexual or verbal) is permitted, and disciplinary measures must comply with local laws and internationally recognized human rights.

Freedom of Association. Vendors must respect the rights of their employees to associate, or not associate, with any group, and must comply with local laws regarding employees’ rights to freely join and form workers’ organizations. Vendors must not threaten, penalize, or discriminate against employees based on union membership, or make employment conditional on relinquishing union membership or an agreement not to join a union.

Health and Safety. Vendors are expected to provide all of their employees with a safe and healthy working environment and, where provided, living environment. Vendors must comply with all applicable laws regarding working conditions, including workplace health and safety, sanitation, fire safety, risk protection, and electrical, mechanical and structural safety. At a minimum, Vendors must provide potable drinking water, clean and accessible restrooms, adequate lighting and ventilation, fire and emergency exits, essential life safety equipment, emergency aid kits and access to emergency medical care. In addition, Vendors should establish their own health and safety policies and should take all reasonable steps to implement adequate health and safety measures to protect workers from workplace accidents and injuries.

Employment Status. Vendors are required to comply, and to ensure their employees’ compliance, with all applicable immigration laws and regulations, and must only employ workers who are legally authorized to work in the jurisdiction in which the Vendor operates. Vendors are expected to verify their employees’ work authorization status, and to maintain records to support their verification.

COMPLIANCE

Acknowledgment. As a condition of doing business with the RBI System, each and every Vendor must comply with this Code. Vendors agree that providing goods or services to the RBI System constitutes an acknowledgment by a Vendor that it understands the requirements set forth in this Code, is in compliance with all requirements of this Code, and will continue to comply with such requirements during the time it is an active Vendor to the RBI System.

Audits and Records. Vendors are expected to maintain appropriate records to demonstrate their compliance with this Code. RBI shall have the right to monitor compliance with this Code, including the right to conduct, or have its designee conduct, unannounced inspections of Vendors' facilities and records, and the right, in connection with such inspections, to conduct interviews of the Vendors’ employees. If RBI determines that any Vendor has violated this Code, RBI may terminate its business relationship with the Vendor or require the Vendor to implement a corrective action plan.

Reporting Violations. Vendors are responsible for promptly reporting to RBI any known or suspected violations of this Code or the RBI Code of Business Ethics and Conduct for Non-Restaurant Employees, including any violations by an employee, officer, agent or subcontractor of RBI or a Vendor. To report a violation, please call RBI’s ethics hotline at 1-866-897-9770, or write to RBI’s chief compliance officer at 226 Wyecroft Road, Oakville, Ontario, Canada L6K 3X7.